Exhibit 10.1

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

dated as of

November 9, 2015,

among

T-MOBILE USA, INC.,

THE LENDERS PARTY HERETO

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

and

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC,

and

GOLDMAN SACHS BANK USA,

as Co-Documentation Agents

DEUTSCHE BANK SECURITIES INC.,

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC,

and

GOLDMAN SACHS BANK USA,

as Lead Arrangers and Joint Bookrunners

CREDIT SUISSE SECURITIES (USA) LLC,

MORGAN STANLEY SENIOR FUNDING, INC.

and

ROYAL BANK OF CANADA,

as Co-Arrangers

i

(continued)

(continued)

(continued)

SCHEDULES:

2.1	Lenders
3.3	Governmental Requirements
3.4	Consents, Approvals, Registrations and Filings
3.8	Title Exceptions
3.9	Intellectual Property Exceptions
5.14	Post-Closing Matters

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	[Reserved]
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F	Form of Senior Pari Passu Intercreditor Agreement
G	Form of Term Note
H-1 – H-4	Forms of US Tax Compliance Certificates
I	Form of Borrowing Request
J	Form of Solvency Certificate

TERM LOAN CREDIT AGREEMENT, dated as of November 9, 2015, among T-MOBILE USA, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Term Loan Lenders extend credit to the Borrower in the form of Senior Lien Term Loans on the Closing Date in an initial aggregate principal amount of up to $2,000,000,000 pursuant to this Agreement, to be used by the Borrower and its Subsidiaries for general corporate purposes of the Borrower and its Subsidiaries, which may include acquisition of additional spectrum, capital investments and repayment of certain indebtedness.

The Lenders have indicated their willingness to extend credit on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Debt” with respect to any specified Person:

(a)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

The term “Acquired Debt” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such asset, as the case may be.

“Additional Lenders”: any Eligible Assignee that makes an Incremental Term Loan or Replacement Term Loan pursuant to Section 2.23 or 2.24.

“Adjusted LIBO Rate”: with respect to any Eurodollar Borrowing, for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that the Adjusted LIBO Rate shall in no event be less than 0.75%.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Agent Fee Letter”: as defined in Section 2.13.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliated Lender”: DT and its Affiliates (but only so long as DT is an Affiliate of the Borrower), other than (a) Parent, the Borrower or any Subsidiary of the Borrower or (b) any natural Person.

“Affiliated Lender Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-2 or any other form approved by the Administrative Agent and the Borrower.

“Agent Indemnitee”: as defined in Section 8.7.

“Agents”: the collective reference to the Administrative Agent and the Documentation Agents.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date (or, in the case of any Incremental Facility, the Incremental Facility Closing Date), the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Term Loan Credit Agreement.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1.00% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.00%; provided, that the Alternate Base Rate shall, in no event, be less than 1.75%; provided, further, that for the purpose of clause (c), the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) LIBO Rate for deposits in US Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“Applicable Discount”: as defined in Section 2.12 (f)(iii).

“Applicable Margin”: a rate per annum equal to (a) for ABR Loans, 1.75%, and (b) for Eurodollar Loans, 2.75%.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: the collective reference to Deutsche Bank Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Barclays Bank PLC, Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC., Morgan Stanley & Col LLC and Royal Bank of Canada, as arrangers for the Term Loan Facility.

“Asset Acquisition”:

(a)	an Investment by the Borrower or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Borrower or any of its Restricted Subsidiaries but only if (x) such Person’s primary business constitutes a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Restricted Subsidiaries immediately prior to such Investment, or

(b)	an acquisition by the Borrower or any of its Restricted Subsidiaries of the property and assets of any Person, other than the Borrower or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person but only (x) if the property and assets so acquired constitute a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Restricted Subsidiaries immediately prior to such acquisition.

“Asset Disposition”: the sale or other disposition by the Borrower or any of its Restricted Subsidiaries other than to the Borrower or another Restricted Subsidiary of (1) all or substantially all of the Capital Stock owned by the Borrower or any of its Restricted Subsidiaries of any Restricted Subsidiary or any Person that is a Permitted Joint Venture Investment or (2) all or substantially all of the assets that constitute a division, operating unit or line of business of the Borrower or any of its Restricted Subsidiaries.

“Asset Sale”:

(a)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 6.8 hereof and not by the provisions of Section 6.4 hereof; and

(b)	the issuance of Equity Interests in any of the Borrower’s Restricted Subsidiaries or the sale by the Borrower or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;

(b)	a sale, lease, conveyance or other disposition of assets or Equity Interests between or among the Borrower and/or its Restricted Subsidiaries;

(c)	an issuance or sale of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower;

(d)	the sale, lease, sublease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(e)	the sale, conveyance or other disposition of cash or Cash Equivalents;

(f)	a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Agreement;

(g)	a Restricted Payment that does not violate Section 6.1 hereof;

(h)	arms-length sales, leases or subleases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(i)	licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business;

(j)	a Permitted Investment;

(k)	dispositions of assets to the ISIS Joint Venture;

(l)	one or more sales, conveyances, leases, subleases, licenses, contributions, or other dispositions, assignments or transfers made as part of, or in connection with, the Towers Transaction;

(m)	dispositions of financial assets and related assets pursuant to securitization or factoring agreements or other similar agreements or arrangements including to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing, in each case so long as the consideration for any such disposition is in the form of cash, retained Capital Stock or subordinated interests in such Permitted Receivables Financing Subsidiary or deferred purchase price paid from or collections on subordinated interests in the assets being sold; or

(n)	the settlement or early termination of any Permitted Bond Hedge Transaction.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-1 or any other form approved by the Administrative Agent and the Borrower.

“Auction”: as defined in Section 2.12(f)(i).

“Auction Amount”: as defined in Section 2.12(f)(i).

“Auction Notice”: as defined in Section 2.12(f)(i).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law”: Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner”: has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” pursuant to Rule 13d 5(b)(1) of the Exchange Act which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any such Person shares beneficial ownership). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficial Tax Owner”: as defined in the definition of “Excluded Taxes”.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors”:

(a)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: as defined in the preamble.

“Borrower Materials”: as defined in Section 9.1.

“Borrowing”: Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request”: a request by the Borrower for a Borrowing substantially in the form of Exhibit I.

“Business”: as defined in the preliminary statements hereto.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person, it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including investments that constitute Permitted Acquisitions.

“Capital Lease Obligation”: at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock”:

(a)	in the case of a corporation, corporate stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents”:

(a)	United States dollars;

(b)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(c)	demand deposits, certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(d)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)	commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(f)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(g)	auction rate securities rated at least “AA-” or “Aa3” by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(h)	investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (a) through (g) of this definition;

(i)	in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months, any substantially similar investment to the kinds described in clauses (a) through (g) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(j)	deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Cash Management Obligations”: obligations owed by any Loan Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Cash Management Obligation”.

“Cash Management Services”: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder or (c) compliance by any Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the occurrence of any of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(b)	the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c)	the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(d)	the Borrower ceases to be a direct or indirect Wholly Owned Subsidiary of Parent.

“Change of Control Triggering Event”: the occurrence of a Change of Control (x) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the corporate rating of the Borrower within the Ratings Decline Period by at least two out of the three Rating Agencies and (y) the corporate rating of the Borrower on any day during such Ratings Decline Period is below the rating by each such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control; provided, further that no Change of Control Triggering Event shall be deemed to occur if at the time of the applicable downgrade the corporate rating of the Borrower by at least two out of the three Rating Agencies is investment grade.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Senior Lien Term Loan Lenders, Extending Term Lenders (of the same tranche) or other Term Loan Lenders (of the same tranche, including for Replacement Term Loans or Incremental Term Loans), (b) when used with respect to Commitments, refers to whether such Commitments are Senior Lien Term Loan Commitments or any other Term Loan Commitments (of the same tranche, including for Replacement Term Loans or Incremental Term Loans) and (c) when used with respect to Loans or Borrowings, refers to whether such Loan or the Loans comprising such Borrowing, are Senior Lien Term Loans, Incremental Term Loans (of the same tranche, including Other Term Loans), Replacement Term Loans (of the same tranche), Extended Term Loans (of the same tranche) or loans in respect of the same Class of Commitments.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document.

“Commitment”: with respect to any Lender, the Term Loan Commitment of such Lender.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”: as defined in Section 9.1.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Flow”: with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b)	the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(c)	depreciation, amortization (including, non-cash impairment charges and any write-off or write-down or amortization of intangibles, but excluding, amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding, any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(d)	any net extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (i) any fees, expenses and costs relating to the Towers Transaction, (ii) any fees, expenses or charges (not covered under sub-clause (iv) below) related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Senior Notes, provided, that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (ii), (iii) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (iv) any fees or expenses relating to the Transactions and the transactions contemplated in this Agreement, including any fees, expenses or charges related to any incurrence, issuance or offering of Incremental Facilities or Incremental Equivalent Debt, or any amendment or modification of this Agreement, any other Loan Document or any documentation governing Incremental Equivalent Debt (in each case, whether or not successful) and (v) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, and costs in connection with strategic initiatives, transition costs and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(e)	losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing; plus

(f)	New Market Losses, up to a maximum aggregate amount of $300.0 million in any twelve-month period; minus

(g)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Borrower only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of the Borrower for any period prior to the Closing Date for purposes of calculating the Debt to Cash Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio”.

“Consolidated Current Assets”: of the Borrower at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding deferred tax assets, assets held for sale, loans permitted to third parties, pension assets, deferred bank fees and derivative financial instruments, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition, but adjusted to include (x) the net book value of devices being used by customers under operating leases and classified as property, plant and equipment as of such date, and (y) (i) the cash proceeds from the sale of accounts receivable in factoring and securitization transactions during the year ended on such date, net of (ii) the amount of cash collected in respect of such accounts receivable that have been sold in such transactions since the inception of such factoring and securitization arrangements, to the extent such cash has been remitted during the year ended on such date to the purchaser of such accounts receivable.

“Consolidated Current Liabilities”: of the Borrower at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding, to the extent otherwise included therein, (a) the current portion of any Funded Debt or other long-term liabilities (including Capital Lease Obligations) or interest, (b) revolving loans and letter of credit obligations under any revolving credit facilities or revolving lines of credit, (c) deferred tax liabilities, and (d) non-cash compensation liabilities and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated First Lien Indebtedness”: with respect to any Person as of any date of determination, the sum of (x) the aggregate principal amount of all Consolidated Indebtedness of such Person under the Loan Documents, and (y) other Consolidated Indebtedness of such Person that is secured on an equal or senior priority basis with such debt described in clause (x) (but without regard to the control of remedies); provided that (i) indebtedness incurred in connection with the Towers Transactions, and (ii) indebtedness constituting purchase money debt and capital leases incurred pursuant to Section 6.3(b)(iv), in each case shall not constitute Consolidated First Lien Indebtedness.

“Consolidated Indebtedness”: with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, plus (iv) any obligations of such Person and its Restricted Subsidiaries in respect of Permitted

Receivables Financing that would constitute Indebtedness but for clause (5) of the third sentence of the definition of “Indebtedness”, in each case, determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Indebtedness shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of obligations in respect of drawn letters of credit unreimbursed for at least three Business Days and (ii) Hedging Obligations unless such obligations have not been paid when due.

“Consolidated Interest Expense”: with respect to any Person for any period, the sum of, without duplication:

(a)	the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(b)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c)	any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(d)	the product of (x) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (b) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (b) of the definition thereof). Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles or the application thereof after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income”: with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(a)	the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b)

solely for the purpose of determining the amount available for Restricted Payments under clause (iii)(A) of Section 6.1(a) hereof, the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(c)	the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment), in each case, will be excluded;

(d)	unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(e)	any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees will be excluded.

“Consolidated Subsidiaries”: with respect to any Person, each other Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such first Person in accordance with GAAP.

“Consolidated Working Capital”: at any date, the result (which may be negative) of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Contractual Obligation”: with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contribution Indebtedness”: Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 150% of the aggregate amount of all Net Equity Proceeds.

“Convertible Debt”: Debt of the Borrower (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Facilities”: one or more debt facilities (including the Working Capital Facility), capital leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Party”: the Administrative Agent or any other Lender.

“Debt to Cash Flow Ratio”: with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above:

(a)	pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(b)	pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of the Borrower or has been merged with or into the Borrower or any Restricted Subsidiary during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

(c)	to the extent that the pro forma effect of any transaction is to be made pursuant to clause (a) or (b) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income;

(d)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (a) and (b) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

(e)	any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(f)	any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, if the Debt to Cash Flow Ratio is determined for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Debt to Cash Flow Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four-quarter reference period.

“Declined Proceeds”: as defined in Section 2.14(h).

“Default”: any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) under this Agreement (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent), or (d) admits that it is insolvent or has (or has a direct or indirect parent company that has) become the subject of a Bankruptcy Event. This definition is subject to the provisions of the second paragraph of Section 2.22.

“Designated Entity”: (i) Iowa Wireless Services LLC, a Delaware limited liability company, (ii) any Designated Tower Entity, or (iii) any Permitted Receivables Financing Subsidiary.

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by a Group Member in connection with an Asset Sale pursuant to Section 6.4 that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Tower Entity”: any entity established solely or primarily for the limited purpose of holding wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets, and performing other activities incidental thereto or in connection with the Towers Transaction. For the avoidance of doubt, T-Mobile USA Tower LLC and T-Mobile West Tower LLC are each Designated Tower Entities.

“Discount Range”: as defined in Section 2.12(f)(i).

“Disqualified Lender”: (i) any bank, financial institution or other institutional lender that has been identified in writing to the Arrangers as a Disqualified Lender prior to the date hereof, (ii) any other Persons who are competitors of Parent or any Group Member that are separately identified in writing by the Borrower to the Arrangers (or, after the Closing Date, to the Administrative Agent) from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than any bona-fide debt funds) that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time or (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name. The Disqualified Lenders shall be identified to the Lenders by the Administrative Agent.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Lien Term Loan Facility matures; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.1 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Documentation Agents”: Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Barclays Bank PLC and Goldman Sachs Bank USA.

“Domestic Subsidiary”: a Subsidiary that is not a Foreign Subsidiary.

“DT”: Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“DT Entities”: DT or any of its Subsidiaries (other than Parent, the Borrower or any of their Subsidiaries).

“Dutch Auction”: an auction of Term Loans conducted pursuant to Section 9.4(g) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non-pro rata basis in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures”: Dutch auction procedures as set forth in Section 2.12(f) and otherwise as reasonably agreed upon by the applicable Purchasing Borrower Party and the Administrative Agent.

“ECF Percentage”: with respect to any Excess Cash Flow Period, 50.0%; provided, that (i) the ECF Percentage shall be 25.0% if the First Lien Net Debt to Cash Flow Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.00:1.00 and greater than 1.50:1.00 and (ii) the ECF Percentage shall be 0.0% if the First Lien Net Debt to Cash Flow Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 1.50:1.00.

“Eligible Assignee”: (i) any Lender, any Affiliate of a Lender and any Approved Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course and (iii) subject to the terms of Section 2.12(f) and Sections 9.4(e) through (h), Affiliated Lenders and Purchasing Borrower Parties; provided, that “Eligible Assignee” shall not include (x) any Disqualified Lender, (y) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender or (z) any natural Person.

“Environmental Laws”: any and all Governmental Requirements pertaining in any way to health, safety, pollution, the environment or the preservation or reclamation of natural resources, in effect at any time, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation or compliance with orders and directives, fines, penalties or indemnities), resulting from or based upon (a) compliance or non-compliance with any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: each trade or business (whether or not incorporated) which, together with Borrower or any of its Subsidiaries, would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code; provided, that during any period in which all of the Lenders are DT Entities, no DT Entity shall be considered an “ERISA Affiliate” of Borrower or its Subsidiaries.

“ERISA Event”: (a) a Reportable Event, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which would be reasonably likely to constitute grounds under section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Plan.

“Euro” and “€”: the single currency of Participating Member States.

“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default”: any of the events specified in Section 7; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if any, of:

(a)	the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower for such period,

(ii) the amount of all non-cash charges (including depreciation, amortization and deferred compensation) deducted in arriving at such Consolidated Net Income for such period, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid and did not reduce Excess Cash Flow in a prior period,

(iii) the amount of the net decrease, if any, in Consolidated Working Capital for such period (other than any such decreases arising from Asset Acquisitions or Asset Dispositions by the Group Members completed during such period or the application of purchase or recapitalization accounting),

(iv) the aggregate net amount of non-cash loss on Asset Sales by the Group Members during such period (other than Asset Sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and

(v) the amount by which the tax expenses deducted in determining Consolidated Net Income for such period exceed the amount of cash taxes paid or tax reserves set aside or payable (without duplication, and including any Permitted Payments to Parent in respect of taxes) in such period, minus

(b)	the sum, without duplication, of:

(i) the amount of all non-cash credits and gains included in arriving at Consolidated Net Income for such period (excluding any such non-cash credits and gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period),

(ii) the aggregate amount actually paid by the Group Members in cash during such fiscal year on account of Capital Expenditures, except to the extent funded with External Funds,

(iii) the aggregate amount of all principal payments of, payments on Guarantees of, and payments on account of the repurchase or retirement of, Indebtedness (other than payments of amounts constituting “Indebtedness” under the second sentence of the definition thereof), payments of earn-out obligations, and the principal component of payments in respect of Capital Lease Obligations (but (x) without duplication of payments included in the Optional Prepayment Amount, (y) excluding all prepayments of the Working Capital Facility or any other revolving credit facility or revolving line of credit unless accompanied by a permanent reduction of commitments and (z) excluding mandatory prepayments of the Term Loans made pursuant to Section 2.14) of the Group Members made during such period, in each case, except to the extent funded with External Funds,

(iv) the amount of the net increase, if any, in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Group Members completed during such period or the application of purchase or recapitalization accounting),

(v) the aggregate net amount of non-cash gain on Asset Sales by the Group Members during such period (other than Asset Sales in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(vi) cash payments made during such period in respect of long-term liabilities (other than amounts constituting “Indebtedness” under the second sentence of the definition thereof and amounts covered by clause (b)(iii) (above (without giving effect to the parenthetical in such clause))) of the Group Members to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income, except to the extent funded with External Funds,

(vii) the aggregate amount actually paid by the Group Members in cash during such period on account of Permitted Acquisitions, and other Permitted Investments described in clauses (h), (i), (j), (l), (n), (o), (q), (r) and (t) of the definition thereof, in each case except to the extent funded with External Funds,

(viii) the aggregate amount actually paid by the Group Members in cash during such period on account of Restricted Payments permitted by Section 6.1(a), (b)(i), (b)(iv) (to the extent paid to a Person other than a Group Member), (b)(v), (b)(vii), (b)(viii), (b)(ix), (b)(xii), (b)(xiii), (b)(xiv), (b)(xv) and (b)(xvi), and transactions of the type described under, and permitted by, Section 6.8, in each case except to the extent funded with External Funds,

(ix) the aggregate amount of mandatory prepayments made pursuant to Section 2.14 with the proceeds of Asset Sales during such year to the extent such proceeds are included in the calculation of such Consolidated Net Income for such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, to the extent not deducted in determining Consolidated Net Income,

(xi) the amount of cash taxes (including withholding taxes and any Permitted Payments to Parent in respect of taxes, but not including taxes which had an associated lien in prior year), fees, and public safety and related charges, including, in each case, interest and penalties, paid or payable and tax and fee reserve payments in such period to the extent such tax and fee payments charged to reserves exceed the amounts set aside for such reserves for such period, in each case, to the extent they exceed the amount of tax expenses (not including expenses for taxes for which there is an associated lien), fee expenses and public safety and related charges (including, in each case, interest and penalties) deducted in determining Consolidated Net Income for such period,

(xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including acquisitions) or Capital

Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (such period, the “Next Excess Cash Flow Period”) to the extent not intended to be financed with External Funds; provided, that, to the extent the aggregate amount of funds (other than External Funds) actually utilized to finance such Investments or Capital Expenditures during such Next Excess Cash Flow Period is less than the Contract Consideration, or the amount actually paid during such Next Excess Cash Flow Period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Next Excess Cash Flow Period; provided, further, that no deduction shall be taken under any other clause of this definition of Excess Cash Flow for the Next Excess Cash Flow Period with respect to the aggregate amount of funds actually utilized or paid during such Next Excess Cash Flow Period in respect of Contract Consideration previously deducted pursuant to this clause (b)(xii),

(xiii) the aggregate amount of expenditures actually made by the Group Members in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and are not financed with External Funds; provided, that, if Consolidated Net Income is reduced in any subsequent period by an expense or charge in respect of such cash expenditure, Excess Cash Flow shall be increased by the amount of such expense or charge in such subsequent period, and

(xiv) the aggregate amount of deferred compensation paid in cash during such period.

For purposes of clauses (a)(v) and (b)(xi) above, tax expenses shall be calculated net of applicable account credits, credit memoranda, and discounts that are cash tax equivalents for tax purposes.

“Excess Cash Flow Application Date”: as defined in Section 2.14(c).

“Excess Cash Flow Period”: each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2016.

“Excess Proceeds”: as defined in the penultimate sentence of Section 6.4.

“Exchange Act”: the Securities Exchange Act of 1934.

“Excluded Assets”: the collective reference to:

(1) any owned or leased real property and any interest therein (including any fee or leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters);

(2) any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof);

(3) any letter of credit rights, a lien on which cannot be perfected by a UCC filing;

(4)(a) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect and (b) commercial tort claims asserting a claim not in excess of $35.0 million;

(5) any asset (including any Governmental Authorization or any interest therein) if the granting of a security interest or pledge under the Security Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent, approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received, in each case, after giving effect to the applicable anti-assignment provisions under the UCC of any relevant jurisdiction;

(6) Voting Stock to the extent in excess of 65% of the outstanding Voting Stock of any Subsidiary that is a Specified Foreign Subsidiary, including any CFC;

(7) Capital Stock in any joint venture (to the extent a Lien thereon is not permitted by, or would result in a violation of or default under, the terms of the joint venture agreement or other applicable agreement), Unrestricted Subsidiary or Immaterial Subsidiary;

(8) to the extent a security interest therein cannot be perfected by the filing of a UCC financing statement, deposit accounts, securities accounts or other similar accounts; provided that no proceeds of Collateral shall be excluded pursuant to this clause (8);

(9) any lease, license or other agreement (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party), in each case, after giving effect to the applicable assignment provisions under the UCC of any relevant jurisdiction, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under such UCC, notwithstanding such restriction;

(10) any Property subject to purchase money security interests, capital leases, or similar arrangements permitted hereunder, to the extent the documentation governing such purchase money security interests, capital leases, or other arrangements do not permit other Liens thereon;

(11) assets in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest under the Loan Documents in such assets (including any adverse tax consequences) is excessive in relation to the benefit to the Lenders afforded thereby;

(12) any United States intent-to-use trademark applications (and any resulting trademark registration therefrom) prior to the filing and acceptance of a statement of use or an amendment to allege use with respect thereto to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein under applicable Federal law;

(13) any Intellectual Property or rights or licenses therein other than US Patent Rights and US Trademark Rights, including any Intellectual Property, perfection of a Lien on which requires filing in a jurisdiction outside of the United States;

(14) Permitted Receivables Financing Assets sold, conveyed or otherwise transferred to a Permitted Receivables Financing Subsidiary or otherwise pledged in connection with any Permitted Receivables Financing;

(15) Capital Stock in captive insurance Subsidiaries, not-for-profit Subsidiaries, Designated Entities, and any other special purpose entities in connection with Permitted Receivables Financing; and

(16) any intercompany Indebtedness to the extent the granting of such Indebtedness as collateral or the collateral assignment, negotiation or pledge thereof is not permitted by the Working Capital Facility;

provided, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (1) through (16) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (1) through (16)); provided, further, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets”.

“Excluded Subsidiary”: any Subsidiary of Parent (other than the Borrower) that is not, and is not at the relevant date of determination required to become, a “Guarantor” under and as defined in the Senior DT Notes Base Indenture.

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US Federal withholding Taxes that are in effect and would apply to amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect (i) on the date on which such Lender acquires such interest in such Loan or, where the beneficial owner for purposes of such withholding Tax (the “Beneficial Tax Owner”) is a Person other than the Lender (such as a direct or indirect owner of such Lender), on the date on which such Beneficial Tax Owner acquires its applicable direct or indirect interest in such Loan; provided that this clause (b)(i) shall not apply to an assignee pursuant to an assignment request by the Borrower under Section 2.21(b) or (ii) on the date on which such Lender (or, as applicable, Beneficial Tax Owner) designates a new lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s (or, as applicable, Beneficial Tax Owner’s) assignor immediately before such Lender (or Beneficial Tax Owner) acquired the applicable interest in such Loan or to such Lender (or Beneficial Tax Owner) immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.19(e) and (d) any Taxes imposed under FATCA.

“Exempt Accounts”: deposit accounts, securities accounts or other similar accounts (i) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holding funds owned by Persons other than the Loan Parties, (ii) that constitute or are linked to zero-balance accounts, or (iii) that are accounts held by any Non-Loan Party Subsidiary.

“Existing Debt”: all existing Indebtedness for borrowed money of the Group Members outstanding as of the Closing Date.

“Extended Term Loans”: as defined in Section 2.25(a).

“Extending Term Lender”: as defined in Section 2.25(a).

“Extension”: as defined in Section 2.25(a).

“Extension Amendment”: as defined in Section 2.25(c).

“Extension Offer”: as defined in Section 2.25(a).

“External Funds”: collectively, cash and Cash Equivalents constituting (i) proceeds of Indebtedness (excluding borrowings under the Working Capital Facility or any other revolving credit facilities or revolving lines of credit (other than, in each case, for purposes of clauses (b)(ii), (b)(iii), (b)(vi), (b)(vii) and (b)(viii) of the definition of “Excess Cash Flow”)) of the Borrower and the other Group Members, (ii) proceeds of issuances of Capital Stock by the Borrower and the other Group Members or (iii) proceeds of any Asset Sale.

“Facility”: each of (a) the Senior Lien Term Loan Commitments and the Senior Lien Term Loans made thereunder, together with any Incremental Facility of Senior Lien Term Loans added to the same tranche pursuant to Section 2.23 (the “Senior Lien Term Loan Facility”), (b) any Incremental Facility of Other Term Loans and the Commitments and extensions of credit thereunder and (c) any Replacement Facility and the Commitments and extensions of credit thereunder.

“Failed Auction”: as defined in Section 2.12(f)(iii).

“Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Borrower’s Board of Directors or a senior officer of the Borrower, which determination shall be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto, any law, regulations, or other official guidance enacted in a non-US jurisdiction implementing such intergovernmental agreements, and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above).

“FCC”: the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry

“FCC Licenses”: all licenses or permits now or hereafter issued by the FCC.

“FCPA”: United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Lien Net Debt to Cash Flow Ratio”: with respect to any Person as of any date of determination, the ratio of (a) (i) the Consolidated First Lien Indebtedness of such Person as of such date less (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date (it being agreed that cash and Cash Equivalents subject to Permitted Liens, any Intercreditor Agreement or any other intercreditor agreement contemplated by this Agreement shall not be deemed to be restricted by virtue of such Liens or agreements) to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. The computation of such ratio shall be made in accordance with Section 1.5 and the provisions of the second paragraph and third paragraph of the definition of “Debt to Cash Flow Ratio”.

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely-transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary”: any Subsidiary of the Borrower other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia, or any direct or indirect subsidiary thereof.

“Funded Debt”: all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date and is renewable or extendable, at the option of such Person, to a date that is more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles as in effect on the “Closing Date” (as defined in the Senior DT Notes Base Indenture). Notwithstanding the foregoing, at any time, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided, that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority, including but not limited to FCC Licenses.

“Governmental Requirement”: any applicable law, treaty, statute, code, ordinance, order, determination, rule, regulation, common law, judgment, decree, injunction, franchise, Governmental Authorization, certificate, or other directive or requirement, whether now or hereinafter in effect.

“Group Member”: any of the Borrower or any of the Restricted Subsidiaries of the Borrower.

“Guarantee”: a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee and Collateral Agreement”: the Senior Lien Guarantee and Collateral Agreement among Parent, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantor”: Parent and any other Person who has guaranteed the obligations of the Borrower under this Agreement pursuant to the Guarantee and Collateral Agreement, until released from such guarantee pursuant to the provisions of this Agreement or the Guarantee and Collateral Agreement.

“Hazardous Materials”: (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hazardous Materials Activity”: any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreements”: all agreements governing Hedging Obligations.

“Hedging Obligations”: with respect to any specified Person, the obligations of such Person under:

(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

and any guarantee in respect thereof.

“IFRS”: the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Borrower that at any time has less than $100.0 million in Total Assets; provided, that the aggregate Total Assets of all Immaterial Subsidiaries shall not at any time exceed $300.0 million.

“Incremental Equivalent Debt”: Indebtedness consisting of (i) unsecured senior, senior subordinated or junior subordinated notes, or senior secured notes secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case issued in a public offering, Rule 144A or other private placement, or (ii) senior unsecured loans or senior secured loans secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case of clauses (i) and (ii), subject to the terms set forth in Section 2.23(d).

“Incremental Facilities”: as defined in Section 2.23(a).

“Incremental Facility Amendment”: as defined in Section 2.23(c).

“Incremental Facility Closing Date”: as defined in Section 2.23(c).

“Incremental Term Loans”: as defined in Section 2.23(a).

“Indebtedness”: with respect to any specified Person, without duplication,

(a)	any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable or escrow for obligations, including indemnity obligations; or

(6)	representing any Hedging Obligations; and

(b)	any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transaction,

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business; (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust, escrow or account created or pledged for the sole benefit of the holders of such indebtedness, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; (4) any obligation arising from any agreement providing for indemnities, Guarantees, escrows, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and (5) obligations incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to Parent or any Group Member other than (A) one or more Permitted Receivables Financing Subsidiaries and (B) pursuant to Standard Securitization Undertakings. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles (or in the application thereof) after the Closing Date be deemed to be an incurrence of Indebtedness for any purpose under this Agreement. The amount of any Indebtedness shall be determined in accordance with the last paragraph of Section 6.3 hereof.

“Indemnified Taxes”: all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Initial Senior Lien Term Loans”: the Senior Lien Term Loans incurred on the Closing Date.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, trade dress, domain names, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreements”: the collective reference to any Senior/Junior Intercreditor Agreement and any Senior Pari Passu Intercreditor Agreement.

“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.9.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December commencing with the last Business Day of December 2015, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if made available by all participating Lenders, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate”: in relation to the LIBO Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the applicable Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the applicable Interest Period, each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investments”: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 6.1 hereof. The acquisition by the Borrower or any Subsidiary of the Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 6.1 hereof as of the date the acquisition of the acquired Person is consummated. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“IRS”: United States Internal Revenue Service.

“ISIS Joint Venture”: the joint venture governed by the Amended and Restated LLC Agreement of JVL Ventures, LLC dated October 1, 2010, as amended.

“Latest Maturity Date”: at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Lender Parties”: as defined in Section 9.16.

“Lenders”: the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a lender pursuant to an Assignment and Assumption.

“LIBO Rate”: with respect to any Interest Period when used in reference to any Eurodollar Borrowing, (a) in the case of Eurodollar Loans, the rate of interest appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in US Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, and (b) if any such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Screen Rate.

“Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof; provided, that in no event shall an operating lease in and of itself constitute a Lien.

“Limited Condition Transaction”: any acquisition (including an acquisition of spectrum or other assets) or irrevocable debt repurchase or redemption by the Borrower or one or more of its Restricted Subsidiaries, whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, any Notes, any Intercreditor Agreements, any Permitted Amendment, the Administrative Agent Fee Letter and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Parties”: the collective reference to the Borrower and the Guarantors.

“Major Acquisition”: any acquisition that is either (a) not permitted by this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by this Agreement immediately prior to the consummation of such acquisition, would not provide Parent and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50.0% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility; provided, that the Aggregate Exposure of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Group Members, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under any Loan Document.

“Material Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Maturity Date”: with respect to the Senior Lien Term Loan Facility, the Senior Lien Term Loan Maturity Date; provided, that the reference to Maturity Date with respect to any other Term Loans shall be the final maturity date as specified in the applicable Incremental Facility Amendment or Replacement Facility Amendment, and with respect to any Extended Term Loans in respect thereof, shall be the final maturity date as specified in the applicable Extension Offer.

“Maximum Rate”: as defined in Section 9.17.

“MetroPCS Notes”: the Borrower’s (as successor by merger to MetroPCS Wireless, Inc.) 6-5/8% Senior Notes due 2020, to the extent outstanding on the Closing Date.

“MNPI”: any material Nonpublic Information regarding Parent, the Borrower and their respective Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of Parent, the Borrower and their respective Subsidiaries or that would reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investor Services, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Equity Proceeds”: the net cash proceeds received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock).

“Net Income”: with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

(a) any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with:

(i) dispositions of assets (other than in the ordinary course of business); or

(ii) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds”: (1) in connection with any Asset Sale, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any items deemed to be cash pursuant to Section 6.4(b)(i) hereof), net of all costs relating to such Asset Sale, including (a) legal, accounting and investment banking fees, finder’s fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable (including, for the avoidance of doubt, taxes paid or payable by Parent) as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale (other than Indebtedness under a Credit Facility), (d) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Borrower or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be, and (2) in connection with any issuance or incurrence of any Indebtedness, the cash proceeds received by any Group Member from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other customary out-of-pocket fees, costs and expenses actually incurred in connection therewith (including, in the case of a Replacement Facility or Permitted Refinancing Indebtedness, any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of the Borrower.

“New Markets”: the collective reference to any wireless telephone markets other than the metropolitan areas of Las Vegas, Nevada; Los Angeles, San Francisco and Sacramento, California; Detroit, Michigan; Dallas/Fort Worth, Texas; Tampa/Sarasota, Orlando, Miami and Jacksonville, Florida; Atlanta, Georgia; Philadelphia, Pennsylvania; New York, New York; Boston, Massachusetts; and Hartford, Connecticut.

“New Market Losses”: for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by the Borrower or any of its Restricted Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the fourth anniversary after the initial commencement of commercial operations in the applicable New Market, in each case, under or in connection with the “MetroPCS” brand.

“Non-Consenting Lender”: as defined Section 2.21(c).

“Non-Loan Party Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries;

provided, that Non-Recourse Debt incurred by a Permitted Receivables Financing Subsidiary may have recourse to the Borrower and the other Group Members pursuant to Standard Securitization Undertakings

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit G.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto), and any Cash Management Obligations; provided, that (i) obligations of the Borrower or any other Loan Party under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations. Notwithstanding the foregoing, “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OFAC”: as defined in Section 3.21(b).

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower.

“Optional Prepayment Amount”: for any Excess Cash Flow Period, the aggregate amount of all optional prepayments (including any premiums and penalties associated therewith), or repurchases by any Loan Party, of the Term Loans, or (to the extent secured on a pari passu basis with the Term Loans) any Incremental Equivalent Debt or Permitted Refinancing Indebtedness in respect of the Term Loans or Incremental Equivalent Debt during such Excess Cash Flow Period (or, at the option of the Borrower, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date), in each case except to the extent that such prepayments are funded with the proceeds of incurrences of Indebtedness or the issuances of Capital Stock; provided, that, with respect to any prepayment of Term Loans, Incremental Term Loans, any Permitted Refinancing Indebtedness in respect of Term Loans, or any Incremental Equivalent Debt or any Permitted Refinancing Indebtedness in respect of Incremental Equivalent Debt, in each case by any Purchasing Borrower Party pursuant to Section 9.4 or the corresponding provision in the definitive agreement governing any Incremental Equivalent Debt or such Permitted Refinancing Indebtedness, and with respect to any repurchase thereof by a

Loan Party (including without limitation pursuant to Auctions in accordance with Section 2.12(f)), the Optional Prepayment Amount shall include only the aggregate amount of cash actually paid by such Purchasing Borrower Party or Loan Party in respect of the principal amount of the Term Loans, Incremental Equivalent Debt or Permitted Refinancing Indebtedness, as the case may be, so prepaid or repurchased; provided, further, that to the extent any such prepayments or repurchases made after the applicable Excess Cash Flow Period reduce Excess Cash Flow for such Excess Cash Flow Period, such prepayments or repurchases shall not also reduce Excess Cash Flow in the Excess Cash Flow Period in which they are made.

“Organizational Documents”: with respect to any Person and as applicable, the certificate of incorporation or formation, memorandum or articles of association, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Other Applicable Indebtedness”: as defined in Section 2.14(g).

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Other Term Loans”: as defined in Section 2.23(a).

“Parent”: T-Mobile US, Inc., a Delaware corporation.

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“Participating Member State”: any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Permitted Acquisition”: Permitted Investments made under clause (c) of the definition thereof, and acquisitions of spectrum licenses.

“Permitted Amendment”: any Extension Amendment, Incremental Facility Amendment or Replacement Facility Amendment.

“Permitted Bond Hedge Transaction”: any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by the Borrower in connection with the issuance of any Convertible Debt; provided, that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the net cash proceeds received by the Borrower from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business”: those businesses in which the Borrower and its Subsidiaries were engaged on the Closing Date, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Permitted Holder” means (i) DT and (ii) any direct or indirect Subsidiary of DT.

“Permitted Investments”:

(a)	any Investment in the Borrower or in any Restricted Subsidiary of the Borrower;

(b)	any Investment in Cash Equivalents;

(c)	any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(i)	such Person becomes a Restricted Subsidiary of the Borrower; or

(ii)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets or any division or business unit to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.4 hereof;

(e)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower or Equity Interests of Parent;

(f)	any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or upon enforcement of any Lien in favor of the Borrower or any Restricted Subsidiary; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)	Investments represented by Hedging Obligations;

(h)	loans or advances to employees or directors made in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(i)	any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) any of the Term Loans or (ii) any other Indebtedness that is pari passu in right of payment with the foregoing, other than Subordinated Indebtedness and Indebtedness secured by a Lien ranking junior to that securing the Senior Lien Term Loans;

(j)	advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of the Borrower or any of its Restricted Subsidiaries;

(k)	Investments existing on the Closing Date;

(l)	Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (l) since the “Closing Date” (as defined in the Senior DT Notes Base Indenture) that are at that time outstanding, not to exceed $300.0 million;

(m)	Permitted Bond Hedge Transactions which constitute Investments;

(n)	(i) Permitted Joint Venture Investments, and (ii) other Investments in any Person other than an Affiliate of the Borrower (excluding any Person that is an Affiliate of the Borrower solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests, or Parent’s control, of such Person, or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (i) or (ii) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (n) that are at the time outstanding, not to exceed 12.5% of the Borrower’s Total Assets on the date of such Investment;

(o)	Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (p) since the “Closing Date” (as defined in the Senior DT Notes Base Indenture) that are at that time outstanding, not to exceed $250.0 million;

(p)	guarantees permitted under Section 6.3 hereof;

(q)	deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations;

(r)

any Investment deemed made from time to time pursuant to Section 5.13 in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiaries designated as

Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such designated Subsidiaries as of the “Closing Date” (as defined in the Senior DT Notes Base Indenture) (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of the Borrower and its subsidiaries subject to the Towers Transaction that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013, had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transaction as contemplated in the Towers Transaction Agreements as in effect as of the March 19, 2013);

(s)	Investments in a Permitted Receivables Financing Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing; and

(t)	any other Investments made in connection with the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

“Permitted Joint Venture Investment”: with respect to any specified Person, Investments in any other Person engaged in a Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens”:

(a)	Liens securing Indebtedness and other obligations under Credit Facilities and/or securing Hedging Obligations related thereto permitted by Section 6.3(b)(i), (viii) and (xix) hereof, provided that any secured Permitted Refinancing Indebtedness incurred in respect of Indebtedness or other obligations previously secured pursuant to this clause (a) will be treated as Indebtedness secured pursuant to this clause (a) in making any determination as to whether additional Indebtedness or other obligations may be secured pursuant to this clause (a);

(b)	Liens in favor of the Borrower or the Guarantors;

(c)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or the Subsidiary;

(d)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided, that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(e)	(x) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (y) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(f)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6.3(b)(iv) covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Indebtedness;

(g)	Liens existing on the Closing Date;

(h)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(i)	Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(j)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(k)	Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(l)	Liens created for the benefit of (or to secure) (1) the Obligations under any Loan Document (including Indebtedness under any Incremental Facility, Replacement Facility and Extended Term Loans), (2) Incremental Equivalent Debt, (3) Specified Hedge Agreements, and (4) Cash Management Obligations;

(m)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(1)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(2)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(n)	(x) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (y) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (z) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(o)	Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Borrower or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(p)	Liens on cash or Cash Equivalents securing obligations under Senior Notes that have been called for redemption, defeasance or discharge;

(q)	Liens on cash or Cash Equivalents securing (x) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (y) letters of credit required to be issued for the benefit of any Person that controls a Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Permitted Joint Venture Investment;

(r)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto);

(s)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(t)	Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(u)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by the Borrower or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(v)	Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(w)	Liens securing Hedging Obligations;

(x)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(y)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(aa)	Liens securing any arrangement for treasury, depositary or cash management services provided to the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(bb)	Liens with respect to obligations that do not exceed at any time the greater of (x) $500.0 million and (y) 1.0% of the Borrower’s Total Assets at such time;

(cc)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(dd)	(i) Liens on Permitted Receivables Financing Assets supporting any Permitted Receivables Financing or (ii) to the extent deemed to constitute Liens, sales or transfers of assets (or interest therein) described in clause (m) of the exceptions to the definition of the term “Asset Sales”;

(ee)	Liens, if any, incurred in connection with the Towers Transaction;

(ff)	Liens securing Indebtedness so long as the First Lien Net Debt to Cash Flow Ratio, determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction or other transaction consummated in connection with, or the consummation of which results in, the creation of such Liens, including any acquisition consummated with the proceeds of Indebtedness secured by such Liens), would not exceed 2.00:1.00 as of the time such Liens are incurred; provided, that, for purposes of determining the amount available under this clause (ff), all Indebtedness secured by Liens permitted under this clause (ff) will be deemed to constitute Consolidated First Lien Indebtedness irrespective of whether it satisfies the requirements in the definition thereof; provided, further that, on or prior to the date that is 18 months after the Closing Date, Indebtedness constituting term loans secured pursuant to this clause (ff) on a pari passu basis with the Initial Senior Term Loans shall be subject to the provisions of clause (A) of the proviso to Section 2.23(b); and

(gg)	Liens on assets of Restricted Subsidiaries that are not Subsidiary Guarantors, securing obligations of Restricted Subsidiaries that are not Subsidiary Guarantors.

“Permitted Payments to Parent”: without duplication as to amounts:

(a)	payments to Parent to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent when due; and

(b)	for so long as the Borrower is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Borrower and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Borrower would owe if the Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Borrower and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority.

“Permitted Receivables Financing”: any Receivables Financing of a Permitted Receivables Financing Subsidiary the terms of which (including financing terms, covenants, termination events and other provisions) (a) have been negotiated at arm’s length with an unaffiliated third party and (b) are, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, in the aggregate economically fair and reasonable to the Group Members.

“Permitted Receivables Financing Assets”: financial assets, including accounts receivable , chattel paper and other payment rights, and related assets (including contract rights and insurance payments), and the proceeds thereof.

“Permitted Receivables Financing Subsidiary”: a Wholly Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any of its Restricted Subsidiaries makes an Investment and to which the Borrower or any of its Restricted Subsidiaries transfers Permitted Receivables Financing Assets) that engages in no material activities other than in connection with Permitted Receivables Financings, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness (contingent or otherwise) of which (i) is guaranteed by Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Refinancing Indebtedness”: any Indebtedness of the Borrower or any of its Restricted Subsidiaries, any Disqualified Stock of the Borrower or any Preferred Stock of any Restricted Subsidiary

issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of the Borrower or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of the Borrower or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(a)	the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of accrued interest and premium, if any paid in connection therewith, and any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith); and

(b)	if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing;

in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of Section 6.3 hereof; provided, that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(a)	such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, equal to or later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced (determined, solely, for the purposes of this clause (a), in the case of any Indebtedness being Refinanced, without giving effect to prepayments that reduced amortization of such Indebtedness);

(b)	if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is (i) contractually subordinated in right of payment to any Term Loans, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to such Term Loans, on terms at least as favorable to the Term Loan Lenders holding such Term Loans as those contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing or (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to intercreditor arrangements for the benefit of the Lenders, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to intercreditor arrangements on substantially the same terms (as determined by the Borrower in good faith) as those in effect prior to such refinancing or on terms not materially less favorable, taken as a whole, to the Secured Parties than those in respect of the Indebtedness being so refinanced or on such other terms reasonably acceptable to the Administrative Agent; and

(c)	such Indebtedness or Disqualified Stock is incurred or issued by the Borrower or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced, or a Restricted Subsidiary of such obligor or issuer.

“Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan”: any employee benefit plan that is subject to ERISA and in respect of which the Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 9.1.

“Pledged Capital Stock”: as defined in the Guarantee and Collateral Agreement.

“Preferred Stock”: with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Prime Rate”: the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.

“Private Lender Information”: as defined in Section 9.1.

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5 and the provisions of the second paragraph and third paragraph of the definition of “Debt to Cash Flow Ratio”.

“Pro Forma Transaction”: (a) the Transactions, (b) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment (of the types described in clauses (iii) and (iv) of the definition of such term) pursuant to Section 6.1(a), (b)(xv) or (b)(xvi), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Asset Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Asset Disposition of a business unit, line of business or division of a Group Member, in each case whether by merger, consolidation, amalgamation or otherwise and (c) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”: as defined in Section 9.1.

“Purchasing Borrower Party”: Parent, the Borrower or any Subsidiary of the Borrower that becomes an Eligible Assignee pursuant to Section 9.4.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or, in the case of a Specified Hedge Agreement or Cash Management Obligations, as the case may be, existing on the Closing Date, on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be an Agent, an Arranger, a Lender or an Affiliate of any of the foregoing.

“Qualifying Bids”: as defined in Section 2.12(f)(iii).

“Qualifying Lender”: as defined in Section 2.12(f)(iv).

“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the Senior Notes for reasons outside of the control of the Borrower, any other nationally recognized statistical rating organization selected by the Borrower as a replacement agency.

“Ratings Decline Period”: the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Borrower or a shareholder of the Borrower, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Senior DT Notes of the applicable series, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Ratio-Based Incremental Facility”: as defined in Section 2.23(a).

“Receivables Financing”: any transaction or series of transactions that may be entered into by Parent, the Borrower or any Restricted Subsidiary pursuant to which Parent or any Group Member may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Parent or any Group Member) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Parent or any Group Member.

“Reference Rate”: (a) with respect to the Loans comprising each Eurodollar Borrowing for each day during each Interest Period with respect thereto, a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing and (b) with respect to any ABR Loan, the Alternate Base Rate.

“Refinancing Indebtedness”: with respect to any Indebtedness, any Permitted Refinancing Indebtedness incurred in respect of such Indebtedness.

“Register”: as defined in Section 9.4(b)(iv).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation”: The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”: any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Relevant Reference Period”: the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) immediately preceding the date on which the action for which such calculation is being made shall occur (or, prior to the first delivery of the financial statements pursuant to Section 5.1(a) or 5.1(b), the Test Period ended September 30, 2015).

“Remedial Work”: any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations.

“Replacement Assets”: (i) capital expenditures with respect to any assets, (ii) other assets that will be used or useful in a Permitted Business, (iii) all or substantially all of the assets of a Permitted Business, (iv) Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by the Borrower and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become a Restricted Subsidiary on the date of the acquisition thereof or (v) deposits or payments to acquire FCC Licenses.

“Replacement Facility”: as defined in Section 2.24(a).

“Replacement Facility Amendment”: as defined in Section 2.24(c).

“Replacement Facility Closing Date”: as defined in Section 2.24(c).

“Replacement Term Loans”: as defined in Section 2.24(a).

“Reply Amount”: as defined in Section 2.12(f)(ii).

“Reply Discount Price”: as defined in Section 2.12(f)(ii).

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. Part 4043.

“Repricing Event”: (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Senior Lien Term Loans with the proceeds of, or any conversion of Senior Lien Term Loans into, any new or replacement debt financing (including new Term Loans under this Agreement) bearing interest with an all-in yield (as reasonably determined by the Administrative Agent in consultation with the

Borrower and taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such debt financing in their capacities as lenders or holders of such debt financing) less than the all-in yield applicable to the Senior Lien Term Loans (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment (including pursuant to a replacement term loan as contemplated by Section 9.2) to the Senior Lien Term Loans or any tranche thereof, in each case of clauses (a) and (b) above, if the primary purpose of such prepayment, repayment, refinancing, substitution, replacement or amendment (as reasonably determined by the Administrative Agent in consultation with the Borrower) is to lower the all-in yield applicable to such Senior Lien Term Loans (as determined on the same basis as provided in clause (a)). It is understood that “Repricing Events” shall not include any repayment, prepayment or refinancing of all or a portion of Senior Lien Term Loans in connection with a Change of Control or a Major Acquisition.

“Required Lender Consent Items”: as defined in Section 9.4(f).

“Required Lenders”: at any time, the holders of more than 50.0% of (a) until the Closing Date, the Commitments and (b) thereafter, the aggregate unpaid principal amount of the Term Loans then outstanding; provided, that the Aggregate Exposure of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation, official administrative pronouncement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or director of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or director of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Investment”: an Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 6.1.

“Restricted Subsidiary”: of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“Return Bid”: as defined in Section 2.12(f)(ii).

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctions”: as defined in Section 3.21(b).

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, any US IP Security Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“Senior/Junior Intercreditor Agreement”: a senior lien priority / junior lien priority intercreditor agreement between or among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by any of the Collateral, as shall be reasonably satisfactory to the Administrative Agent and the Borrower.

“Senior DT Notes”: the senior unsecured notes issued pursuant to the Senior DT Notes Base Indenture on or after April 28, 2013 (and any Registered Equivalent Notes in respect thereof).

“Senior DT Notes Base Indenture”: the Base Indenture, dated as of April 28, 2013, among the Borrower, each of the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, as amended, supplemented or otherwise modified from time to time.

“Senior Lien Term Loan”: as defined in Section 2.1; provided, that additional Senior Lien Term Loans may be incurred under an Incremental Facility pursuant to Section 2.23.

“Senior Lien Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Senior Lien Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Senior Lien Term Loan Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Senior Lien Term Loan Commitments as of the Closing Date is $2.0 billion.

“Senior Lien Term Loan Facility”: as defined in the definition of “Facility”.

“Senior Lien Term Loan Installment Date”: as defined in Section 2.3.

“Senior Lien Term Loan Lenders”: each Lender that has a Senior Lien Term Loan Commitment or is the holder of a Senior Lien Term Loan.

“Senior Lien Term Loan Maturity Date”: with respect to Senior Lien Term Loans, November 9, 2022; provided, that with respect to Extended Term Loans, the Senior Lien Term Loan Maturity Date shall be the final maturity date as specified in the applicable Extension Offer.

“Senior Lien Term Loan Percentage”: with respect to any Lender on any Senior Lien Term Loan Installment Date, the percentage which the aggregate principal amount of such Lender’s Senior Lien Term Loans then outstanding and subject to repayment pursuant to Section 2.3 on such date constitutes of the aggregate principal amount of the Senior Lien Term Loans of all Senior Lien Term Loan Lenders then outstanding and subject to repayment pursuant to Section 2.3 on such date.

“Senior Notes”: the collective reference to the MetroPCS Notes and the Senior DT Notes.

“Senior Officer”: any individual holding the position of chief executive officer, president, chief financial officer or chief operating officer of any Group Member. Unless otherwise specified, all references herein to a Senior Officer mean a Senior Officer of the Borrower.

“Senior Pari Passu Intercreditor Agreement”: a pari passu intercreditor agreement between or among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by any of the Collateral on an equal priority basis with the Obligations substantially in the form of Exhibit F hereto, with modifications thereto reasonably satisfactory to the Administrative Agent.

“Senior Representative”: with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary”: any Restricted Subsidiary that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Solvent”: with respect to any Person, as of any date of determination, (a) the fair value of the assets of such Person exceeds the amount of all debts and liabilities of such Person, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of such Person, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts or other liabilities, including current obligations, beyond its ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise); and (d) such Person is not engaged in, and is not about to be engaged in, business for which it has unreasonably small capital. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Default”: any Event of Default under Section 7.1(a), 7.1(g) or 7.1(h).

“Specified Foreign Subsidiary”: any direct or indirect Subsidiary of the Borrower or Parent that is a CFC and with respect to which the Borrower or Parent, as applicable, is a “United States shareholder” within the meaning of section 951 of the Code.

“Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any Loan Party and any Qualified Counterparty and designated by such Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement”.

“Specified Representations”: the representations and warranties with respect to the Borrower and the Guarantors set forth in this Agreement under (i) Section 3.3(a); (ii) the first two sentences of Section 3.4; (iii) Section 3.5 (but only in respect of violations or defaults under organizational documents of the Loan Parties); (iv) Section 3.11; (v) Section 3.14; (vi) the first sentence of Section 3.19; (vii) Section 3.20; and (viii) Section 3.21.

“Specified Unrestricted Subsidiary Designation”: as defined in Section 5.13.

“Spot Rate”: on any day, with respect to any currency (the “Initial Currency”), the rate at which such currency may be exchanged into another currency (the “Exchange Currency”), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for the Initial Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (in consultation with the Borrower), or, in the absence of such available service, such Spot Rate shall instead be the arithmetic average of the exchange rates of the Administrative Agent in the market where its foreign currency exchange operations in respect of the Initial Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of the Exchange Currency for delivery two Business Days later; provided, that if at the time of any such determination, no such exchange rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and limited recourse guarantees, performance guarantees and servicing obligations undertaken, by any Group Member in connection with a Permitted Receivables Financing of a character appropriate for the assets being securitized and which have been negotiated at arm’s length with an unaffiliated third party.

“Stated Maturity”: with respect to any installment of interest or principal on any tranche or series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Class”: as defined in Section 2.12(f)(i).

“Subordinated Indebtedness”:

(a)	with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Term Loans; and

(b)	with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to such Guarantor’s Guarantee of the Term Loans.

“Subsidiary”: with respect to any specified Person:

(a)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors”: collectively, the Guarantors that are Subsidiaries of the Borrower.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing”: any Borrowing of Term Loans.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower under this Agreement, including its Senior Lien Term Loan Commitment.

“Term Loan Facility”: the Senior Lien Term Loan Facility, a facility consisting of Incremental Term Loans or a Replacement Facility consisting of Term Loans.

“Term Loan Lender”: any Lender that is the holder of Term Loans.

“Term Loans”: any term loans made pursuant to this Agreement (including for the avoidance of doubt, any Senior Lien Term Loans, Incremental Term Loans, Replacement Term Loans and Extended Term Loans, if any).

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended, taken as one accounting period.

“Total Assets”: the consolidated total assets of a Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.

“Towers Transaction”: the transactions contemplated by the Towers Transaction Agreements.

“Towers Transaction Agreements”: (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified, or supplemented from time to time), among the Borrower, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of the Borrower; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Transaction Costs”: all fees (including original issue discount), costs and expenses incurred by Parent or any Group Member in connection with the Transactions.

“Transactions”: the collective reference to (a) the execution, delivery and performance by the Borrower and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the borrowing of Loans, the use of the proceeds thereof, (b) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “US”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(a)	except as permitted by Section 5.13, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(b)	such Subsidiary does not hold any Liens on any property of Parent, the Borrower or any of its Restricted Subsidiaries; and

(c)	such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“US Dollar Equivalent”: on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in a Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Spot Rate with respect to such Foreign Currency at the time in effect for such amount.

“US Dollars” and “$”: lawful currency of the United States.

“US IP Security Agreements”: the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents, in each case, in substantially the form of Exhibit A to the Guarantee and Collateral Agreement.

“US Patent Rights”: (i) all patents of the United States, all reexaminations, reissues and extensions thereof, (ii) all applications for patents of the United States and all divisions, continuations and continuations-in-part thereof, (iii) all rights to obtain any reissues or extensions of the foregoing and (iv) all agreements, whether written or oral, providing for the grant for the grant by or to the Borrower or any Subsidiary Guarantor of any right to manufacture, use or sell any invention or design covered in whole or in part by any of the foregoing.

“US Tax Compliance Certificate”: as defined in Section 2.19(e)(B)(3).

“US Trademark Rights”: (i) all trademarks, trade names, service marks or logos, and all goodwill associated therewith, now existing or hereafter adopted or acquired, that have been registered or are the subject of an application to register filed in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, including all registrations and recordings thereof, and all applications in connection therewith, (ii) the right to obtain all renewals of any of the foregoing, and (iii) any agreement, whether written or oral, providing for the grant by or to the Borrower or any Subsidiary Guarantor of any right to use any Trademark.

“Voting Stock”: of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)	the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Working Capital Facility”: that certain Credit Agreement, dated as of May 1, 2013, by and among the Borrower, DT, as initial lender, the other financial institutions and entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified from time to time.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii) Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v) [reserved];

(vi) unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii) unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii) capitalized terms not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the discharge or payment in full in cash of all of the Obligations (excluding contingent reimbursement and indemnification obligations, Cash Management Obligations and obligations under Specified Hedge Agreements, in each case, that are not then due and payable).

1.3 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Senior Lien Term Loan”, “Extended Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Senior Lien Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Senior Lien Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Senior Lien Term Loan Borrowing”).

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP (provided, that notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary at “fair value”, as defined therein).

1.5 Pro Forma Calculations; Certain Calculations and Tests. (a) Notwithstanding anything to the contrary herein, the Consolidated Cash Flow (except for purposes of clause (iii)(A) of the second paragraph of Section 6.1(a)), the First Lien Net Debt to Cash Flow Ratio and the Debt to Cash Flow Ratio shall be calculated in the manner prescribed by this Section 1.5.

(b) In the case of the incurrence of any Indebtedness (including without limitation any Incremental Facilities or Incremental Equivalent Debt) or Liens or the making or effectuation of any Investments, Restricted Payments or Asset Sales, or any transaction of the types contemplated in Section 6.8, or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries in connection with a Limited Condition Transaction, at the Borrower’s option, the relevant ratios and baskets (including without limitation ratios and baskets applicable to the incurrence of Incremental Facilities or Incremental Equivalent Debt) shall be determined, accuracy of representations and warranties (other than Specified Representations) shall be determined, and any Default or Event of Default blocker shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Transaction are entered into or the notice of redemption in connection therewith is given, and calculated as if the acquisition or other transaction, and other pro forma events in connection therewith, were consummated on such date; provided that if the Borrower has made such an election, in connection with the calculation of any ratio or basket with respect to the incurrence of any Indebtedness or Liens or the making or effectuation of any Investments, Restricted Payments or Asset Sales, or any transaction of the types contemplated in Section 6.8, or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, on or following such date and prior to the earlier of the date on which such transaction is consummated or the definitive agreement therefor is terminated, any such ratio shall be calculated on a pro forma basis assuming such acquisition or other transaction, and other pro forma events in connection therewith (including any incurrence of Indebtedness), have been consummated; provided, that, solely for purposes of calculating the amount of the Borrower’s Consolidated Cash Flow in clause (iii)(A) of the second paragraph of Section 6.1(a), the Consolidated Net Income of the Borrower shall not include any Consolidated Net Income of or attributable to any target company or assets associated with, and intended to be acquired pursuant to, any such Limited Condition Transaction for usages other than in connection with the applicable transactions pertaining to such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall have actually occurred.

(c) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any First Lien Net Debt to Cash Flow Ratio test, any Debt to Cash Flow Ratio test or the amount of Consolidated Cash Flow) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts.

1.6 Classification of Permitted Items. For purposes of determining compliance at any time with Sections 6.1, 6.2, 6.3, 6.4 or 6.6, in the event that any Lien, Investment, Indebtedness, Asset Sale, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.1, 6.2, 6.3, 6.4 or 6.6, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination, and may be reclassified from time to time to be permitted under any one or more of such clauses to the extent meeting the criteria thereunder as of the time of reclassification.

1.7 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.8 Currency Equivalents Generally.

(a) For purposes of determining compliance with Sections 6.1, 6.3 and 6.6 with respect to any amount of Indebtedness or Investment in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the First Lien Net Debt to Cash Flow Ratio and the Debt to Cash Flow Ratio, amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar Equivalent of such Indebtedness.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Senior Lien Term Loan Commitments. Subject to the terms and conditions hereof, the Senior Lien Term Loan Lenders severally agree to make term loans (each, a “Senior Lien Term Loan”) to the Borrower on the Closing Date in an amount for each Senior Lien Term Loan Lender not to exceed the amount of the Senior Lien Term Loan Commitment of such Lender (it being agreed that the Senior Lien Term Loans made on the Closing Date shall be funded at 99.50% of the principal amount thereof and, notwithstanding such discount, all calculations hereunder with respect to such Senior Lien Term Loans, including the accrual of interest and repayment or prepayment of principal shall be based on 100% of the stated principal amount thereof). The Senior Lien Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

2.2 Procedure for Senior Lien Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Request, not later than 11:00 a.m., New York City time, one Business Day before the anticipated Closing Date requesting that the Senior Lien Term Loan Lenders make the Senior Lien Term Loans on the Closing Date. The Borrowing Request must specify (i) the principal amount of the Senior Lien Term Loans to be borrowed, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the Type of Senior Lien Term Loans to be borrowed, (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the location and number of the account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.8. Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Senior Lien Term Loan Lender thereof. Not later than 10:00 a.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1), on the Closing Date each Senior Lien Term Loan Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Senior Lien Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Senior Lien Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3 Repayment of Senior Lien Term Loans. The Senior Lien Term Loan of each Senior Lien Term Loan Lender shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter of the Borrower or, if such date is not a Business Day, on the last Business Day of such fiscal quarter (each, a “Senior Lien Term Loan Installment Date”), commencing on March 31, 2016, each of which shall be in an amount equal to such Lender’s Senior Lien Term Loan Percentage multiplied by the amount equal to 0.25% of the aggregate principal amount of the Term Loan Facility on the Closing Date; provided, that the final principal repayment installment of the Senior Lien Term Loans repaid on the Senior Lien Term Loan Maturity Date shall be, in any event, in an amount equal to the aggregate principal amount of all Senior Lien Term Loans outstanding on such date.

2.4 [Reserved].

2.5 Loans and Borrowings. (a) Subject to Section 2.16, each Term Borrowing shall be comprised entirely of (A) ABR Loans or (B) Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not, at any time, be more than a total of twelve Eurodollar Borrowings outstanding.

(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6 [Reserved].

2.7 [Reserved].

2.8 Funding of Borrowings. (a) Except as expressly set forth in Section 2.2, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in US Dollars by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or such other account reasonably approved by the Administrative Agent, in each case, as is designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.8 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.9 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided, that, if the Borrower fails to specify a Type of Loan in the Borrowing Request, then the Loans shall be made as ABR Loans and if the Borrower requests a Borrowing of Eurodollar Loans, but fails to specify an Interest Period, it will be deemed to have requested an Interest Period of one month’s duration. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.9. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.9, the Borrower shall notify the Administrative Agent of such election by telephone by (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion) or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.5:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period (x) of one month’s duration, in the case of a conversion of an ABR Borrowing to a Eurodollar Borrowing, and (y) of the same duration as the Interest Period then ending, in the case of a continuation of a Eurodollar Borrowing.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Eurodollar Borrowing having the same Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.10 Termination of Commitments. The Senior Lien Term Loan Commitments shall automatically terminate upon the making of the Senior Lien Term Loans on the Closing Date and, in any event, not later than 5:00 p.m., New York City time, on the Closing Date.

2.11 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.11 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

2.12 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Sections 2.12(e) and 2.18), subject to prior notice in accordance with paragraph (c) of this Section 2.12.

(b) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.12. Each optional or mandatory prepayment of Term Loans shall be applied ratably to the Term Loans (based on the respective outstanding principal amounts thereof unless, in the case of Extended Term Loans, Incremental Term Loans or Replacement Term Loans, the applicable Permitted Amendment specifies a less favorable treatment); provided, that prepayments of Term Loans made with the proceeds of any Replacement Term Loans and Permitted Refinancing Indebtedness shall be applied in accordance with Section 2.14(e). Prepayments of Term Loans shall be applied to the remaining scheduled installments as follows:

(i) any mandatory prepayments of Term Loans pursuant to Section 2.14 shall be applied to the remaining scheduled principal installments (a) in the case of the Senior Lien Term Loans, in direct order of maturity and (b) in the case of any other Term Loans, in the order specified in the applicable Permitted Amendment, and

(ii) any optional prepayments of Term Loans pursuant to Section 2.12(a) shall be applied to the remaining scheduled installments thereof as directed by the Borrower (or, if no such direction is given, in direct order of maturity thereof).

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or, in accordance with the second paragraph of Section 9.1, e-mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion), or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment a reasonably detailed calculation of the amount of such prepayment; provided, that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, disposition, sale or other transaction. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. In the event the Borrower fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied to prepay the Term Borrowings ratably in accordance with paragraph (b) of this Section 2.12 (unless, with respect to a Class of Term Loans, the applicable Permitted Amendment specifies a less favorable treatment).

(d) Notwithstanding anything to the contrary set forth in this Agreement (including the penultimate sentence of Section 2.12(c) or Section 2.20(c)) or any other Loan Document, the Purchasing Borrower Parties shall have the right at any time and from time to time to purchase Term Loans by way of assignment in accordance with Section 9.4(g), including pursuant to a Dutch Auction in accordance with Section 2.12(f).

(e) In the event that, prior to the date that is six months after the Closing Date, the Borrower (i) makes any repayment, prepayment, purchase or buyback of Senior Lien Term Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent on the date of effectiveness of such Repricing Event, for the ratable account of each of the applicable Senior Lien Term Loan Lenders (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Senior Lien Term Loans so being prepaid, repaid or purchased and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable Term Loans that are the subject of such Repricing Event and outstanding immediately prior to such amendment.

(f) Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans, so long as no Default or Event of Default has occurred and is continuing, any Purchasing Borrower Party may repurchase outstanding Term Loans pursuant to this Section 2.12(f) (without prejudice to such Purchasing Borrower Party’s rights to repurchase outstanding Term Loans in accordance with Section 9.4(g)) on the following basis:

(i) Any Purchasing Borrower Party may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans of a Class (the “Subject Class”) by providing written notice to the Administrative Agent (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”); provided, that a Purchasing Borrower Party shall not initiate any Auction under this Section 2.12(f)(i) unless at least ten Business Days have passed since the consummation of the most recent Auction or the termination of the most recent Failed Auction. Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (w) the total cash value of the bid, in a minimum amount of $5.0 million with minimum increments of $1.0 million (the “Auction Amount”), (x) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction, (y) the time when the bid expires, which shall be no later than 5:00 p.m., New York time, on the third Business Day following the delivery of the Auction Notice and (z) any other conditions to which the bid is to be subject;

(ii) In connection with any Auction, each Term Loan Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a discount to par expressed as a percentage (the “Reply Discount Price”), which must be within the Discount Range, and (y) a principal amount of Term Loans which must be in increments of $1.0 million or in an amount equal to the Term Loan Lender’s entire remaining amount of such Loans (the “Reply Amount”). Term Loan Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Term Loan Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption in a form reasonably acceptable to the Administrative Agent;

(iii) Based on the Reply Discount Prices and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount Price for which a Purchasing Borrower Party can complete the Auction at the Auction Amount; provided, that, in the event that the Reply Amounts are insufficient to allow such Purchasing Borrower Party to complete a purchase of the entire

Auction Amount (any such Auction, a “Failed Auction”), such Purchasing Borrower Party shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount Price. Any Purchasing Borrower Party shall purchase Term Loans (or the respective portions thereof) from each Term Loan Lender with a Reply Discount Price that is equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Term Loan Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due;

(iv) Once initiated by an Auction Notice, no Purchasing Borrower Party may withdraw an Auction without the consent of the Administrative Agent other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Term Loan Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. Each purchase of Term Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted Term Loans, and calculation of the Applicable Discount referred to above) established by the Administrative Agent and agreed to by the Borrower; and

(v) The repurchases by any Purchasing Borrower Party of Term Loans pursuant to this Section 2.12(f) shall be subject to the following conditions: (A) the Auction is open to all Term Loan Lenders of the Subject Class on a pro rata basis, (B) no Default or Event of Default has occurred or is continuing or would result therefrom, (C) the applicable Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the Qualifying Lender (it being agreed that no Purchasing Borrower Party shall be required to make a representation that, as of the date of any such purchase or assignment, it is not in possession of any MNPI with respect to Parent, the Borrower, their respective Subsidiaries or their respective securities) and (D) any Term Loans repurchased pursuant to this Section 2.12(f) shall be automatically and permanently canceled upon acquisition thereof by the Purchasing Borrower Party.

2.13 Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees described in the Administrative Agent Fee Letter, dated November 9, 2015, by and between the Borrower and Deutsche Bank AG New York Branch (the “Administrative Agent Fee Letter”).

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

2.14 Mandatory Prepayments. (a) If Indebtedness is incurred by any Group Member (other than Indebtedness permitted under Section 6.3), then on the date of such issuance or incurrence, an amount equal to 100% of the Net Proceeds thereof shall be applied to the prepayment of the Senior Lien Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(f). The provisions of this Section 2.14 do not constitute a consent to the incurrence of any Indebtedness by any Group Member.

(b) If on any date there shall be any Excess Proceeds, and the aggregate amount of such Excess Proceeds shall exceed $100.0 million, then no later than 20 days thereafter and subject to Section

2.14(i), an amount equal to 100% of the amount of such Excess Proceeds (not only the amount in excess of $100.0 million) shall be applied to the prepayment of the Senior Lien Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(f).

(c) If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date and subject to Section 2.14(i), the Borrower shall apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the Optional Prepayment Amount (if any) for such Excess Cash Flow Period to the prepayment of the Term Loans (together with accrued interest thereon), as set forth in Section 2.14(f). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten Business Days after the earlier of (x) the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is to be made, are required to be delivered to the Lenders and (y) the date such financial statements are actually delivered.

(d) [Reserved].

(e) The Borrower shall apply, on a dollar-for-dollar basis, all of the Net Proceeds of any Replacement Term Loans and the Net Proceeds of any Permitted Refinancing Indebtedness (that is incurred to refinance Term Loans) to the repayment of Term Loans to be repaid from such Net Proceeds on the date such Net Proceeds are received. Any such prepayment of Term Loans of a Class shall be paid ratably to the holders of such Class and shall be applied to the remaining scheduled amortization installments of the Term Loans of such Class in the order specified in Section 2.12(b)(ii).

(f) Amounts to be applied pursuant to this Section 2.14 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such Class; provided, however, that the Borrower may elect (except in the case of a prepayment pursuant to Section 2.14(e)) that the remainder of such prepayments not applied to prepay ABR Loans be deposited in a collateral account pledged to the Administrative Agent to secure the Obligations and applied thereafter to prepay the Eurodollar Loans on the last day of the next expiring Interest Period for Eurodollar Loans; provided, that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the Eurodollar Loan in respect of which such deposit was made, until such amounts are applied to prepay such Eurodollar Loan, and (B) (x) at any time while a Specified Default has occurred and is continuing, the Administrative Agent may, and (y) at any time while a Default or Event of Default has occurred and is continuing, upon written direction from the Required Lenders, the Administrative Agent shall, apply any or all of such amounts to the payment of Eurodollar Loans.

(g) Notwithstanding anything in this Section 2.14 to the contrary, if any amount shall be required to be applied to prepay Senior Lien Term Loans pursuant to clauses (a), (b) or (c) above (such amount, the “Required Prepayment Amount”), and at the time that any such prepayment would be required, the Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay any other Indebtedness secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be, or to be offered to be, so repurchased, redeemed, prepaid or repaid, “Other Applicable Indebtedness”), then the Borrower may apply such Required Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Senior Lien Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Senior Lien Term Loans in accordance with the terms hereof) to the prepayment of the Senior Lien Term Loans and to the repurchase or repayment of Other Applicable Indebtedness, and the amount of the prepayment of the Senior Lien Term Loans that would have otherwise been required pursuant to this Section 2.14 shall be reduced accordingly;

provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness so repurchased or repaid, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection, or, if later, the date on which the portion of the Required Prepayment Amount allocated to the Senior Lien Term Loans are applied to prepayment of the Senior Lien Term Loans) be applied to prepay the Senior Lien Term Loans in accordance with the terms hereof (to the extent such amount would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding).

(h) Notwithstanding anything in this Section 2.14 to the contrary, any Senior Lien Term Loan Lender (and, to the extent provided in the applicable Permitted Amendment, any other Term Loan Lender) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile or, in accordance with the second paragraph of Section 9.1, e-mail) at least one Business Day prior to the required prepayment date, to decline all of any mandatory prepayment of its Term Loans pursuant to clauses (b) and (c) of this Section 2.14, in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined may be retained by the Group Members (such declined amounts to the extent retained by the Group Members, the “Declined Proceeds”).

(i) Notwithstanding the foregoing, all prepayments referred to in clauses (b) and (c) above are subject to permissibility of upstreaming the applicable cash flow or cash proceeds under (i) local law (e.g. financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (ii) material organizational document restrictions as a result of minority ownership. Further, if the Borrower determines in good faith that any Group Member would incur a material adverse tax liability (taking into account, for the avoidance of doubt, any applicable withholding taxes), if all or a portion of the cash flow or cash proceeds referred to above attributable to a Foreign Subsidiary were repatriated (a “Restricted Amount”), the amount that the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as the relevant restricted subsidiary may upstream or transfer such Restricted Amount without incurring such tax liability.

2.15 Interest. (a) Subject to Section 9.17, each Loan shall bear interest at the Reference Rate plus the Applicable Margin.

(b) Following the occurrence and during the continuation of a Specified Default, the Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section 2.15 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.15.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, that (i) interest accrued pursuant to paragraph (b) of this Section 2.15 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, in the case of ABR Loans based on the Prime Rate). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), and to the extent in compliance with Section 2.23, 2.24 or 2.25, as applicable, Loans made pursuant to an Incremental Facility or Replacement Facility or extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

2.16 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective.

2.17 Increased Costs. (a) If any Change in Law shall:

(i) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (excluding any condition relating to Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to the Administrative Agent or such Lender) of making or maintaining any Eurodollar Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender, as the case may be, hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that the Administrative Agent or such Lender has requested such payments from similarly situated borrowers.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction; provided, in each case, that the Administrative Agent or such Lender has requested such payments from similarly situated borrowers.

(c) A certificate of a Lender setting forth in reasonable detail the matters giving rise to a claim under this Section 2.17 by such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise cause economic, legal or regulatory disadvantage to such Lender.

2.18 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.12(c) and such condition is not satisfied) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (determined without regard to the proviso in the definition thereof) that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the Borrower and shall be conclusive absent manifest error. Absent manifest error in the determination of such amount, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

2.19 Taxes. (a) All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by any Requirement of Law. If any applicable Withholding Agent shall be required (as determined by such Withholding Agent in its good faith discretion) by any Requirement of Law to deduct or withhold any Taxes from such payments, then (i) in the case of deduction or withholding for Indemnified Taxes the sum payable shall be increased by the applicable Loan Party as necessary so that after all required deductions have been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19(a)) the Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions or withholdings and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from any payment to such Administrative Agent or Lender, as the case may be (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, and shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority, the Borrower or such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from US Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party with respect to payments of interest under any Loan Document, two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no interest payments under any Loan Documents are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “US Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner (e.g., where the Lender is a partnership or a participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form or other documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in US Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Loan Document would be subject to US Federal withholding Tax imposed pursuant to FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, on or before the date it becomes a party to this Agreement and from time to time thereafter upon the request of the Borrower or the Administrative Agent, such documentation prescribed by any applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or other documentation it previously delivered pursuant to this Section 2.19(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or other documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.19(e).

(f) [Reserved].

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the Administrative Agent or such Lender be required to pay any amount to a Loan Party pursuant to this Section 2.19(g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 60 Wall Street, New York, New York 10005 and except that payments pursuant to Section 2.17, 2.18, 2.19, 9.3 or pursuant to the Dutch Auction Procedures shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in US Dollars and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in US Dollars. Any Term Loans paid or prepaid may not be reborrowed.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.21(b) or (c), 2.23, 2.24, 2.25 and 9.4(g) or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted under this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of subclause (b) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 2.20(c) shall be treated as having acquired such participation on the date(s) on which such Lender acquired the applicable interest(s) in the Loan(s) to which such participation relates.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to 2.8(b), 2.20(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.21 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise cause economic, legal or regulatory disadvantage to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.17 or 2.19) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have received the prior written consent of the Administrative Agent, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to terminate such Commitments and repay such obligations, cease to apply.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans and with respect to which the Required Lenders or the Majority Facility Lenders with respect to the applicable Class or Classes shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (other than a Disqualified Lender); provided, that (A) all Obligations (other than contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount owed pursuant to Section 2.12(e), if applicable), (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the Borrower, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Administrative Agent if so required thereunder); provided, that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Non-Consenting Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans held by such Non-Consenting Lender as of such termination date; provided, that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d) Each Lender agrees that if it is replaced pursuant to this Section 2.21, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that the failure of any Lender replaced pursuant to this Section 2.21 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.21.

2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, so long as such Lender is a Defaulting Lender, the Commitments and Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this paragraph shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (2), (3) or (6) of Section 9.2(b) may be made without the consent of such Defaulting Lender.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender.

2.23 Incremental Facilities; Incremental Equivalent Debt. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request to incur additional Senior Lien Term Loans or add one or more additional tranches of term loans (such term loans under such additional tranches, the “Other Term Loans” and, together with any additional Senior Lien Term Loans incurred pursuant to this Section 2.23, the “Incremental Facilities”; the loans thereunder, the “Incremental Term Loans”). Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities (and all Incremental Equivalent Debt incurred under Section 2.23(d)) shall not exceed, at any time of incurrence thereof, an amount equal to the greater of (x) the sum of (I) $7.0 billion plus (II) the amount of all voluntary prepayments or repurchases of the Term Loans pursuant to Section 2.12, in each case made prior to the date of incurrence of such Incremental Facility (other than in connection with any refinancing of such Term Loans) and (y) an amount (each such Incremental Facility incurred under this clause (y), a “Ratio-Based Incremental Facility”) such that, in the case of this clause (y), upon the effectiveness of each Incremental Facility Amendment, the First Lien Net Debt to Cash Flow Ratio, determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Ratio-Based Incremental Facility), in each case, as if such Ratio-Based Incremental Facility had been outstanding on the last day of such Relevant Reference Period (provided, that the First Lien Net Debt to Cash Flow Ratio shall be determined without netting the proceeds from the incurrence of such Ratio-Based Incremental Facility (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the First Lien Net Debt to Cash Flow Ratio)), shall not exceed 2.00:1.00. All Incremental Term Loans shall be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $20.0 million (or in such lesser minimum amount agreed by the Administrative Agent); provided, that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability in respect of the Incremental Facilities.

(b) Any Other Term Loans (i) shall rank pari passu in right of payment and security with the Obligations in respect of the other outstanding Term Loans as set forth in the relevant Incremental Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent) and shall not be guaranteed by any Subsidiary that is not also a Guarantor, (ii) for purposes of prepayments, shall be treated substantially the same as (or, to the extent set forth in the relevant Incremental Facility Amendment, less favorably than) the other outstanding Term Loans and (iii) other than amortization, maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Incremental Facility Amendment), shall have and be issued on the same terms as the Senior Lien Term Loans or such terms that are, when taken as a whole, not materially more favorable (as reasonably determined by the Borrower in good faith) to the investors or lenders providing such Other Term Loans than the terms and conditions, taken as a whole, applicable to the then existing Term Loans (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Other Term Loans) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of the Lenders of all then outstanding Term Loans or (2) only become applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Other Term Loans); provided, that (A) in respect of any Other Term Loans incurred on or prior to the date that is 18 months after the Closing Date, if the effective yield (which, for such purpose only, shall be deemed to take account of interest rate margin and any then applicable benchmark floors (provided, that such differential between interest rate floors shall be equated to the applicable effective yield only to the extent an increase in the interest rate floor under the Initial Senior Lien Term Loans would cause an increase in the interest rate then in effect thereunder) and including any amendment to the applicable interest rate margin on the Initial Senior Lien Term Loans that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Facilities, recurring fees and all upfront or similar fees or original issue discount (amortized over four years) payable to all Lenders providing such Other Term Loans (but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) providing such Other Term Loans)) on such Other Term Loans determined as of the initial funding date for such Other Term Loans exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Initial Senior Lien Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to the Initial Senior Lien Term Loans shall be adjusted and/or the Borrower will pay additional fees to Lenders holding Initial Senior Lien Term Loans in order that such effective yield on such Other Term Loans shall not exceed such effective yield on the Initial Senior Lien Term Loans by more than 0.50% (provided, that to the extent such adjustment is required due to the application of a higher interest rate benchmark floor on such Other Term Loans, such adjustment shall be effected (to such extent) solely through an increase in the interest rate benchmark floor of the Initial Senior Lien Term Loans (or if no interest rate benchmark floor applies to the Initial Senior Lien Term Loans at such time, an interest rate benchmark floor shall be added)), (B) any Other Term Loans shall not have a final maturity date earlier than the then Latest Maturity Date of the then remaining Senior Lien Term Loans or then existing Incremental Term Loans and (C) any Other Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the later of the then remaining Senior Lien Term Loans or then existing Incremental Term Loans, as applicable (determined, solely for the purposes of this clause (C), without giving effect to prepayments that reduced amortization of the then remaining Senior Lien Term Loans).

(c) Each notice from the Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans; provided, that any notice for Incremental Term Loans shall specify whether the Incremental Term Loans will be incurred in the form of additional Senior Lien Term Loans or Other Term Loans. Any Additional Lenders that elect to extend Incremental Term Loans shall be reasonably satisfactory to the Borrower, and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent (in each case, any approval thereof not to be unreasonably withheld, delayed or conditioned), and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than the Borrower, the Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment. The Lenders hereby irrevocably authorize the Administrative Agent to enter into Incremental Facility Amendments and, as appropriate, amendments to the other Loan Documents as may be necessary in order to establish new tranches or sub-tranches in respect of the existing Term Loans and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.23 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees. Commitments in respect of any Incremental Term Loans shall become Commitments under this Agreement. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, and (ii) the satisfaction or waiver on the date thereof (each, an “Incremental Facility Closing Date”) of (x) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of Incremental Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”; provided, further, that, in connection with any Incremental Facility incurred in connection with a Limited Condition Transaction, the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be (a) the Specified Representations and (b) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any Subsidiary of the Borrower) has the right to terminate the obligations of the Borrower or such Subsidiary under such acquisition agreement or not consummate such acquisition as a result of the inaccuracy of such representations or warranties in such acquisition agreement) and (y) no Default or Event of Default (or, in the case of any Incremental Facility incurred in connection with a Limited Condition Transaction, and to the extent agreed to by the lenders and other investors providing such Incremental Facilities, no Specified Default) having occurred and being continuing on the Incremental Facility Closing Date or after giving effect to the Incremental Facility requested to be made on such date. To the extent reasonably requested by the Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Borrower and the Restricted Subsidiaries. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.3 required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

(d) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, subject to providing notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), issue one or more series of Incremental Equivalent Debt in an aggregate principal amount not to exceed, as of the date of and after giving effect to the issuance of any such Incremental Equivalent Debt, the aggregate amount of Incremental Facilities then permitted to be incurred under Section 2.23(a); provided, that, for purposes of determining the amount available under Section 2.23(a), all Incremental Equivalent Debt will be deemed to constitute Consolidated First Lien Indebtedness irrespective of whether the terms of the notes or loans constituting such Incremental Equivalent Debt satisfy the requirements in the definition thereof. As conditions precedent to the issuance of any Incremental Equivalent Debt pursuant to this Section 2.23, (i) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the date of issuance of the Incremental Equivalent Debt signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower approving or consenting to the execution and delivery of the applicable financing documentation in respect of such Incremental Equivalent Debt and the issuance of such Incremental Equivalent Debt, and certifying that the conditions precedent set forth in the following subclauses (ii) through (vi) have been satisfied, (ii) such Incremental Equivalent Debt shall rank pari passu or junior in right of payment and shall not have guarantees from any Subsidiary that is not also a Guarantor and if secured, shall not be secured by any assets not constituting Collateral, (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the Latest Maturity Date at the time of issuance; provided, that Incremental Equivalent Debt in a principal amount outstanding (in the aggregate) no greater than 0.50 multiplied by the Consolidated Cash Flow of the Borrower and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available, at the Borrower’s election, shall not be required to comply with this clause (iii) and the following clause (iv), (iv) except as permitted by the proviso to clause (iii) above, the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall (A) not be shorter than the Weighted Average Life to Maturity of any remaining Term Loans (determined, solely, for the purposes of this clause (A), without giving effect to prepayments that reduced amortization of such then remaining Term Loans), or (B) not be subject to any amortization prior to the final maturity thereof (except in the case of Incremental Equivalent Debt in the form of term loans, annual amortization payments not to exceed 1.0% of the original principal amount thereof), or be subject to any mandatory redemption or prepayment provisions or rights (except customary asset sale or change of control provisions or in the case of Incremental Equivalent Debt in the form of term loans secured by Collateral on a pari passu basis with or junior basis to the Liens securing the Obligations, customary prepayment provisions not more expansive than those set forth in this Agreement), (v) no Default or Event of Default (or, in the case of any Incremental Equivalent Debt incurred in connection with a Limited Condition Transaction, and to the extent agreed to by the persons providing such Incremental Equivalent Debt, no Specified Default) shall have occurred and be continuing or would result from the issuance of such Incremental Equivalent Debt and (vi) all fees and expenses owing to the Administrative Agent and the Lenders or other financial institutions in respect of such Incremental Equivalent Debt, to the extent invoiced prior to such date, shall have been paid in full; provided, that Incremental Equivalent Debt in the form of bridge loans shall not be subject to the requirements described in clauses (ii) and (iii) above so long as such bridge loans provide for automatic conversion into permanent financing that would satisfy the requirements described in such clauses (ii) and (iii). Additionally, Incremental Equivalent Debt constituting term loans incurred on or prior to the date that is 18 months after the Closing Date and secured on a pari passu basis with the Initial Senior Term Loans shall be subject to the provisions of clause (A) of the proviso to Section 2.23(b) above.

2.24 Replacement Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to replace all or a portion of the Term Loans under any Facility with one or more additional tranches of term loans under this Agreement (each such replacement facility, a “Replacement Facility”; the loans thereunder, the “Replacement Term Loans”). Each tranche of Replacement Term Loans shall be in an integral multiple of $1.0 million and be in an aggregate principal amount that is not less than $20.0 million (or such lesser minimum amount approved by the Administrative Agent) and shall not exceed the principal amount of the Term Loans being replaced (plus the amount of accrued interest and any premium on the Term Loans being replaced, any swap breakage costs and other termination costs related to Hedge Agreements, any other fees and expenses actually incurred in connection with such termination, and any fees, expenses and original issue discount incurred in connection with such Replacement Term Loans). The Net Proceeds of any Replacement Term Loans shall be applied only to prepay the Term Loans of the Class of Term Loans that such Replacement Term Loans are replacing.

(b) Any Replacement Term Loans (i) shall rank pari passu in right of payment and security with the Obligations in respect of the other Term Loans pursuant to the relevant Replacement Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent) and (ii) other than voluntary prepayment, maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Replacement Facility Amendment) shall have the same terms as (or, to the extent set forth in the relevant Replacement Facility Amendment, terms, when taken as a whole, not materially more favorable (as determined by the Borrower in good faith) to the lenders or investors providing such Replacement Term Loans than the terms applicable to) the Term Loans being replaced (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Replacement Term Loans) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of all then outstanding Term Loans or (2) become applicable only to periods after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Replacement Term Loans); provided, that (A) any Replacement Term Loans shall not have a final maturity date earlier than the final scheduled maturity date of the Term Loans being replaced, (B) any Replacement Term Loans shall either (x) not be subject to any amortization prior to final maturity or (y) be subject to the same amortization schedule as the then remaining Term Loans under the applicable Class (determined, solely, for the purposes of this clause (B), without giving effect to prepayments that reduced amortization of the then remaining Senior Lien Term Loans), (C) principal of and interest on any Term Loans being replaced with Replacement Term Loans shall be paid in full on the Replacement Facility Closing Date for the applicable Replacement Term Loans and (D) the Term Loans of each Lender under the replaced Class shall be prepaid ratably. The obligations under any Replacement Facility shall not be guaranteed by any Person other than a Guarantor, and, if secured, the obligations under any Replacement Facility shall not be secured by a Lien on any Property other than Property that constitutes Collateral.

(c) Each notice from the Borrower pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Replacement Term Loans. Any Additional Lender that elects to extend Replacement Term Loans shall be reasonably satisfactory to the Borrower and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent, and, if not already a Lender, shall become a Lender under this Agreement pursuant to a Replacement Facility Amendment. Each Replacement Facility shall become effective pursuant to an amendment (each, a “Replacement Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Replacement Facility Amendment shall require the consent of any Lenders or any other Person other than the Borrower, the Administrative Agent and the Additional Lenders with respect to such Replacement Facility Amendment. The Lenders hereby irrevocably authorize the Administrative Agent to enter into the Replacement Facility Amendment and, as appropriate, amendments to the other Loan Documents as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so replaced and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.24 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). No Lender shall be obligated to provide any Replacement Term Loans unless it so agrees. Commitments in respect of any Replacement Term Loans shall become Commitments under this Agreement. The effectiveness of any Replacement Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, a “Replacement Facility Closing Date”) of (x) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of Replacement Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”) and (y) no Default or Event of Default having occurred and being continuing on the Replacement Facility Closing Date or after giving effect to the Replacement Facility requested to be made on such date. The proceeds of any Replacement Term Loans will be used solely to repay the replaced Facility (or replaced portion thereof). To the extent reasonably requested by the Administrative Agent, the effectiveness of a Replacement Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Borrower and the Restricted Subsidiaries. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.24.

(d) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Replacement Term Loans, the Borrower may offer any Lender of a Term Loan Facility that has previously been subject to a Replacement Facility Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Replacement Facility Amendment on the applicable Replacement Facility Closing Date the right to convert all or any portion of its Term Loans into such Class of Replacement Term Loans; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Replacement Term Loans (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Replacement Term Loans, and (y) with respect to any additional Replacement Term Loans, shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Replacement Term Loans, (iii) any Lender which elects to participate in a Replacement Facility pursuant to this clause (d) shall enter into a joinder agreement to the respective Replacement Facility Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent and the Borrower and (iv) any such additional Replacement Term Loans shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Replacement Term Loans.

2.25 Extensions of Term Loans. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans so extended, as well as the original Term Loans not so extended, being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were extended), so long as the following terms are satisfied: (i) (1) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums), amortization, maturity, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (i)(2), (i)(3) and (ii), be set forth in the relevant Extension Offer), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms, or terms that are, when taken as a whole, not materially more favorable (as reasonably determined by the Borrower in good faith) to the Extending Term Lenders than the terms and conditions, taken as a whole, applicable to, the tranche of Term Loans subject to such Extension Offer (except with respect to covenants (including any financial maintenance covenant added for the benefit of Extending Term Lenders) and other provisions so long as such covenants or other provisions (x) are also added for the benefit of all then outstanding Term Loans or (y) only become applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Extended Term Loans), (2) the Weighted Average Life to Maturity of any Extended Term Loans shall be no less than 91 days longer than the remaining Weighted Average Life to Maturity of the Class extended thereby (determined, solely, for the purposes of this clause (2), without giving effect to prepayments that reduced amortization of the then remaining Loans of such Class being extended) and (3) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Extension Offer (provided, that if the applicable Extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Term Lenders shall be applied, subject to the right of any applicable Lender to decline mandatory prepayments (if any), to the non-extended Term Loans of the Class being extended), (ii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof), in respect of which Term Loan Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Loan Lenders may be extended on a non-ratable basis up to the respective principal amounts to which such Term Loan Lenders have accepted such Extension Offer (but, on an aggregate basis, not to exceed the maximum amount of such Extension Offer) as agreed between the agent(s) with respect to such Extension Offer and the Borrower and (iii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Term Loans to be tendered. The transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.12 and 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25 shall not apply to any of the transactions effected pursuant to this Section 2.25.

(c) No consent of any Lender or any other Person shall be required to effectuate any Extension, other than the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.25 (including in connection with the establishment of such new tranches or sub-tranches, or to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Term Loans, the Borrower may offer any Lender of a Term Loan Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Term Loans into such Class of Extended Term Loans; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Extended Term Loans, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Term Loans, and (y) with respect to any additional Extended Term Loans shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Extended Term Loans, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent and the Borrower and (iv) any such additional Extended Term Loans shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of a new Extended Term Loans.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition. The audited consolidated balance sheet of Parent as of December 31, 2014, and the consolidated statements of income and comprehensive income and stockholders’ equity for the fiscal year ended on such date, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Parent as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

3.2 No Change. Since December 31, 2014, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each of Parent and each Group Member (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concepts exist in such jurisdiction), (b) has all requisite organizational power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, (c) to the extent applicable in the relevant jurisdiction, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, and (d) in the case of each Group Member is, except as set forth on Schedule 3.3, in compliance with all Governmental Requirements applicable to it or its Property, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations. The execution and delivery of this Agreement and the other Loan Documents are within the corporate, limited liability company or partnership (as applicable) powers of each of the Loan Parties party thereto, and have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) and, if required, stockholder, member or partner (as applicable) action (including, any action required to be taken by any class of directors of the Borrower, whether interested or disinterested, in order to ensure the due authorization of this Agreement) on the part of such Loan Parties. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the other Loan Documents dated as of even date herewith does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, or any class of directors, whether interested or disinterested, of the Borrower or any other person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any such Loan Document, except (i) such as have been obtained or made and are in full force and effect, (ii) those consents, approvals, registrations and filings listed on Schedule 3.4, (iii) the filings referred to in Section 3.19, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (v) such consents, approvals, registrations, filings or other actions, other than those specified in clause (vi) below, the absence of which or failure to obtain, would not reasonably be expected to have a Material Adverse Effect, and (vi) to the extent that the exercise of certain of the rights, powers, privileges and remedies of the Administrative Agent or the Lenders may constitute a de jure or de facto voluntary or involuntary assignment of an FCC License or a voluntary or involuntary transfer of de jure or de facto control of the holder of any such FCC License, the FCC’s prior consent thereto.

3.5 No Legal Bar. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Person is a party, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any applicable law, regulation or any order of any Governmental Authority or the charter, bylaws or other organizational documents of Parent or any Group Member (except for any violation of any applicable law, regulation or order of any Governmental Authority that would not reasonably be expected to have a Material Adverse Effect), (b) will not violate or result in a default under any Material Contractual Obligation binding upon Parent or any Group Member or its Properties, or give rise to a right thereunder to require any payment to be made by Parent or such Group Member (except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect) and (c) will not result in the creation or imposition of any Lien on any Property of Parent or any Group Member (other than Permitted Liens).

3.6 Litigation. Except as disclosed to the Administrative Agent prior to the Closing Date, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against Parent or any Group Member (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (after giving effect to applicable insurance) or (ii) that involve any Loan Document.

3.7 No Default. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Except as disclosed on Schedule 3.8, each Group Member has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect. None of the Collateral is subject to any Lien except Permitted Liens.

3.9 Intellectual Property. Except as disclosed in Schedule 3.9, each Group Member owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property necessary to its business, and, to the extent the Group Member holds title to such Intellectual Property, the use thereof by such Group Member, and the operation of its business by such Group Member, does not infringe upon the rights of any other Person, except for any such failure to own, be licensed or infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.10 Taxes. Each Group Member has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP or (b) to the extent that the failure to file such Tax returns or pay such Taxes would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Group Members in respect of Taxes are, in the reasonable opinion of the Borrower, adequate in all material respects. No Tax Lien has been filed that does not constitute a Permitted Lien, and, to the knowledge of the Borrower, no claim is being asserted in writing with respect to any material Tax of any Group Member (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP).

3.11 Federal Regulations. The Group Members are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock. No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board. None of the Group Members is subject to any statute, rule or regulation limiting its ability to incur indebtedness for borrowed money.

3.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending; (b) hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Group Member.

3.13 ERISA.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, the Group Members and each ERISA Affiliate have complied in all respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, maintained in compliance with ERISA and, where applicable, the Code.

(c) To the knowledge of any Senior Officer of the Borrower, no act, omission or transaction has occurred which could reasonably be expected to result in imposition on any Group Member or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan or any trust created under any such Plan has been terminated in the six consecutive year period ending on the date hereof and no steps have been taken to terminate any Plan where such termination could reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than for the payment of current premiums which are not past due) has been or is reasonably expected to be incurred by any Group Member or any ERISA Affiliate with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. No ERISA Event with respect to any Plan has occurred where such ERISA Event could reasonably be expected to result in a Material Adverse Effect.

(e) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) full payment when due has been made of all amounts which any Group Member or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and (ii) no failure to meet the minimum funding standard under section 303 of ERISA or section 430 of the Code, whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by any amount in excess of $100,000,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) No contribution failure has occurred with respect to any Plan sufficient to give rise to a material lien under section 303(k) of ERISA in an amount in excess of $100,000,000.

(h) Neither any Group Member nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Group Member or any ERISA Affiliate in its sole discretion at any time without any material current liability in excess of $100,000,000, other than any shared responsibility payments that would become payable under Section 4980H of the Code by virtue of such plan termination.

(i) Neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has at any time in the six-year period immediately preceding the date hereof maintained or contributed to, any Multiemployer Plan, except to the extent a withdrawal from such Multiemployer Plan could not reasonably be expected to result in material liability in excess of $100,000,000.

(j) Neither any Group Member nor any ERISA Affiliate is required to provide material security in excess of $100,000,000 under section 436 of the Code due to a Plan amendment that results in a material increase in current liability for the Plan.

(k) Except as could not reasonably be expected to result in a Material Adverse Effect, there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any employee benefit plan that is exempt from ERISA by reason of section 4(b)(4) thereof and is sponsored, maintained, or contributed to by any Group Member or any ERISA Affiliate.

3.14 Investment Company Act. No Loan Party is an “investment company” within the meaning of, and required to register under, the Investment Company Act of 1940, as amended.

3.15 [Reserved].

3.16 Use of Proceeds. The proceeds of the Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries, which may include acquisition of additional spectrum.

3.17 Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect):

(a) neither any Group Member, any Property of any Group Member nor the operations conducted thereon violate (i) any decree, order or requirement of any Governmental Authority or (ii) any Environmental Laws or any related Governmental Authorization.

(b) no Group Member, no Property of any Group Member nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of any Environmental Law or any remedial obligations under Environmental Law.

(c) all notices, or similar Governmental Authorizations (including Environmental Permits), if any, required to be obtained or filed in connection with the operation or use of any and all Property of each Group Member, including, past or present treatment, storage, disposal or Release of a Hazardous Material or solid waste into the environment, have been duly obtained or filed, and each Group Member is in compliance with the terms and conditions of all such notices, and Governmental Authorizations.

(d) all Hazardous Materials and solid waste, if any, generated at any and all Property of any Group Member have in the past been released, stored, transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(e) the Borrower has taken all steps reasonably necessary to determine and has determined that no Hazardous Materials or solid waste, have been disposed of or otherwise released and there has been no threatened Release, on or to any Property of any Group Member except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f) no Group Member has any known contingent liability or Remedial Work in connection with any Release or threatened Release into the environment.

(g) no Hazardous Materials Activity has been conducted either by or on behalf of Borrower, or on any Property of any Group Member in a location or manner that could require any Remedial Work.

3.18 Accuracy of Information, Etc. None of the reports, certificates or other written information (other than projected financial information and other forward-looking information, and information of a general economic or industry specific nature) furnished by or on behalf of any Group Member to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), as of the date so furnished, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided, that with respect to financial statements other than projected financial information and other forward-looking information, the Borrower represents only that such financial statements present fairly in all material respects the consolidated financial condition of Parent as at the dates of such financial statements; provided, further, that with respect to projected financial information and any other projections and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.19 Security Documents. The Guarantee and Collateral Agreement and each other Security Document executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable Bankruptcy Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.9(c) in the case of (i) the Pledged Capital Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Administrative Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Administrative Agent of such Collateral, and (iii) the other personal property Collateral described in the Security Documents, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in the United States Patent and Trademark Office and such other filings as are specified by the Guarantee and Collateral Agreement have been completed, the Lien on the Collateral created by the Guarantee and Collateral Agreement shall (to the extent so required by Section 5.9(c) and the Security Documents) constitute a fully perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).

3.20 Solvency. The Borrower, on a consolidated basis together with its Subsidiaries, giving effect to the Transactions, is Solvent as of the Closing Date.

3.21 PATRIOT Act; FCPA; OFAC. (a) Each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto; (ii) the PATRIOT Act; and (iii) the FCPA. No part of the proceeds of the Loans will be used by the Loan Parties or any of their respective Subsidiaries, directly or, to the Loan Parties’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(b) Neither Parent nor any Group Member nor, to the knowledge of Parent or the Borrower, any director, officer, employee or controlled affiliate of Parent or any Group Member, (i) is a person or is owned or controlled by one or more persons on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any US sanctions administered by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”) or the U.S. Department of State (“Sanctions”); and, except as authorized, including, but not limited to, by license, exemption or other provision of law, none of Parent or any Group Member will use the proceeds of the Loans or otherwise make available such proceeds to any person to finance or facilitate the activities of any person currently subject to any US sanctions administered by OFAC, or, in any other manner that will result in a violation of Sanctions.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The agreement of each Lender to make the Senior Lien Term Loans requested to be made by it hereunder is subject to the satisfaction (or waiver in accordance with

Section 9.2), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received this Agreement, the Guarantee and Collateral Agreement and the US IP Security Agreement, in each case, executed and delivered by each party thereto.

(b) Fees. All fees and expenses in connection with the Term Loan Facility (including reasonable out-of-pocket legal fees and expenses) payable by Parent or the Borrower to the Lenders, the Arrangers and the Agents on or before the Closing Date shall have been paid to the extent then due; provided, that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least two Business Days prior to the Closing Date.

(c) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit J from a Responsible Officer of the Borrower with respect to the solvency of the Borrower, on a consolidated basis together with its Subsidiaries, after giving effect to the Transactions.

(d) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(e) Other Certifications. The Administrative Agent shall have received the following:

(i) a copy of the charter or other similar Organizational Document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized or incorporated;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the Closing Date, certifying that such Person is in good standing under the laws of such jurisdiction; and

(iii) a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating, management or partnership agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or other applicable body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other constitutive document of such Loan Party have not been amended since the date the documents furnished pursuant to clause (i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(f) Legal Opinions. The Administrative Agent shall have received the legal opinion of Gibson, Dunn & Crutcher LLP, New York counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(g) Pledged Capital Stock; Stock Powers. To the extent delivery thereof is required under the applicable Security Document, the Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to any Security Document (if such shares are certificated), together with, in the case of Capital Stock of any Domestic Subsidiary, an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(h) Security Interests. The Administrative Agent shall have received the results of a search of the UCC filings made with respect to the Loan Parties in their jurisdictions of organization. Each UCC financing statement and US IP Security Agreement required by the Security Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(i) Know Your Customer and Other Required Information. The Administrative Agent and the Arrangers shall have received all documentation and other information about the Loan Parties as has been reasonably requested in writing prior to the Closing Date by the Administrative Agent and the Arrangers with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(j) Representations and Warranties. The representations of the Borrower in Section 3 shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date, except in the case of any representation expressly stated to relate to a specific earlier date, in which case such representation shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

(k) Insurance. The Administrative Agent shall have received current insurance certificates with respect to the Loan Parties and setting forth the insurance maintained for the benefit of each of the Loan Parties, which shall meet the requirements set forth in Section 5.5 hereof.

(l) Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.2.

(m) No Default or Event of Default. At the time of and immediately after giving effect to the making of the Senior Lien Term Loans, no Default or Event of Default shall have occurred and be continuing.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other amount (excluding contingent reimbursement and indemnification obligations, in each case, that are not due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent (except for those documents or other information filed with the SEC and which are publicly available):

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of Parent (or such later date on which Parent is permitted to file its Form 10-K under the SEC rules), Parent’s and its Consolidated Subsidiaries’ audited consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP, PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any of the Facilities, any Permitted Refinancing Indebtedness in respect of any Loans, any Incremental Equivalent Debt, or the Senior Notes, in each case occurring within one year from the time such report is delivered or (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by the Parent’s accountants and disclosed therein).

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent (or such later date on which Parent is permitted to file its Form 10-Q under the SEC rules), in each case, Parent’s and its Consolidated Subsidiaries’ consolidated balance sheet and related statements of income and comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by Parent’s accountants and disclosed therein), subject to normal period-end audit adjustments.

(c) Stand Alone Information. In the case of financial statements delivered pursuant to Sections 5.1(a) and (b), if the combined operations of Parent and its Consolidated Subsidiaries, excluding the operations of the Borrower and its Consolidated Subsidiaries and excluding cash and Cash Equivalents, would, if held by a single Subsidiary of the Borrower, constitute a Significant Subsidiary of the Borrower , then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries separate from the financial condition and results of operations of Parent and its other Consolidated Subsidiaries; provided, that the requirements of this paragraph shall not apply if Parent files with the SEC reports that contain the information required in this clause (c).

(d) SEC Reports. Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.1 may be satisfied by furnishing (or filing with the SEC) the Form 10-K or 10-Q (or the equivalent), as applicable, of Parent or any parent thereof filed with the SEC; provided, that to the extent such information relates to a parent of Parent, such information is accompanied by a description that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent, the Borrower and the Consolidated Subsidiaries, on a stand-alone basis, on the other hand.

(e) Quarterly Lender Calls. Within a reasonable time after the required delivery of the financial statements referred to in clauses (a) and (b) above, the Borrower shall conduct a conference call (which may be password protected) to discuss such financial statements and the results of operations for the relevant reporting period (with the time and date of such conference call, together with all information necessary to access the call, to be provided to the Administrative Agent no fewer than three Business Days prior to the date of such conference call), which conference call shall, unless otherwise elected by the Borrower and notified in advance to the Administrative Agent, be the same as the Borrower’s quarterly earnings call with holders of the Senior DT Notes.

5.2 Certificates; Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (e), to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a Compliance Certificate of a senior financial officer certifying as to whether a Default or Event of Default has occurred and is continuing and, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of Parent and its Consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year; provided, that the obligations in this clause (b) may be satisfied by furnishing (or filing with the SEC) the Form 10-K or 10-Q (or the equivalent), as applicable, of Parent or any parent thereof filed with the SEC; provided, further, however, if the combined operations of Parent and its Consolidated Subsidiaries, excluding the operations of the Borrower and its Consolidated Subsidiaries and excluding cash and Cash Equivalents, would, if held by a single Subsidiary of the Borrower, constitute a Significant Subsidiary of the Borrower, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation of the narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries separate from the financial condition and results of operations of Parent and its other Consolidated Subsidiaries;

(c) prompt written notice of any change (i) in Parent’s or any Loan Party’s corporate name, (ii) in the location of Parent’s or any Loan Party’s chief executive office or principal place of business, (iii) in Parent’s or any Loan Party’s corporate structure, (iv) in Parent’s or any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in Parent’s or any Loan Party’s federal taxpayer identification number;

(d) promptly after the furnishing thereof, copies of any material financial statement, report or notice furnished to any creditor pursuant to the terms of any agreement in respect of Indebtedness for borrowed money (excluding, for the avoidance of doubt, Capital Lease Obligations, mortgage financings or purchase money obligations) having a principal amount (for the applicable agreement, series or tranche) in excess of $750,000,000 and to which a Group Member is the borrower or the issuer (other than this Agreement and the Working Capital Facility) and which financial statement, report or notice is not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.2; and

(e) promptly following any request therefor, such other information that is reasonably available (upon the use of commercially reasonable efforts) to the Borrower regarding the operations, business affairs and financial condition of any Loan Party (including, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request (on its own behalf or on behalf of any Lender) in a written notice given in accordance with Section 9.1.

Notwithstanding anything to the contrary in this Section 5.2, none of Parent or any Group Member will be required to disclose any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy its obligations (other than Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the applicable Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.8 and except (other than in the case of the preservation of existence of Parent and the Borrower) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and (c) maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with the FCPA and Sanctions.

5.5 Maintenance of Property; Insurance. (a) Keep and maintain all Property used in to the conduct of its business in good working order and condition (ordinary wear and tear excepted) and preserve, maintain and keep in good repair and working order (ordinary wear and tear excepted) all of its Properties, including, all equipment, machinery and facilities, and prosecute, maintain, renew and preserve all Intellectual Property, except in each case where a failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, with insurance companies the Borrower believes to be financially sound and reputable, insurance in such amounts and against such risks which in the reasonable business judgment of the Borrower are appropriate for companies engaged in the same or similar businesses operating in the same or similar locations.

(c) Within 90 days following the date hereof (subject to Section 5.14) and within 60 days following any date on which a new Grantor (as defined in the Guarantee and Collateral Agreement) is added to the Guarantee and Collateral Agreement or the date the relevant policy is obtained, cause the Administrative Agent to be named as additional insured on the commercial general liability insurance policy and automobile liability insurance policy (excluding, for the avoidance of doubt, directors and officers, worker’s compensation, health and benefit and similar liability policies) of such Grantor. The Grantors shall use commercially reasonable efforts to cause all such insurance to provide that the relevant insurer shall endeavor to provide the Administrative Agent with at least 30 days prior notice of the cancellation of the relevant policy of insurance.

5.6 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of record and account in which full, true and in all material respects correct entries in conformity with (i) GAAP and (ii) all Requirements of Law, are made of all material dealings and transactions in relation to its business and activities; and

(b) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, and as coordinated by each Lender through the Administrative Agent, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis; provided, that (1) any discussions with such independent accountants shall be in the presence of the Borrower’s officers, and (2) so long as no Default or Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent and shall be limited to one per fiscal year.

Notwithstanding anything to the contrary in this Section 5.6, none of Parent or any Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7 Notices. Promptly after (or, in the case of clause (c) or (d), within 30 days after) a Responsible Officer acquires knowledge thereof, give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against any Group Member not previously disclosed in writing to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $100,000,000;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Group Members in an aggregate amount exceeding $100,000,000; and

(d) any other development or event that has or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the Borrower or the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any Release or threatened Release of Hazardous Materials, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.9 Additional Collateral, New Subsidiaries, Etc. (a) Subject to Section 5.9(d), with respect to any personal Property (other than Excluded Assets) acquired or created (including the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any existing Loan Party, no later than the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date of such acquisition or creation of such Property (subject, in each case, to any specific time frame established in the relevant Loan Documents) (or such later date as may be agreed by the Administrative Agent), (x) execute and deliver to the Administrative Agent such amendments to the Security Documents (including schedules thereto) or such other documents as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary (as determined by the Borrower in good faith) to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property to the extent required under the Security Documents, including the filing of UCC financing statements in such United States jurisdictions as may be required by Security Documents.

(b) Cause any Subsidiary of Parent that is not an Excluded Subsidiary, if not already a Guarantor, promptly (and in any event within 30 days after such person becomes a Subsidiary that is not an Excluded Subsidiary, or ceases to be an Excluded Subsidiary, as the case may be, or such longer period as the Administrative Agent may approve in its sole discretion) (I) to become a party to the Guarantee and Collateral Agreement and deliver to the Administrative Agent such amendments to the Security Documents (including schedules thereto) as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Guarantor (other than to the extent constituting Excluded Assets), (II) to deliver to the Administrative Agent the certificates, if any, representing such Capital Stock of such new Guarantor constituting certificated securities under the UCC, together with undated stock powers, in blank, to the extent necessary to perfect the Administrative Agent’s security interests therein, (III) to take such actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Liens) in the Collateral described in the applicable Security Documents with respect to such new Guarantor, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents, and (IV) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above.

(c) Notwithstanding the foregoing provisions of this Section 5.9 or any other provision hereof or of any other Loan Document, (i) no Loan Party shall be required to grant a security interest in any Excluded Assets, (ii) no Loan Party shall be required to perfect any pledges, security interests and mortgages in the Collateral by any means other than (A)(1) filings pursuant to the Uniform Commercial Code in the office of the Secretary of State (or similar central filing office) of the relevant State in which such Loan Party is organized, and (2) filings in the U.S. Patent and Trademark Office with respect to intellectual property as expressly required in the Security Documents, (B) subject to any relevant Intercreditor Agreements, and any other intercreditor arrangements entered into pursuant to this Agreement, delivery to the Administrative Agent of all certificates evidencing Capital Stock in the Borrower and the Subsidiary Guarantors required to be delivered in order to perfect the Administrative Agent’s security interest therein, to be held in its possession, in each case as and to the extent expressly required in the Security Documents, (iii) no Loan Party shall be required to (A) deliver control agreements or (B) otherwise deliver perfection by “control” (within the meaning of the UCC) (including with respect to deposit accounts, securities accounts and commodities accounts), other than as described in clause (ii)(B) above, (iv) no Loan Party shall be required to take any action with respect to any assets located outside of the United States, and (v) no Loan Party shall be required to take any actions in any jurisdiction other than the United States (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States (or any political subdivision thereof).

5.10 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.16.

5.11 Further Assurances. Promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments and take such other actions as reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Parent and the other Group Members in the Loan Documents, or to more fully perfect, maintain or renew the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets.

5.12 Maintenance of Ratings. At all times, the Borrower shall use commercially reasonable efforts (x) to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to Parent, and (y) to cause the Term Loan Facility to be continuously rated by S&P and Moody’s (it being understood that, in each case, there shall be no obligation to maintain specific ratings from either S&P or Moody’s).

5.13 Designation of Subsidiaries.

The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, (i) the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.1 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower in its discretion and (ii) any Guarantee by the Borrower or any Restricted Subsidiary thereof of any Indebtedness of the Restricted Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Borrower or such Restricted Subsidiary (or both, if applicable) at the time of such designation. That designation will only be permitted if the Investment and/or incurrence of Indebtedness would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.1 hereof. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Borrower; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 6.3 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation, and as a result of such designation.

Notwithstanding the foregoing, the Borrower may at any time and from time to time designate any Designated Entity, by written notice to the Administrative Agent, as an Unrestricted Subsidiary, and any such Subsidiary shall upon such notice immediately be designated and deemed an Unrestricted Subsidiary, without any further action by the Borrower (and, for the avoidance of doubt, shall not require delivery of a resolution of the Board of Directors or of an Officers’ Certificate) (each, a “Specified Unrestricted Subsidiary Designation”). The aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted

Subsidiaries in such Designated Entities so designated as Unrestricted Subsidiaries will, as calculated and to the extent permitted by clause (r) of the definition of Permitted Investments, be deemed to be an Investment made as of the time of such Specified Unrestricted Subsidiary Designation under such clause (r), and not reduce the amount available for Restricted Payments under Section 6.1 hereof. Notwithstanding the foregoing, as of the date hereof, each of T-Mobile Handset Funding LLC and T-Mobile Airtime Funding LLC is an Unrestricted Subsidiary.

5.14 Post-Closing Matters. As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.14 (or such longer period as the Administrative Agent may agree), after the Closing Date, complete, or cause the applicable Loan Party to complete, such undertakings and deliveries, in each case, as are set forth on Schedule 5.14.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other amount (excluding contingent reimbursement and indemnification obligations, in each case, that are not due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder:

6.1 Restricted Payments.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay (without duplication) any dividend, or make any other payment or distribution, on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary of the Borrower);

(ii) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness or Indebtedness secured by a Lien ranking junior to that securing the Senior Lien Term Loans (excluding any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in Section 6.3(a) hereof; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii), (xiv), (xv) and (xvi) of paragraph (b) of this Section 6.1), is less than the sum, without duplication, of:

(A) 100% of the Borrower’s Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the Borrower’s fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times the Borrower’s Consolidated Interest Expense for the same period; plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of any property other than cash, in each case received by the Borrower after the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower); plus

(C) to the extent that any Restricted Investment that was made after the Closing Date (or that was made after November 3, 2006, to the extent that such Restricted Investment reduced the amount that would be calculated under clause (G) below) is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash and Cash Equivalents; plus

(D) to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Closing Date (or that was designated after November 3, 2006, to the extent that the Investment deemed to be made in connection with such designation reduced the amount that would be calculated under clause (G) below) is redesignated as a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation, other than to the extent such Investment constituted a Permitted Investment; plus

(E) 100% of any cash dividends or cash distributions and the Fair Market Value of any property other than cash, in each case actually received directly or indirectly by the Borrower or a Restricted Subsidiary of the Borrower that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of the Borrower, in each case, to the extent that such dividends, cash distributions or other property were not otherwise included in the Consolidated Net Income of the Borrower for such period and other than to the extent such Investment constituted a Permitted Investment; minus

(F) the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to clause (xiv) of the definition of “Permitted Debt” set forth in Section 6.3(b) hereof, after the Closing Date; plus

(G) the amount that would be calculated immediately prior to the Closing Date pursuant to clause (3) of the second paragraph of Section 4.07(a) of the Senior DT Notes Base Indenture, as in effect immediately prior to the Closing Date (provided, that any calculation of cumulative Consolidated Cash Flow and Consolidated Interest Expense in subclause (A) of such clause (3) shall include the Borrower’s last fiscal quarter ending prior to the Closing Date, if internal financial statements are available for such period at the time of calculation, even if they are not available immediately prior to the Closing Date); plus

(H) the aggregate amount of any Declined Proceeds after the Closing Date.

(b) So long as no Default has occurred and is continuing or would be caused thereby, the provisions of Section 6.1(a) hereof will not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower; provided, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(B) of Section 6.1(a) hereof; provided, further that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (x) of this Section 6.1(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (xiv) of the definition of “Permitted Debt” set forth in Section 6.3(b) hereof may not also be used to make a Restricted Payment pursuant to this clause (ii);

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, the Borrower, any Restricted Subsidiary of the Borrower or any direct or indirect parent of the Borrower held by any current or former officer, director, employee or consultant of Parent, the Borrower or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed an amount equal to $50.0 million in any fiscal year; provided, further, that such amount in any fiscal year may be increased by an amount equal to (a) the net cash proceeds contributed to the Borrower from the sale of Equity Interests of Parent to current or former members of management, directors, consultants or employees that occurs after the “Closing Date” (as defined in the Senior DT Notes Base Indenture) plus (b) the net cash proceeds of key man life insurance policies received by Parent, the Borrower or its Restricted Subsidiaries after the “Closing Date” (as defined in the Senior DT Notes Base Indenture); provided, further, that such amount in any fiscal year shall be reduced by the amount of Indebtedness incurred in such fiscal year pursuant to clause (xxi) of Section 6.3(b) hereof;

(vi) the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the vesting, exercise or exchange of stock options, warrants or other similar rights;

(vii) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower, or any class or series of Preferred Stock of a Subsidiary of the Borrower, in each case issued on or after the “Closing Date” (as defined in the Senior DT Notes Base Indenture) in accordance with the Debt to Cash Flow Ratio test described in Section 6.3(a) hereof;

(viii) Permitted Payments to Parent;

(ix) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent to the extent necessary to comply with law or to prevent the loss or secure the renewal or reinstatement of any FCC License held by the Borrower or any of its Subsidiaries;

(x) Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (ii) of this Section 6.1(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (xiv) of the definition of “Permitted Debt” set forth in Section 6.3(b) hereof;

(xi) payments made to DT or its Subsidiaries from the proceeds of the Towers Transaction;

(xii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to asset sales or change of control prepayment or offer provisions; provided, that all Term Loans required to be prepaid pursuant to this Agreement in connection with such asset sale or change of control have been, or concurrently will be, so prepaid;

(xiii) [reserved];

(xiv) the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of (a)

the principal amount of such Convertible Debt plus (b) any payments received by the Borrower or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions;

(xv) other Restricted Payments in an aggregate amount since the Closing Date not to exceed the greater of (x) $375.0 million and (y) 6.0% of the Consolidated Cash Flow of the Borrower and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available; and

(xvi) other Restricted Payments (1) of the types described in clauses (i), (ii) and (iii) of the definition of such term made at any time if the Debt to Cash Flow Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made would have been no greater than 3.00 to 1.00, and (2) of the type described in clause (iv) of the definition of such term made at any time if the Debt to Cash Flow Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made would have been no greater than 3.50 to 1.00, in each case, determined on a pro forma basis, as if such Restricted Payment had been made at the beginning of such four-quarter period.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

6.2 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than a Loan Party) to:

(i) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.2(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements or instruments governing (a) Existing Debt, and (b) Equity Interests and Credit Facilities as in effect on the Closing Date, and in each case, any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided, that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors of the Borrower or a senior financial officer of the Borrower, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Closing Date;

(ii) agreements or instruments governing Credit Facilities not in effect on the Closing Date so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of the Borrower to pay dividends or make any other distributions or payments directly or indirectly to the Borrower in an amount sufficient to permit the Borrower to pay the principal of, or interest and premium, if any, on the Term Loans, or (b) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in this Agreement;

(iii) this Agreement and the other Loan Documents;

(iv) applicable law, rule, regulation or order;

(v) agreements or instruments with respect to a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(vi) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person;

(vii) any instrument governing any secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (iii) of Section 6.2(a) hereof;

(viii) any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (i) and/or (iii) of Section 6.2(a) hereof on the Restricted Subsidiary pending the sale or other disposition;

(ix) Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x) Liens permitted to be incurred under the provisions of Section 6.6 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(xii) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(xiii) restrictions in other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in compliance with Section 6.3 hereof; provided, that such restrictions, taken as a whole, in the good faith judgment of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive, (a) are not materially more restrictive than those contained in the existing agreements referenced in clauses (i) and (iii) above, or (b) do not impair the ability of any Restricted Subsidiary of the Borrower to pay dividends or make any other distributions or payments directly or indirectly to the Borrower in an amount sufficient to permit the Borrower to pay the Obligations hereunder;

(xiv) the issuance of Preferred Stock by a Restricted Subsidiary of the Borrower or the payment of dividends thereon in accordance with the terms thereof; provided, that issuance of such Preferred Stock is permitted pursuant to Section 6.3 hereof and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(xv) any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided, that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect the Borrower’s ability to pay all principal, interest and premium, if any, on the Term Loans, as determined in good faith by the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the Term Loan Lenders than is customary in comparable financings;

(xvi) any agreement or instrument of the Borrower, Parent, or any of their respective Subsidiaries existing prior to the Closing Date, as such agreements or instruments may be amended, restated, modified, renewed or replaced from time to time; provided, that the amendments, restatements, modifications, renewals, and replacements are (in the good faith judgment of the Board of Directors of the Borrower or a senior financial officer of the Borrower, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those agreements or instruments as in effect as of the Closing Date; and

(xvii) restrictions arising from the Towers Transaction.

6.3 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Debt to Cash Flow Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 6.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 6.3(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will it prohibit the Borrower’s Restricted Subsidiaries from issuing the following types of Preferred Stock:

(i) the incurrence by the Borrower and any Subsidiary Guarantor of (A) Indebtedness pursuant to any Loan Document (including Indebtedness under any Incremental Facility, Replacement Facility and Extended Term Loans) and any Incremental Equivalent Debt incurred in accordance with Section 2.23, and (B) without duplication, all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the foregoing clause (A);

(ii) the incurrence by the Borrower and its Restricted Subsidiaries of any Existing Debt;

(iii) the incurrence by the Borrower and the Subsidiary Guarantors of Indebtedness represented by the Senior Notes issued prior to the date of this Agreement, and any related Registered Equivalent Notes to be issued in exchange therefor, and, in each case, the related Guarantees thereof;

(iv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv), not to exceed the greater of (x) $2.5 billion and (y) 5.0% of the Borrower’s Total Assets, at the time of any such incurrence pursuant to this clause (iv);

(v) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.3(a) hereof or clauses (ii), (iii), (iv), (v), (xiii), (xiv), (xv), (xxiv) or (xxv) of this Section 6.3(b);

(vi) the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent, the Borrower and any of its Restricted Subsidiaries and any Guarantors; provided, however, that:

(A) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Term Loans, in the case of the Borrower, or the Guarantee of the Term Loans, in the case of a Subsidiary Guarantor; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, the Borrower or a Restricted Subsidiary of the Borrower, or a Guarantor and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, the Borrower or a Restricted Subsidiary of the Borrower, or a Guarantor,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent, the Borrower or a Restricted Subsidiary of the Borrower or a Guarantor; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, the Borrower or a Restricted Subsidiary of the Borrower, or a Guarantor,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(ix) the guarantee by the Borrower or any of the Subsidiary Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.3; provided, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Term Loans, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(x) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(xi) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days of notice to the Borrower or any of its Restricted Subsidiaries, (B) in respect of netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (C) in respect of the financing of insurance premiums in the ordinary course of business, provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (B) and (C) of this paragraph shall not, at any time outstanding exceed $250.0 million;

(xii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;

(xiii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to the Borrower’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xiii), at any time outstanding not to exceed the greater of (x) $400.0 million and (y) 1.0% of the Borrower’s Total Assets, at the time of such incurrence;

(xiv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Contribution Indebtedness;

(xv) the incurrence by the Borrower or any of its Restricted Subsidiaries of (A) Indebtedness (including Acquired Debt) used to finance an acquisition of or a merger with another Person, provided that, the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower or a Restricted Subsidiary), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in Section 6.3(a) hereof or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of the Borrower immediately prior to such transaction, or (B) Indebtedness secured by Liens permitted by clauses (c) and (d) of the definition of Permitted Liens;

(xvi) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Borrower or any Restricted Subsidiary thereof in connection with such disposition;

(xvii) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided, that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(xviii) [Reserved];

(xix) the incurrence by the Borrower or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xix), not to exceed the greater of (x) $1.0 billion and (y) 2.0% of the Borrower’s Total Assets as of the time of incurrence;

(xx) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xxi) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness evidenced by promissory notes subordinated to the Obligations issued to current or former employees or directors of Parent, the Borrower or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (v) of Section 6.1(b) hereof less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(xxii) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(xxiii) to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by the Borrower or any Restricted Subsidiary of such Indebtedness;

(xxiv) Indebtedness incurred in connection with the Towers Transaction; and

(xxv) the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (xxv), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (xxv), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xxv), does not exceed the greater of (x) $250.0 million and (y) 5.0% of the Consolidated Cash Flow of the Borrower and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available.

The Borrower will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt, but excluding Indebtedness permitted by clause (vi) above) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Term Loans and the applicable Guarantees of the Term Loans on substantially identical terms; provided, however, that no

Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower or any Subsidiary Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of such Indebtedness being secured on a first or junior Lien basis.

For purposes of (x) determining compliance with this Section 6.3, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxv) above, or is entitled to be incurred pursuant to Section 6.3(a) hereof, the Borrower will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.3 and (y) determining the amount of Indebtedness that may be incurred pursuant to clause (i)(A)(y) of Section 6.3(b), the Borrower may elect, pursuant to an Officers’ Certificate delivered to the Administrative Agent, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 6.3. Notwithstanding any other provision of this Section 6.3, the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 6.3 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses of Section 6.3(b), the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable (giving effect to netting) by such Person at such time;

(c) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(d) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i) the Fair Market Value of such assets at the date of determination; and

(ii) the amount of the Indebtedness of the other Person.

6.4 Asset Sales.

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the consideration received by the Borrower or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since the “Closing Date” (as defined in the Senior DT Notes Base Indenture) is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(i) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet (or as would be shown on the Borrower’s consolidated balance sheet as of the date of such Asset Sale), of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Term Loans or any Guarantee of the Term Loans) that are repaid and discharged by the transferee of any such assets, or assumed by the transferee of any such assets pursuant to a novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(ii) any securities, notes or other obligations received by the Borrower, or any such Restricted Subsidiary, from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion; and

(iii) Designated Non-Cash Consideration in an aggregate amount that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that has not been converted into cash or Cash Equivalents, does not exceed $250.0 million.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:

(a) to purchase Replacement Assets; or

(b) to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other obligations under a Credit Facility or Indebtedness secured by property that is subject to such Asset Sale (provided that, if such property constitutes Collateral, such Credit Facility or other Indebtedness is secured on a pari passu basis with, or senior basis to, the Senior Lien Term Loans with respect to such property) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, that if such property constitutes Collateral and such other Credit Facility or other Indebtedness is not secured an a senior basis to the Senior Lien Term Loans with respect to such property, the Senior Lien Term Loans shall be prepaid on at least a ratable basis (based on principal amount outstanding) with such other Credit Facility or other Indebtedness.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower or a Restricted Subsidiary enters into a binding written agreement committing the Borrower or such Restricted Subsidiary, subject to customary conditions, to an application of funds of the kind described in clause (1) above, the Borrower or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any Net Proceeds of an Asset Sale, the Borrower may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by this Agreement.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this Section 6.4 will, at the end of the period provided for such application or investment, constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, within 20 days thereof, the Borrower shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) in accordance with, and to the extent required by, Section 2.14(b), and thereupon the amount of Excess Proceeds will be reset at zero.

6.5 Transactions with Affiliates

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”), in any one or series of related transactions involving aggregate payments or consideration in excess of $50.0 million, unless:

(i) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 6.5(a); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250.0 million, a resolution of the Board of Directors of the Borrower set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 6.5 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Borrower.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.5(a) hereof:

(i) any employment agreement, employee benefit plan, agreement or plan relating to employee, officer or director compensation or severance, officer or director indemnification agreement or any similar arrangement entered into by the Borrower, any of its Restricted Subsidiaries or a direct or indirect parent of the Borrower existing on the Closing Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(ii) transactions between or among Parent, the Borrower and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower to, or receipt of any capital contribution from, any Affiliate of the Borrower;

(v) transactions in connection with any Permitted Joint Venture Investment;

(vi) any Permitted Receivables Financings, Permitted Investments or Restricted Payments that do not violate Section 6.1 hereof;

(vii) any contracts, agreements or understandings existing as of the Closing Date and disclosed in (x) the notes to the consolidated financial statements of Parent (including any predecessor entity thereof) for the year ended December 31, 2014 or any prior year or (y) the section entitled “Transactions with Related Persons and Approval” in the proxy statement of Parent filed with the SEC under cover of Schedule 14A on April 22, 2015, and, in each case, any amendments to, replacements of, or orders pursuant to such contracts, agreements or understandings so long as any such amendments, replacements, or orders, taken as a whole, are not (in the good faith judgment of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive) more disadvantageous to the Borrower or to the Lenders in any material respect than the original contracts, agreements or understandings as in effect on the Closing Date;

(viii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, provided that in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to the Borrower or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Borrower;

(ix) issuances, purchases or repurchases of Notes or other Indebtedness of the Borrower or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of Notes or such other Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of the Borrower;

(x) reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Borrower’s Board of Directors or a senior financial officer of the Borrower in good faith;

(xi) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by this Agreement, provided that in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Borrower or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified; and

(xii) (x) transactions or agreements relating to the Senior DT Notes and the Working Capital Facility, each as may be amended, modified, or supplemented from time to time, and any indebtedness incurred in connection with the refinancing of the foregoing, on terms that, taken as a whole, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, are not materially less favorable to the Borrower than those of the Senior DT Notes or Working Capital Facility, as applicable, and (y) transactions between the Borrower and its Restricted Subsidiaries, on the one hand, and any Designated Tower Entities that have been designated as Unrestricted Subsidiaries, on the other hand, in connection with the Towers Transaction.

6.6 Liens. The Borrower will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens. Any Liens permitted pursuant to clauses (a), (l) and (ff) of the definition of Permitted Liens may be pari passu with or junior to the liens securing the Senior Lien Term Loans and other indebtedness permitted to be incurred under this Agreement, pursuant to a Senior Pari Passu Intercreditor Agreement (or Senior/Junior Intercreditor Agreement, as applicable) or, if requested by the Borrower, other customary intercreditor arrangements reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall enter into such Senior Pari Passu Intercreditor Agreement (or Senior/Junior Intercreditor Agreement, as applicable) or other intercreditor arrangements with respect to the obligations secured by such Liens if requested by the Borrower.

6.7 Business Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

6.8 Merger, Consolidation, or Sale of Assets. The Borrower will not: (i) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation); or (ii) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a) either:

(i) the Borrower is the surviving corporation; or

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made expressly assumes, (x) by an assumption and joinder agreement, executed and delivered to the Administrative Agent, the payment of the principal of and any premium and interest on the Term Loans and the performance or observance of every covenant of this Agreement on the part of the Borrower to be performed or observed, and (y) by amendment, supplement or other instrument (in form reasonably satisfactory to the Administrative Agent), executed and delivered to the Administrative Agent, all obligations of the Borrower under the Security Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Liens (to the extent such collateral agreements require such Liens to be perfected) created under the Security Documents on the Collateral owned by or transferred to the surviving entity;

(c) immediately after such transaction, no Default or Event of Default exists; and

(d) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in Section 6.3(a) hereof or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of the Borrower immediately prior to such transaction.

This Section 6.8 will not apply to (and the following shall be permitted notwithstanding this Section 6.8):

(a) a merger of the Borrower with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating the Borrower in another jurisdiction in the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby; or

(b) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.

Upon any consolidation or merger, or any sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in a transaction that is subject to, and that complies with the provisions of, Section 6.8 hereof, the successor Person formed by such consolidation or into or with which the Borrower is merged or to which such sale, transfer, assignment, lease, conveyance or other disposition is made, shall succeed to, and be substituted for the Borrower (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower” shall refer instead to the successor Person and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein. When the successor Person assumes all of the Borrower’s obligations under this Agreement, the Borrower shall be discharged from those obligations.

6.9 Changes in Fiscal Year. The Borrower will not change its fiscal year end from December 31, other than if such change is required by GAAP.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan or any Loan Party shall fail to pay any fee or other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof or thereof;

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished;

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a), Section 5.10 or Section 6;

(d) any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the Borrower by the Administrative Agent;

(e) any Group Member shall default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created hereafter, if that default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to $100.0 million, or more, in each case for so long as such failure or acceleration is continuing; provided, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults are remedied or waived prior to any acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults of the type described in clause (i) or (ii) of this paragraph (e) shall no longer be continuing with respect to such Indebtedness;

(f) the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall fail to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(g) the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall:

(i) commence a voluntary case under any Bankruptcy Law,

(ii) consent to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,

(iii) consent to the appointment of a custodian of it or for all or substantially all of its property,

(iv) make a general assignment for the benefit of its creditors, or

(v) generally not be paying its debts as they become due;

(h) a court of competent jurisdiction shall enter a final order or decree under any Bankruptcy Law that:

(i) is for relief against the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary;

and the final order or decree remains unstayed and in effect for 60 consecutive days;

(i) any Security Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the release or termination thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the release or termination thereof pursuant to the provisions of the Loan Documents);

(j) any Change of Control Triggering Event shall occur;

(k) (i) there shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates in excess of $100,000,000 during the term hereof or (ii) there shall exist any fact or circumstance that would reasonably be expected to result in the imposition of a material lien or security interest under Section 430(k) of the Code or under section 303(k) of ERISA in an amount equal to $100,000,000 or more;

(l) [reserved]; or

(m) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents);

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) or (h) above with respect to the Borrower, the Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, then the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, (i) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (ii) subject to the terms and conditions of any applicable Intercreditor Agreements and any other intercreditor arrangement entered into in connection with this Agreement, commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Security Documents.

SECTION 8. THE AGENTS

8.1 Appointment. Each Lender hereby irrevocably designates and appoints Deutsche Bank AG New York Branch (in its capacity as the Administrative Agent) as the administrative agent and collateral agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to enter into each Security Document and any other intercreditor or subordination agreements contemplated hereby (including any Senior Pari Passu Intercreditor Agreement) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care. The exculpatory provisions of this Section 8 shall apply to any agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.3 Exculpatory Provisions. None of any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be subject to any fiduciary or other implied duty, regardless of whether a Default has occurred and is continuing, (ii) be liable to any other Credit Party for any action (x) taken with the consent of the Required Lenders or (y) otherwise lawfully taken or omitted to be taken by it or such

Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), (iii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, (iv) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity or (v) responsible in any manner to any other Credit Party for (w) any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document, (x) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents (or that the Liens granted to the Collateral Agent pursuant to any Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority) or the value or the sufficiency of any Collateral, (y) any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or (z) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items required to be delivered to the Administrative Agent. None of the Agents shall be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

8.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Parent or the Borrower and without limiting any obligation of Parent or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10 Other Agents. The Documentation Agents shall not have any duties or responsibilities hereunder in its capacity as such.

8.11 Withholding Tax. To the extent required by any applicable Requirements of Law (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Administrative Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations. Unless required by applicable Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

8.12 Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Laws relative to any Credit Party, Administrative Agent shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.13 and 9.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.13 and 9.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.13 and 9.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9. MISCELLANEOUS

9.1 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmission, as follows:

(i) if to any of Parent or the Borrower, to it at:

[T-Mobile US, Inc.][T-Mobile USA, Inc.]

12920 SE 38th Street

Bellevue, Washington 98006

Attention: General Counsel

Facsimile: (425) 383-7040

E-mail: Craig.Codlin@T-Mobile.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Attention: Joerg H. Esdorn

Facsimile: (212) 351-5276

E-mail: JEsdorn@gibsondunn.com

(ii) if to the Administrative Agent, to it at:

Deutsche Bank AG New York

60 Wall Street, New York, New York 10005

Attention: Sara Pelton

Facsimile: (732) 380-3355

E-mail: agency.transaction@db.com

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among Parent, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Each of Parent and the Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to Parent and the Borrower, that it will, and will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.9, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, Parent and the Borrower agree, and agree to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Each of Parent and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that is (x) of a type that would be publicly available if Parent and its Subsidiaries were public reporting companies or (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). Each of Parent and the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked

“PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Facilities and (C) all information delivered pursuant to Section 5.1 and Section 5.2(a). “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Parent or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that, notwithstanding the foregoing, (x) solely with the written consent of each Lender directly and adversely affected thereby (but, except for clause (1) below which shall require the consent of the Required Lenders unless effectuated pursuant to Sections 2.23, 2.24 or 2.25, without the necessity of obtaining the consent of the Required Lenders), any such agreement may:

(1) increase the Commitment of any Lender;

(2) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each directly and adversely affected Facility));

(3) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; it being understood that the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Commitment of any Lender;

(4) impose additional restrictions on the ability of any Lender to assign any of its rights and obligations hereunder;

and (y) only with the written consent of each Lender, any such agreement may:

(1) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in any of Section 6.4 of the Guarantee and Collateral Agreement or any corresponding provision in any intercreditor agreement (including any Senior Pari Passu Intercreditor Agreement or Senior/Junior Intercreditor Agreement));

(2) change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder; or

(3) except as otherwise expressly provided in Section 9.15 or in the Guarantee and Collateral Agreement, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder in a manner adverse to the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Commitments of such Class (as if such Class were the only Class of Loans and Commitments then outstanding under this Agreement), and the Borrower.

(c) Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent and the Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency jointly identified by the Administrative Agent and the Borrower, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (provided, that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), and (ii) to permit additional affiliates of the Borrower to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement or any Senior Pari Passu Intercreditor Agreement or any other intercreditor arrangements entered into pursuant to this Agreement (i) that is for the purpose of adding the holders of any Permitted Refinancing Indebtedness incurred in respect of any Loans, any Incremental Equivalent Debt or any Refinancing Indebtedness in respect of any of the foregoing (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of any Intercreditor Agreements or such other intercreditor arrangement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreements, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(e) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.23, Replacement Facility Amendments in accordance with Section 2.24 and Extension Amendments in accordance with Section 2.25 and joinder agreements with respect thereto in accordance with such Sections, and such Incremental Facility Amendments, Replacement Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the existence and the terms of the Incremental Facility, Replacement Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Term Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(f) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (and no other party to this Agreement) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as conclusively determined by the Administrative Agent in consultation with the Borrower.

(g) Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents.

(h) Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, this Agreement may be amended (or amended and restated) without the written consent of any Lender (except for any Lender that will hold any portion of such new Term Loans) in order to effect any Repricing Event described in clause (a) of the definition thereof in the form of a new tranche of Term Loans under this Agreement.

9.3 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of legal counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, that the Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel for all Persons described in clauses (i) and (ii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b) The Borrower shall indemnify the Administrative Agent, each other Agent, each institution listed as an arranger or bookrunner on the cover page hereof, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or perceived conflict of interest, one additional outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or the use of the proceeds therefrom, (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries (including any predecessor entities), or any Environmental Liability relating to the Borrower or any of its Subsidiaries (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by Parent, the Borrower or any of their respective Affiliates, their respective creditors or any other Person; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided, that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against any Agent or Arranger (in either case, in its capacity as such) by other Indemnitees, such Agent or Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) To the extent permitted by applicable law, none of Parent, the Borrower or any Indemnitee shall assert, and each of Parent, the Borrower and each Indemnitee hereby waives, any claim against Parent, the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Parent and the Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this paragraph shall limit the obligations of the Borrower under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d) All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor.

9.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise expressly provided in Section 6.8, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Agents and Arrangers and the Related Parties of each of the Agents, Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower; provided, that no consent of the Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or a Purchasing Borrower Party or, if a Specified Default has occurred and is continuing, any other Eligible Assignee and (ii) for any assignment during the primary syndication of the Senior Lien Term Loans to Persons identified to, and approved by, the Borrower prior to the date hereof; provided, further, that (x) the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth Business Day following the date a written request for such consent is made and (y) the withholding of consent by the Borrower to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligation to determine or notify the Borrower with respect to whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender); and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans of any Class, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if a Specified Default has occurred and is continuing;

(B) each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent, the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) any assignment of any Loans to a Purchasing Borrower Party or Affiliated Lender shall be subject to the requirements of Sections 9.4(e) through (h), as applicable, and, in the case of Purchasing Borrower Parties, with respect to Dutch Auctions, Section 2.12(f).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.17, 2.18, 2.19 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption and each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, if an Event of Default has occurred and is continuing, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption or Affiliated Lender Assignment and Assumption, in each case executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to 2.8(b), 2.20(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in subclauses (1) through (3) of clause (x) of Section 9.2(b) or subclause (1) of clause (y) of Section 9.2(b) that adversely affects the Participant. The Borrower agrees that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations of such Sections, including the requirements under Section 2.19(e) (it being understood that the documentation required under Section 2.19(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided, that such Participant shall be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in such Lender’s Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive absent such participation (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired such participation).

(iii) A Participant shall be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv) Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant.

(v) No participation may be sold to an Affiliated Lender or any Purchasing Borrower Party.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender; provided, that:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii) at the time of such assignment and after giving effect to such assignment, the Affiliated Lenders shall not, in the aggregate, hold Term Loans with an aggregate principal amount in excess of 25.0% of the principal amount of all Term Loans then outstanding; and

(iii) the applicable Affiliated Lender Assignment and Assumption shall include a customary “big boy” representation from the assignor or assignee, as the case may be (it being agreed that no Affiliated Lender shall be required to make a representation that, as of the date of any such purchase or assignment, it is not in possession of any MNPI with respect to Parent, the Borrower, their respective Subsidiaries or their respective securities).

To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter), report to the Administrative Agent the amount and Class of Term Loans held by Affiliated Lenders and the identity of such holders.

(f) Notwithstanding anything in Section 9.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (but, for the avoidance of doubt, not for purposes of determining whether all Term Loan Lenders, or all affected Term Loan Lenders, have) (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”), an Affiliated Lender shall be deemed to have voted its interest as a Term Loan Lender in the same proportion as the allocation of voting with respect to such matter by Term Loan Lenders who are not Affiliated Lenders, unless the result of such Required Lender Consent Item would reasonably be expected to deprive such Affiliated Lender of its pro rata share (compared to Term Loan Lenders which are not Affiliated Lenders) of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent or such Affiliated Lender is otherwise adversely affected thereby compared to Term Loan Lenders which are not Affiliated Lenders (in which case for purposes of such vote such Affiliated Lender shall have the same voting rights as other Term Loan Lenders which are not Affiliated Lenders).

No Affiliated Lender shall have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents in the absence, with respect to any such Person, of the gross negligence, bad faith or willful misconduct by such Person and its Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment), except with respect to any claims that the Administrative Agent or any other such Lender is treating such Affiliated Lender, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders.

Additionally, the Loan Parties and each Affiliated Lender hereby agree that and each Affiliated Lender Assignment and Assumption by an Affiliated Lender shall provide a confirmation that, if a case under any Bankruptcy Law is commenced against any Loan Party, such Loan Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of the Term Loans or claims held by Lenders that are not Affiliates of the Borrower.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 9.4(b); provided, that:

(i) the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii) such assignment shall be made (x) pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis pursuant to the Dutch Auction Procedures set forth in Section 2.12(f) or (y) by way of an open market purchase;

(iii) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv) immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(v) the applicable Affiliated Lender Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the assignee or assignor, as the case may be (it being agreed that no Purchasing Borrower Party shall be required to make a representation that, as of the date of any such purchase or assignment, it is not in possession of any MNPI with respect to Parent, the Borrower, their respective Subsidiaries or their respective securities); and

(vi) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 9.4(g) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.

(h) Notwithstanding anything to the contrary contained herein, no Affiliated Lender nor any Purchasing Borrower Party shall have any right (in their capacity as a Lender) to (i) attend (including by telephone) any meeting or discussions (or portion thereof) attended solely by the Administrative Agent and any Lenders or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement).

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Setoff. If an Event of Default pursuant to Section 7.1(a), (g) or (h) (in the case of clauses (g) or (h), with respect to the Borrower only) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding any Exempt Account) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Administrative Agent and the Borrower promptly after any such setoff.

9.9 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c) The Borrower hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. (a) Each of the Administrative Agent and the Documentation Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided, that such Agent or such Lender, as applicable, shall notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided, that such Agent or such Lender, as applicable, shall notify the Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the Borrower, (ix) to the extent such Information (A) becomes available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Documentation Agents or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates or (B) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Administrative Agent, the Documentation Agents or any Lender or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to Parent, the Borrower, the Business or any of their respective affiliates, (x) on a confidential basis to (1) any rating agency in connection with rating Parent, the Borrower or their Subsidiaries or the Facilities, (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or (3) market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from Parent, the Borrower or any of their Affiliates relating to Parent or the Borrower or any of their Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Documentation Agents or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this

Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE, PROVINCIAL AND TERRITORIAL SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13 PATRIOT Act; “Know Your Customer” Checks. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act.

9.14 [Reserved]

9.15 Release of Liens and Guarantees; Secured Parties. (a) In the event that any Loan Party conveys, sells, leases (under a capital lease), assigns, transfers or otherwise disposes of all or any portion of any of the Capital Stock or assets of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of Parent or the Borrower, the Administrative Agent agrees to promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute such documents (including mortgage release documents) as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to terminate and release (or to further document and evidence the termination and release of) the Liens created by any Security Document in respect of such assets. In the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary), the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee obligations in respect of the Obligations (including its Guarantee obligations under the Guarantee and Collateral Agreement). In connection with any request by the Parent or the Borrower for the Administrative Agent to take any action or execute any documents pursuant to this Section 9.15, the Parent and the Borrower shall deliver to the Administrative Agent an officer’s certificate of the Parent and the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents, and such releases are permitted hereunder. Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b) Upon the payment in full of the Obligations and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee obligations in respect of the Obligations (including the Guarantee obligations under the Guarantee and Collateral Agreement). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.15.

(c) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

9.16 No Fiduciary Duty. Each Agent, each Arranger and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent, or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.18 Intercreditor Agreements. The Administrative Agent is authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Security Document, (ii) any Intercreditor Agreement, or (iii) any other intercreditor agreement contemplated hereunder (including, without limitation, any Intercreditor Agreement or other intercreditor agreement contemplated by Section 6.6) or (y) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement contemplated hereunder, any Security Document, and any consent, filing or other action will be binding upon them. Each of the Lenders (including in its capacities as a Qualified Counterparty) and each of the Secured Parties (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement contemplated hereunder (if entered into) and (b) hereby authorizes and instructs the Administrative Agent to enter into any Senior Pari Passu Intercreditor Agreement and any other intercreditor agreements contemplated hereunder or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

T-MOBILE USA, INC.

/s/ J. Braxton Carter
Name: J. Braxton Carter
Title: Executive Vice President and Chief Financial Officer

[T-Mobile – Senior Lien Term Loan Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

By:	/s/ Ian Dorrington
Name: Ian Dorrington
Title: Managing Director

[T-Mobile – Senior Lien Term Loan Credit Agreement]

SCHEDULE 2.1

Lenders

Lender	Senior Lien Term Loan Commitment
Deutsche Bank AG New York Branch	$2,000,000,000
Total	$2,000,000,000

SCHEDULE 3.3

Governmental Requirements

None.

SCHEDULE 3.4

Consents, Approvals, Registrations and Filings

None.

SCHEDULE 3.8

Title Exceptions

None.

SCHEDULE 3.9

Intellectual Property Exceptions

None.

SCHEDULE 5.14

Post-Closing Matters

None.

EXHIBIT A

to the Term Loan

Credit Agreement

FORM OF FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

dated as of

[●], 2015

among

T-MOBILE US, INC.,

T-MOBILE USA, INC.,

and THE OTHER GRANTORS referred to herein

in favor of

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent

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SECTION 7.	THE ADMINISTRATIVE AGENT	21

7.1.	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	21
7.2.	Duty of Administrative Agent	23
7.3.	Financing Statements; Intellectual Property Filings	23
7.4.	Authority of Administrative Agent	24

SECTION 8.	INDEMNITY, SUBROGATION AND SUBORDINATION	24

8.1.	Indemnity and Subrogation	24
8.2.	Contribution and Subrogation	24
8.3.	Subordination	24

SECTION 9.	MISCELLANEOUS	25

9.1.	Amendments in Writing	25
9.2.	Notices	25
9.3.	No Waiver by Course of Conduct; Cumulative Remedies	25
9.4.	Enforcement Expenses; Indemnification	25
9.5.	Successors and Assigns	26
9.6.	Right of Setoff	26
9.7.	Counterparts; Integration	26
9.8.	Severability	26
9.9.	Section Headings	27
9.10.	GOVERNING LAW	27
9.11.	Jurisdiction; Consent to Service of Process	27
9.12.	WAIVER OF JURY TRIAL	27
9.13.	Acknowledgments	27
9.14.	Additional Grantors; Releases	28
9.15.	Successor Administrative Agent	29
9.16.	Senior Pari Passu Intercreditor Agreement Governs	29

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SCHEDULES

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office
Schedule 5	Patents, Trademarks and Other Intellectual Property
Schedule 6	Commercial Tort Claims

EXHIBITS

Exhibit A	Intellectual Property Security Agreement

ANNEXES

Annex 1	Assumption Agreement

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FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) made by T-MOBILE US, INC., a Delaware corporation (“Parent”), T-MOBILE USA, INC., a Delaware corporation (the “Borrower”), and certain other subsidiaries of Parent party hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent (together with its successors in such capacities, the “Administrative Agent”) for (a) the Lenders from time to time parties to the Term Loan Credit Agreement dated as of November 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, and the Administrative Agent and other agents party thereto and (b) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Parent and the Borrower are members of an affiliated group of companies that includes each Grantor;

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, Parent, the Borrower and the other Grantors will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement; provided that each term defined in the New York UCC and not defined in this Agreement shall have the meaning specified in the New York UCC.

(b) The following terms shall have the following meanings:

“Administrative Agent”: as defined in the preamble hereto.

“After-Acquired Intellectual Property”: as defined in Section 5.5.

“Agreement”: this First Lien Guarantee and Collateral Agreement.

“Applicable Date”: means with respect to any Grantor, (i) the date of this Agreement if such Grantor is a party hereto on the Closing Date, (ii) the date on which an Assumption Agreement is executed and delivered by such Grantor if such Grantor is not a party hereto on the

Closing Date, and (iii) with respect to a schedule to this Agreement that is amended or updated by a Grantor after the Closing Date pursuant to Section 5.9(b) of the Credit Agreement or from time to time, the date on which such Grantor provides such amendments or updates.

“Assumption Agreement”: an Assumption Agreement in the form of Annex 1 hereto.

“Borrower”: as defined in the preamble hereto.

“Borrower Obligations”: the Obligations (as defined in the Credit Agreement) of the Borrower.

“Collateral”: as defined in Section 3(a).

“Collateral Account”: any collateral deposit account established by the Administrative Agent to hold cash pending application to the Obligations in accordance with the terms hereof.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Credit Agreement”: as defined in the preamble hereto.

“Discharge of Obligations”: the satisfaction or payment in full in cash of the Obligations (excluding contingent reimbursement and indemnification obligations, Secured Cash Management Obligations and obligations under Specified Hedge Agreements, in each case, that are not due and payable) and termination and expiration of the Commitments.

“Grantors”: as defined in the preamble hereto.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document or any Specified Hedge Agreement to which such Guarantor is a party or in connection with any Cash Management Services, in each case whether on account of guarantee obligations, Swap Obligations, Cash Management Obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: with respect to the Obligations, the collective reference to (i) each Grantor (other than the Guarantor Obligations with respect to such Grantor) and (ii) the Borrower (other than with respect to the Borrower Obligations).

“Infringement”: infringement, misappropriation, dilution or other impairment or violation, and “Infringe” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights relating to the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.

“Intellectual Property Security Agreement”: an agreement substantially in the form of Exhibit A hereto.

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“Intercompany Note”: any promissory note evidencing loans made by any Grantor (other than Parent) to the Borrower or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC, (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined under clause (i), all Pledged Securities; provided that the term “Investment Property” shall not at any time include Excluded Assets.

“Issuers”: the collective reference to each issuer of any Pledged Capital Stock.

“License”: any Patent License or Trademark License or other license or sublicense agreement relating to Patents or Trademarks to which any Grantor is a party, including those listed on Schedule 5 (as such schedule may be amended from time to time).

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Parent Collateral”: as defined in Section 3.

“Obligations”: the collective reference to the Borrower Obligations and the Guarantor Obligations.

“Parent”: as defined in the preamble hereto.

“Parent Collateral”: as defined in Section 3.

“Patent License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Patent.

“Patents” means (i) all patents of the United States, all reexaminations, reissues, and extensions thereof, (ii) all applications for patents of the United States and all divisions, continuations and continuations-in-part thereof identified in Schedule 5 (as such schedule may be amended from time to time) and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Pledged Capital Stock”: all shares or other equity interests constituting Capital Stock now owned or hereafter acquired by any Grantor in any Subsidiary of such Grantor, including all shares of Capital Stock described on Schedule 2 (as such schedule may be amended from time to time), and the certificates, if any, representing such Capital Stock and any interest of such Grantor in the entries on the books of the issuer of such Capital Stock and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock and any other warrant, right or option to acquire any of the foregoing, provided that the Pledged Capital Stock shall not include any Excluded Asset.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor (other than Parent), including the debt securities listed on Schedule 2 (as such schedule may be amended from time to time), provided that the Pledged Debt Securities shall not include any Excluded Asset.

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“Pledged Notes”: all promissory notes and other evidences of Indebtedness that constitute Instruments now owned or hereafter acquired by any Grantor (other than Parent), including those listed on Schedule 2 (as such schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor (other than Parent), provided that the Pledged Notes shall not include any Excluded Asset.

“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Capital Stock.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include all dividends or other income from the Pledged Securities and Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: all Accounts, Payment Intangibles and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.

“Registered Intellectual Property”: as defined in Section 4.5(a).

“Secured Parties”: collectively, the Administrative Agent, the Arrangers, the Lenders, each Qualified Counterparty and the Indemnitees.

“T-Mobile Information” shall mean, with respect to each customer Receivable, the following: (a) billing account number, (b) invoice number, (c) invoice due date, (d) invoice date, (e) invoice amount, and (f) and outstanding balance.

“Trademark License”: any written agreement naming any Grantor as licensor or licensee providing for the granting by or to any Grantor of any right in or to any Trademark.

“Trademarks” means (i) all trademarks, trade names, domain names, service marks or logos, trade dress, and all goodwill associated therewith, now existing or hereafter adopted or acquired, that have been registered or are the subject of an application to register filed in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, including all registrations and recordings thereof identified in Schedule 5 (as such schedule may be amended from time to time), and all applications in connection therewith, and (ii) the right to obtain all renewals of any of the foregoing.

“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.

“Trade Secret License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Trade Secret.

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“Uniform Commercial Code” or “UCC”: the New York UCC or, where the context requires, the Uniform Commercial Code or any equivalent statute of any other relevant jurisdiction.

1.2. Other Definitional Provisions. (a) Except as otherwise expressly set forth herein, the rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations whether at stated maturity, upon acceleration or otherwise. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Debtor Relief Laws (after giving effect to the right of contribution established in Section 8.2).

2.2. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a continuing, absolute and unconditional guarantee of payment when due whether at stated maturity, upon acceleration or otherwise and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

2.3. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.14, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document in accordance with its terms or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for the Obligations or any of them, (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations, (v) any illegality, lack of validity or enforceability of any Obligation, (vi) any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy or reorganization of any Loan Party (other than any insolvency, bankruptcy or reorganization of such Guarantor), (vii) the existence of any claim, set-off or other rights that such Guarantor may have at any

5

time against the Borrower, the Collateral Agent, any other Secured Party or any other person, whether in connection herewith, the other Loan Documents or any unrelated transactions or (viii) any other circumstances or any act or omission that may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a defense to or discharge of such Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Administrative Agent to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the Discharge of Obligations or a release of guarantee in accordance with Section 9.14. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Discharge of Obligations has occurred. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

2.4. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

2.5. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 6.

2.6. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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SECTION 3. GRANT OF SECURITY INTEREST

(a) Subject to Sections 3(b) and 3(c),

(1) Parent hereby assigns and transfers to the Administrative Agent as collateral, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of Parent’s right, title and interest in and to all the following property, in each case, wherever located and whether now owned or at any time hereafter acquired by Parent or in which Parent now has or at any time in the future may acquire any right, title or interest (subject to Section 3(b), the “Parent Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guarantor Obligations of Parent:

(i) all Pledged Capital Stock;

(ii) all books, records, ledger cards, files, correspondence and similar items that at any time evidence or contain information relating to any of the Parent Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(iii) to the extent not otherwise included, all Proceeds, products of any and all of the foregoing.

(2) each Grantor (other than Parent) hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent as collateral, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to all of the following property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but subject to Section 3(b), the “Non-Parent Collateral” and, together with the Parent Collateral, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all Fixtures and other Goods;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Intellectual Property;

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(ix) all Inventory;

(x) all Investment Property;

(xi) all Pledged Securities;

(xii) all Deposit Accounts;

(xiii) all Supporting Obligations;

(xiv) all Letter of Credit Rights;

(xv) all Commercial Tort Claims listed on Schedule 6 (as such schedule may be amended from time to time, including pursuant to Section 5.6);

(xvi) without limiting the generality of the foregoing, all rights of such Grantor under or relating to any FCC Licenses held by such Grantor and the proceeds of any FCC Licenses.

(xvii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Non-Parent Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xviii) to the extent not otherwise included, all other personal property of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets and none of the Excluded Assets shall constitute Collateral (or Pledged Capital Stock or any other component definition of the Collateral); provided, however, that a security interest shall immediately be granted to the Administrative Agent (for the benefit of the Secured Parties) and attach to, and Collateral shall immediately include, any asset (or portion thereof) upon such asset (or portion thereof) ceasing to be an Excluded Asset. Without limitation, with respect to the rights of any Grantor (other than Parent) under or relating to FCC Licenses, such security interest does not include at any time any portion of any FCC Licenses to the extent (but only to the extent) that at such time the Administrative Agent may not validly possess a security interest in such potion pursuant to the Communications Act of 1934, as amended, as in effect at such time, but such security interest does include, to the maximum extent permitted by law, the economic value of the FCC Licenses, all rights incident or appurtenant to such FCC Licenses and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of such FCC Licenses.

(c) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required pursuant to this Agreement:

(i) to perfect the security interests granted by this Agreement by any means other than by (A) (1) filings pursuant to the UCC in the office of the Secretary of State

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(or similar central filing office) of the relevant State in which such Grantor is organized, and (2) in the case of the Borrower and Subsidiary Guarantors, filings in the U.S. Patent and Trademark Office with respect to Intellectual Property as expressly required by the Loan Documents, and (B) subject to any Senior Pari Passu Intercreditor Agreement and any other intercreditor arrangements entered into pursuant to the Credit Agreement, delivery to the Administrative Agent to be held in its possession of all Collateral consisting of certificated Capital Stock to the extent required by Section 5.2;

(ii) to deliver control agreements or otherwise deliver perfection by “control” (within the meaning of the New York UCC) (including with respect to Deposit Accounts, Securities Accounts or Commodity Accounts), other than (x) as described in clause (i)(B) above, and (y) such control as may be effected by operation of Section 5.2(c) hereof;

(iii) to take any actions (other than the actions listed in clause (i)(A)(1) and (i)(B) above) with respect to any assets located outside of the United States; or

(iv) to take any actions in any jurisdiction other than the United States (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States (or any political subdivision thereof).

(d) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all of its obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to any Secured Party, (ii) each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for performance under each contract, agreement or instrument relating to the Collateral, (iii) each Grantor shall remain liable under each of its agreements included in the Collateral, and shall perform all of its obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Administrative Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iv) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby, jointly and severally, represents and warrants to the Secured Parties (other than Parent, which represents and warrants to each Secured Party solely with respect to itself and the Parent Collateral, and solely as set forth in Sections 4.1, 4.2, 4.3, and 4.4) that:

4.1. Title; No Other Liens. Except as disclosed on Schedule 3.8 to the Credit Agreement, as of the Closing Date, such Grantor has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect. None of the Collateral is subject to any Lien except Permitted Liens.

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4.2. Perfected First Priority Liens. In each case subject to Section 9.16, the security interests granted pursuant to this Agreement constitute legal, valid, binding and enforceable and, subject to any Permitted Liens, first lien security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, enforceable against each applicable Grantor in accordance with the terms hereof, except as enforceability may be limited by applicable Bankruptcy Laws and by general equitable principles (whether enforcement is sought in proceedings in equity or at law) and, other than with respect to Collateral a security interest in which cannot be perfected by taking the actions specified in Section 3(c)(i), as of the most recent Applicable Date, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in the United States Patent and Trademark Office and such other actions as specified on Schedule 3 (as such schedule may be amended from time to time) have been completed and upon the payment of all filing fees, will be perfected and are prior to the Liens on the Collateral of any other Person (except for Permitted Liens).

4.3. Name; Jurisdiction of Organization, etc. As of the most recent Applicable Date, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4 (as such schedule may be amended from time to time). Except as specified on Schedule 4 (as such schedule may be amended from time to time), no Grantor has changed its name (or used any other name on any filings with the Internal Revenue Service), jurisdiction of organization, chief executive office or sole place of business (as the case may be) within the five year period immediately prior to the Applicable Date.

4.4. Investment Property and Pledged Securities. (a) Such Grantor is the record and beneficial owner of all Pledged Capital Stock pledged by it hereunder, and such Grantor has good title to all such Pledged Capital Stock (except for such failure to have good title as would not conflict with Section 3.8 of the Credit Agreement) pledged by it hereunder, free of any and all Liens, except Permitted Liens.

(b) Schedule 2 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Capital Stock” all of the Pledged Capital Stock owned by such Grantor, and such Pledged Capital Stock as of such Applicable Date constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 2 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor.

(c) The shares of Pledged Capital Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer of Capital Stock included in the Collateral owned by such Grantor. All the shares of the Pledged Capital Stock issued by any Issuer have been duly and validly authorized and issued and are fully paid and nonassessable.

(d) Each Grantor (i) as of the most recent Applicable Date, is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Capital Stock indicated on Schedule 2 (as such schedule may be amended from time to time) as owned by such Grantor and (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Capital Stock, except in each case as permitted by the Credit Agreement.

(e) Except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the shares of Pledged Capital Stock are and will continue to be freely transferable and assignable, and as of the most recent Applicable Date, none of the Pledged Capital Stock is or will be subject to outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments that might materially prohibit, impair, delay or otherwise affect the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder.

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4.5. Intellectual Property. (a) Schedule 5 (as such schedule may be amended from time to time) lists as of the most recent Applicable Date all issued Patents and pending Patent applications of any Grantor with the United States Patent and Trademark Office, and all registered Trademarks and pending Trademark applications of any Grantor with the United States Patent and Trademark Office (collectively, “Registered Intellectual Property”).

(b) Except as disclosed in Schedule 3.9 to the Credit Agreement, each Grantor owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property necessary to its business, and, to the extent the Grantor holds title to such Intellectual Property, the use thereof by such Grantor does not infringe upon the rights of any other Person, except for any such failure to own, be licensed or infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.6. Commercial Tort Claims. Schedule 6 (as such schedule may be amended from time to time) lists, as of the most recent Applicable Date, each Commercial Tort Claim owned by any Grantor (other than Parent) that, in the reasonable determination of the Borrower, is estimated to be in excess of $35,000,000.

SECTION 5. COVENANTS

Each Grantor covenants and agrees (other than the Parent, which covenants and agrees solely with respect to the Parent Collateral, and solely as set forth in Sections 5.2, 5.3 and 5.4) with the Secured Parties that, until the Discharge of Obligations, in each case subject to the requirements of any Senior Pari Passu Intercreditor Agreement and any other intercreditor arrangements entered into pursuant to this Agreement:

5.1. Covenants in Credit Agreement. Such Grantor shall comply with the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by such Grantor in respect of its portion of the Collateral (it being understood that nothing in this Section 5.1 shall require any Grantor to take, or forbear from taking, any action with respect to any Excluded Assets).

5.2. Delivery of Pledged Capital Stock.

(a) If any of the Collateral consisting of Capital Stock of any Issuer is or shall become evidenced or represented by any certificate, such certificate shall be delivered to the Administrative Agent (i) on the Closing Date (in the case of any such Collateral owned by a Grantor on the Closing Date and evidenced or represented by a certificate) or (ii) in the case of any Capital Stock that is acquired or becomes evidenced or represented by a certificate after the Closing Date, no later than the next date of delivery of financials statements pursuant to Section 5.1(a) or (b) of the Credit Agreement covering a period that includes the date of such acquisition or the date on which such Capital Stock

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becomes so evidenced or represented (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case accompanied by undated stock powers or other instruments of transfer duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(b) Each Grantor acknowledges and agrees that (i) to the extent an interest in any limited liability company or limited partnership that is an Issuer and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate, which shall be delivered to the Administrative Agent in accordance with Section 5.2(a). Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership that is an Issuer and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is delivered to the Administrative Agent (x) on the Closing Date (in the case of any such certificate owned by a Grantor on the Closing Date), (y) if such Collateral is acquired after the Closing Date (in the case of any other such Collateral) no later than the next date of delivery of financials statements pursuant to Section 5.1(a) or (b) of the Credit Agreement covering a period that includes the date of such acquisition of such Collateral (or such later date as the Administrative Agent may agree in its reasonable discretion) or (z) if such interest becomes represented by a certificate after the Closing Date (in the case Grantor elects to have such interest certificated after the dates specified in clause (x) or (y), as applicable) no later than the next date of delivery of financials statements pursuant to Section 5.1(a) or (b) of the Credit Agreement covering a period that includes the date on which such Collateral becomes so represented (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case pursuant to the terms hereof.

(c) If any of the Collateral is an Uncertificated Security issued by an Issuer, such Grantor shall, on the Closing Date and, with regards to Uncertificated Securities acquired after the Closing Date, no later than the next date of delivery of financial statements pursuant to Section 5.1(a) of the Credit Agreement thereafter covering a period that includes the date on which such Collateral is acquired (or such later date as the Administrative Agent may agree in its reasonable discretion) notify the Administrative Agent thereof and, at the Administrative Agent’s request and option upon the occurrence and during the continuance of an Event of Default, cause the Issuer thereof either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent. In addition, each Grantor which is either an Issuer or an owner of any Pledged Capital Stock hereby (A) consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent, (B) agrees to be bound by the terms of this Agreement relating to the Pledged Capital Stock issued by it and to comply with such terms insofar as such terms are applicable to it, (C) agrees to comply with instructions of the Administrative Agent with respect to the applicable Pledged Capital Stock without further consent by the applicable Grantor following the occurrence and during the continuance of an Event of Default and (D) agrees to the transfer of any Pledged Capital Stock to the Administrative Agent or its nominee following the occurrence and during the continuance of an Event of Default and, if an Event of Default has occurred and is continuing, to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Capital Stock that are included in the Collateral.

(d) Each delivery of shares of Pledged Capital Stock shall be accompanied by a schedule describing the applicable securities, which schedule shall be deemed attached hereto as part of Schedule 2 (as such schedule may be amended from time to time); provided that failure to attach any such schedule shall not affect the validity of the pledge of such Pledged Capital Stock. Each schedule so delivered shall supplement any prior schedules so delivered.

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5.3. Maintenance of Perfected Security Interest; Further Documentation. (a) Subject to the provisions of Section 5.9(c) of the Credit Agreement and Sections 3(b) and 3(c) hereof, and provided that in no event shall any Grantor be required to deliver Pledged Securities not required to be delivered pursuant to Section 5.2 hereof, such Grantor shall maintain the security interest created by this Agreement on the Collateral as a perfected security interest having at least the priority described in Section 4.2 hereof until the Collateral is released from such security interest pursuant to the terms of Section 9.15 of the Credit Agreement or by operation of law or by agreement of the Required Lenders or all Lenders and shall cause such Collateral to remain free of Liens other than Permitted Liens.

(b) Each Grantor agrees to use its commercially reasonable efforts to maintain, at its own cost and expense, complete and accurate records in all material respects with respect to the Collateral owned by it, in any event to include complete accounting records in all material respects with respect to all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Administrative Agent may reasonably request, promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Administrative Agent showing the identity, amount and location of any Collateral.

(c) Subject to the provisions of Section 5.9(c) of the Credit Agreement and Sections 3(b) and 3(c) hereof, at any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request to better assure, preserve, protect and perfect the security interests granted hereby, the full benefits of this Agreement and the rights and powers herein granted, including (i) the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting and perfecting of the security interests and (ii) the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any applicable jurisdiction within the United States with respect to the security interests created hereby. Each Grantor will provide to the Administrative Agent from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection (to the extent required by this Agreement) and priority of the Lien created or intended to be created pursuant to this Agreement.

5.4. Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor will not, except upon prior or substantially concurrent written notice to the Administrative Agent and prompt delivery to the Administrative Agent of all additional financing statements and any other documents necessary to maintain the validity, perfection and priority of the security interests in the Collateral provided for herein, subject to the provisions of Section 5.9(c) of the Credit Agreement and Sections 3(b) and 3(c) hereof, (i) change its jurisdiction of organization, the location of its chief executive office or the sole place of business from that referred to on Schedule 4 (as such schedule may be amended from time to time), (ii) change its name or (iii) change its type of organization.

5.5. Intellectual Property. Each Grantor (other than Parent) agrees that, should it after the Closing Date acquire, or become the exclusive licensee of, or file an application for the registration of any Registered Intellectual Property included in the Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property shall automatically become part of the Intellectual Property Collateral, and (iii) no

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later than the next date of delivery of financial statements pursuant to Section 5.1(a) of the Credit Agreement thereafter covering a period that includes the date on which such After-Acquired Intellectual Property is acquired or licensed or such application is filed, as the case may be (or such later date as the Administrative Agent may agree in its reasonable discretion), such Grantor shall (A) report such acquisition, license or filing to the Administrative Agent in accordance with and to the extent required by Section 5.9(a) of the Credit Agreement and (B) upon request of the Administrative Agent, subject to Section 5.9(c) of the Credit Agreement and Sections 3(b) and 3(c) hereof, execute and deliver, and have recorded with the United States Patent and Trademark Office, an Intellectual Property Security Agreement (or an amendment to any previously executed and filed Intellectual Property Security Agreement) with respect to such After-Acquired Intellectual Property, and any and all other agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in any such After-Acquired Intellectual Property.

5.6. Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with an estimated value in excess of $35,000,000, such Grantor shall (a) on the Closing Date (in the case of any such interest in any Commercial Tort Claims owned by such Grantor on the Closing Date) or (b) promptly after the reasonable request of the Administrative Agent made after such interest is obtained (in the case of any other such interest in a Commercial Tort Claim) and in any event no later than the next date of delivery of financials statements pursuant to Section 5.1(a) or (b) of the Credit Agreement thereafter covering a period that includes the date of acquisition or creation of such Collateral (in the case of any other such interest in any Commercial Tort Claims) (or such later date as the Administrative Agent may agree in its reasonable discretion) sign and deliver documentation reasonably requested by and acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim and the proceeds thereof.

SECTION 6. REMEDIAL PROVISIONS

6.1. Communications with Obligors. The Administrative Agent may at any time after an Event of Default has occurred and is continuing require any Grantor (other than Parent) to notify the Account Debtor or counterparty on any Receivable constituting Collateral of the security interest of the Administrative Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may require any Grantor (other than Parent) to notify the Account Debtor or counterparty to make all payments under the Receivables constituting Collateral directly to the Administrative Agent.

6.2. Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(g) of (h) of the Credit Agreement), each Grantor shall be permitted to (i) receive all dividends, interest, principal or other payments or distributions paid or made in respect of the Pledged Securities, to the extent not prohibited by the Credit Agreement; provided, however, that that any noncash dividends, interest, principal or other distributions that would constitute Pledged Capital Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding equity interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by such Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the ratable benefit of the Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or instrument of assignment), and (ii) exercise all voting and

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corporate or other ownership rights with respect to the Pledged Securities; provided, however, that no Grantor shall in any event exercise such rights in any manner that would reasonably be expected to have a Material Adverse Effect. Unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall, upon written request of the relevant Grantor and at the relevant Grantor’s sole cost and expense, execute and deliver (or cause to be executed and delivered) to such Grantor all proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to this Section 6.2.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor or Grantors of the Administrative Agent’s intent to execute its rights pursuant to this Section 6.2(b) (which notice shall be deemed to have been given immediately and timely upon the occurrence of an Event of Default under Section 7.1(g) or (h) of the Credit Agreement): (i) the Administrative Agent shall have the right to receive any and all dividends, interest, principal or other payments or distributions paid in respect to the Pledged Securities included in the Collateral and hold the proceeds thereof in the Collateral Account or make application thereof to the Obligations in accordance with Section 6.4, (ii) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (iii) the Administrative Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property included in the Collateral to its name or the name of its nominee or agent or the name of the applicable Grantor, endorsed or assigned in blank in favor of the Administrative Agent, and each Grantor will, upon request, promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities included in the Collateral registered in the name of such Grantor. In addition, if an Event of Default has occurred and is continuing, the Administrative Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property included in the Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder if an Event of Default has occurred and is continuing each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein. All dividends, interest, principal or other payments or distributions received by any Grantor contrary to the provisions of this Section 6.2(b) shall be held for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Administrative Agent promptly following demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

(c) Any notice given by the Administrative Agent to the Borrower or any other Grantor under this Section 6.2 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a) or (b) of this Section 6.2 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(d) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the

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Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

6.3. Proceeds to be Turned Over to Administrative Agent. Subject to any Senior Pari Passu Intercreditor Agreement in place at the time, if an Event of Default shall occur and be continuing, at the written request of the Administrative Agent, all Proceeds of Collateral received by any Grantor consisting of cash, Cash Equivalents and checks shall be held by such Grantor for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if reasonably required). All such Proceeds of Collateral received by the Administrative Agent under this Section 6.3 shall be held by the Administrative Agent in a Collateral Account maintained under its control (as defined in and subject to Section 9-104 of the New York UCC). All such Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

6.4. Application of Proceeds. (a) Subject to any Senior Pari Passu Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may, notwithstanding the provisions of Section 2.14 of the Credit Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.5) of Collateral realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 hereof, in payment of the Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Obligations in a less favorable order, then the terms of such Permitted Amendment shall govern with respect to such Obligations and the Administrative Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, and, to the extent payable under clause First, attorneys’ fees) payable to the Secured Parties (including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth held by them;

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Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable law.

(b) The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds in the amount agreed upon by the Administrative Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

6.5. Code and Other Remedies. (a) If an Event of Default shall occur and be continuing, each Grantor agrees to deliver each item of Collateral to the Administrative Agent promptly after demand therefor, and it is agreed that the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required under this Section 6.5 or otherwise required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses (other than the defense of payment or performance of the Discharge of Obligations), advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Grantor of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, it being understood that any sale pursuant to the provisions of this Section 6.5 shall be deemed to conform to the commercially reasonable standards under the UCC with respect to any disposition of Collateral. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. To the fullest extent permitted by applicable law, each purchaser at any such sale shall hold the property sold to it absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made

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at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent shall be entitled to, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Borrower Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof and the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. Each Grantor further agrees, at the Administrative Agent’s reasonable request, if an Event of Default has occurred and is continuing, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.

(b) The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable out-of-pocket costs and expenses of the Administrative Agent of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable out-of-pocket attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations in accordance with Section 6.4 and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to Indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c) In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Grantor understands that compliance with the

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Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale; provided that the Administrative Agent is acting in accordance with the Securities Laws. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached.

6.6. Remedies for Intellectual Property. (a) Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to take any of or all of the following actions at the same or different times with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted hereunder to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantor (other than Parent) to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained).

(b) For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor (other than Parent) hereby grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided that such license shall automatically terminate upon the Discharge of Obligations. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuance of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor (other than Parent) notwithstanding any subsequent cure of an Event of Default.

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6.7. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

6.8. Governmental Approvals.

(a) Notwithstanding anything herein to the contrary, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, prior to the exercise of any rights and remedies provided in this Agreement or the other Loan Documents, including voting the Pledged Securities or a foreclosure of the security interest granted under this Agreement, except to the extent not prohibited by applicable Requirements of Law, (i) do not and will not constitute, create, or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of the Borrower or any Subsidiary of the Borrower by the Administrative Agent or the Lenders, or control, affirmative or negative, direct or indirect, by the Administrative Agent or the Lenders over the management or any other aspect of the operation of the Borrower or any Subsidiary of the Borrower, which ownership and control remains exclusively and at all times in the Borrower and such Subsidiary, and (ii) do not and will not constitute the transfer, assignment, or disposition in any manner, voluntarily or involuntarily, directly or indirectly, of any Governmental Authorization at any time issued to the Borrower or any Subsidiary of the Borrower, or the transfer of control of the Borrower or any Subsidiary of the Borrower, including within the meaning of Section 310(d) of the Communications Act of 1934, as amended.

(b) Notwithstanding any other provision of this Agreement, any foreclosure on, sale, transfer or other disposition of, or the exercise of any right to vote or consent with respect to, any of the Pledged Securities, as provided herein, or any other action taken or proposed to be taken by the Administrative Agent hereunder which would affect the operational, voting or other control of the Borrower or any Subsidiary of the Borrower, shall be in accordance with applicable Requirements of Law.

(c) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not, without first obtaining the approval of the FCC or any other applicable Governmental Authority, take any action pursuant to this Agreement which would constitute or result in, or be deemed to constitute or result in, any assignment of any Governmental Authorization, including any FCC License, or any change of control of the Borrower or any Subsidiary of the Borrower, if such assignment or change in control would require, under then existing Requirements of Law (including the written rules and regulations promulgated by the FCC), the prior approval of the FCC or such other Governmental Authority.

(d) If counsel to the Administrative Agent reasonably determines that the consent or approval of the FCC or any other Governmental Authority is required in connection with any of the actions which may be taken by the Administrative Agent in the exercise of its rights under this Agreement or any of the other Loan Documents during the continuance of an Event of Default, then the Borrower, at its sole cost and expense, shall file or cause to be filed such applications for approval and shall take such other actions, in each case, as reasonably requested by the Administrative Agent to obtain such consents or approvals, shall use its commercially reasonable efforts to secure such consent or approval and shall cooperate fully with the Administrative Agent in any action commenced by the Administrative Agent to secure such consent or approval. Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement during the continuance of an Event of Default which requires any consent, approval, recording, qualification or authorization of the FCC or any other Governmental Authority, the Borrower will promptly prepare, execute, deliver and file, or will promptly cause the preparation, execution, delivery and filing of, all applications, certificates, instruments and other documents and papers that the Administrative Agent reasonably deems necessary or advisable to obtain

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such governmental consent, approval, recording, qualification or authorization including the assignor’s or transferor’s portion of any application or applications for consent to the assignment of license necessary or appropriate under the rules and regulations of the FCC or any other Governmental Authority for approval of any sale, transfer or assignment to the Administrative Agent or any other Person of the Pledged Securities. Subject to the provisions of applicable law, if the Borrower fails or refuses to execute, or fails or refuses to cause another Person to execute, such documents, the Administrative Agent, as attorney-in-fact for the Borrower appointed pursuant to Section 7.1, or the clerk of any court of competent jurisdiction, may execute and file the same on behalf of the Borrower. In addition to the foregoing, during the continuance of an Event of Default, the Borrower agrees to take, or cause to be taken, any action which the Administrative Agent may reasonably request in order to obtain and enjoy the full rights and benefits granted to the Lenders or the Administrative Agent by this Agreement and any other instruments or agreements executed pursuant hereto, including, at the Borrower’s cost and expense, the exercise of the Borrower’s commercially reasonable efforts to cooperate in obtaining FCC or other governmental approval of any action or transaction contemplated by this Agreement or any other instrument or agreement executed pursuant hereto which is then required by law. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may seek from the FCC an involuntary transfer of control of any such FCC License for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. Upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s request, the Grantor shall further use their reasonable best efforts to assist in obtaining approval of the FCC, if required, for any action or transactions contemplated hereby, including, without limitation, the preparation, execution and filing with the FCC of the assignor’s or transferor’s portion of any application for consent to the assignment of any FCC License or transfer of control necessary or appropriate under the FCC’s rules and regulations for approval of the transfer or assignment of any portion of the Collateral, together with any FCC License or other authorization.

6.9. Certain Customer Information. Notwithstanding any provision hereof or of any other Loan Document to the contrary, prior to the occurrence of an Event of Default, the Administrative Agent shall not be entitled to receive any information relating to customer Receivables (or the customer to which they relate) other than the T-Mobile Information. Following the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to receive such information with respect to such customer Receivables (or the customer to which they relate) that the Administrative Agent believes in good faith is reasonably necessary for the Administrative Agent to evaluate or enforce its rights and remedies under this Agreement and the other Loan Documents with respect to such Receivables.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, in each case subject to Section 5.9(c) of the Credit Agreement:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral

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or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property owned by such Grantor and constituting Collateral, execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; provided, however, that if such taxes are being contested in good faith and by appropriate proceedings, the Administrative Agent will consult with such Grantor before making any such payment;

(iv) execute, in connection with the exercise of any right or remedy provided for in Section 6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and to give discharges and releases of all or any of the Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) subject to the relevant Grantor’s approval, settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains and subject to the covenant set forth in Section 6.6(b) hereof) included in the Collateral, for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to, or consent to any use of cash collateral arising in respect of, or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do, subject in each case to Section 6.8.

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Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the Borrower prior written notice of its intent to exercise remedies under this Agreement.

(b) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans (regardless of whether ABR Loans are then outstanding) under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand and shall constitute Obligations hereunder and under the Loan Documents.

(c) Each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, consents to the exercise by the Administrative Agent of any power, right or remedy provided for herein. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the termination of this Agreement.

7.2. Duty of Administrative Agent. Neither the Administrative Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted directly from their own gross negligence, bad faith or willful misconduct (including a material breach of their obligations under the Loan Documents).

7.3. Financing Statements; Intellectual Property Filings. (a) Each Grantor hereby authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Administrative Agent reasonably determines is necessary or advisable.

(b) The Administrative Agent is authorized to file with the United States Patent and Trademark Office (“USPTO”) (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in each item of Intellectual Property of each Grantor included in the Collateral that is subject to registration or an application to register in the USPTO, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party and shall provide written notice to the Grantor prior to filing any such documents; provided that the failure to provide such prior notice shall not impact the effectiveness of any such filing or security interest.

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7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. INDEMNITY, SUBROGATION AND SUBORDINATION

8.1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

8.2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 8.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 8.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.14 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Guarantor under Section 8.1 to the extent of such payment.

8.3. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 8.1 and 8.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and the Borrower and each Guarantor shall remain liable for the full amount of its obligations hereunder.

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SECTION 9. MISCELLANEOUS

9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.2 of the Credit Agreement or pursuant to an Assumption Agreement, provided that the Schedules to this Agreement may be amended or supplemented by any Grantor at any time by delivering such amended or supplemented schedule to the Administrative Agent.

9.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor (other than Parent or the Borrower) shall be addressed to such Guarantor at its notice address set forth on Schedule 1 (as such schedule may be amended from time to time).

9.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4. Enforcement Expenses; Indemnification.

(a) Each Guarantor agrees to pay or reimburse (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the Administrative Agent, incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, and (ii) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the fees, charges and disbursements of legal counsel for the Administrative Agent, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.4(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans; provided, that the Guarantors’ obligations under this Section 9.4(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel for all Persons described in clauses (i) and (ii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral to the extent the Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement.

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(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to (x) the execution, delivery, enforcement, performance and administration of this Agreement, (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Guarantor (including any predecessor entities), or any Environmental Liability relating to any Guarantor (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether the Administrative Agent is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by any Guarantor or any of their respective Affiliates, their respective creditors or any other Person, in each case to the extent the Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement.

(d) The agreements in this Section 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

9.6. Right of Setoff. If an Event of Default pursuant to Section 7.1(a), (g) or (h) of the Credit Agreement (in the case of clauses (g) or (h), with respect to the Borrower only) shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Grantor against any of and all the obligations of such Grantor now or hereafter existing under this Agreement held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Secured Party under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have. Each Secured Party shall notify the Administrative Agent and the relevant Grantor promptly after any such setoff.

9.7. Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

9.8. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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9.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

9.11. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(b) Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 9.11. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

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(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

9.14. Additional Grantors; Releases.

(a) Each Subsidiary of Parent that is required to, or that Parent or the Borrower shall elect to (in the case of any election of a Foreign Subsidiary, with the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed), become a party to this Agreement pursuant to Section 5.9 of the Credit Agreement shall become a Grantor and Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary (an “Additional Grantor”) of an Assumption Agreement in the form of Annex 1 hereto.

(b) In the event that any Grantor conveys, sells, leases (under a capital lease), assigns, transfers or otherwise disposes of all or any portion of any of the Pledged Capital Stock or assets constituting Collateral of such Grantor to a Person that is not (and is not required under the Credit Agreement to become) a Grantor in a transaction permitted under the Credit Agreement, the Liens created hereunder in respect of such Pledged Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly take such action and execute any such documents as may be reasonably requested by such Grantor and at the Borrower’s expense to further document and evidence such termination and release of Liens created by this Agreement in respect of such Pledged Capital Stock or assets. In the event that any Capital Stock or other asset constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of Parent or the Borrower, the Administrative Agent agrees to promptly take such action and execute such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to terminate and release (or to further document and evidence the termination and release of) the Liens created by this Agreement in respect of such assets. In the case of a transaction permitted under the Credit Agreement the result of which is that a Guarantor would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary), the Guarantor Obligations created by this Agreement in respect of such Guarantor (and all security interests granted by such Guarantor hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of such security interests and such Guarantor Obligations. Any representation, warranty or covenant contained in this Agreement relating to any such Capital Stock, asset constituting Collateral or Subsidiary of any Guarantor shall no longer be deemed to be made with respect thereto once such Pledged Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(c) Upon Discharge of Obligations, all Liens created hereunder shall automatically terminate and be released, without the requirement for any further action by any Person and the

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Administrative Agent shall promptly take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created hereunder (including by way of assignment), and the Guarantor Obligations shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of the Guarantor Obligations.

9.15. Successor Administrative Agent. Upon the appointment of any successor to the Administrative Agent pursuant to Section 8.9 of the Credit Agreement, such successor shall thereupon automatically succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement and all references to the Administrative Agent herein shall refer to such successor, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement.

9.16. Senior Pari Passu Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent, for the benefit of the Secured Parties pursuant to this Agreement, and the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder, in each case, with respect to the Collateral and Liens securing any Additional Senior Lien Obligations (as defined in any Senior Pari Passu Intercreditor Agreement) are subject to the provisions of the Senior Pari Passu Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Senior Pari Passu Intercreditor Agreement and this Agreement with respect to the Collateral and Liens securing any Additional Senior Lien Obligations, the provisions of the Senior Pari Passu Intercreditor Agreement shall prevail.

(signature pages follow)

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

T-MOBILE USA, INC.

By:
Name:
Title:

[T-Mobile - First Lien Guarantee and Collateral Agreement]

GUARANTORS:

IBSV LLC
METROPCS CALIFORNIA, LLC
METROPCS FLORIDA, LLC
METROPCS GEORGIA, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS MICHIGAN, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC
METROPCS NEW YORK, LLC
METROPCS TEXAS, LLC
METROPCS NEVADA, LLC
METROPCS PENNSYLVANIA, LLC
POWERTEL MEMPHIS LICENSES, INC.
POWERTEL/MEMPHIS, INC.
SUNCOM WIRELESS HOLDINGS, INC.
SUNCOM WIRELESS INVESTMENT COMPANY, LLC
SUNCOM WIRELESS LICENSE COMPANY, LLC
SUNCOM WIRELESS MANAGEMENT COMPANY, INC.
SUNCOM WIRELESS OPERATING COMPANY, L.L.C.
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
SUNCOM WIRELESS, INC.
T-MOBILE CENTRAL LLC
T-MOBILE FINANCIAL LLC
T-MOBILE LEASING LLC
T-MOBILE LICENSE LLC
T-MOBILE NORTHEAST LLC
T-MOBILE PCS HOLDINGS LLC
T-MOBILE PUERTO RICO HOLDINGS LLC
T-MOBILE PUERTO RICO LLC
T-MOBILE RESOURCES CORPORATION
T-MOBILE SOUTH LLC
T-MOBILE SUBSIDIARY IV CORPORATION
T-MOBILE US, INC.
T-MOBILE WEST LLC
TRITON PCS FINANCE COMPANY, INC.
TRITON PCS HOLDINGS COMPANY L.L.C.
VOICESTREAM PCS I IOWA CORPORATION
VOICESTREAM PITTSBURGH GENERAL PARTNER, INC.
VOICESTREAM PITTSBURGH, L.P.

By:
Name:
Title:

[T-Mobile - First Lien Guarantee and Collateral Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[T-Mobile - First Lien Guarantee and Collateral Agreement]

Schedules to

First Lien Guarantee and Collateral Agreement

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office
Schedule 5	Patents, Trademarks and Other Intellectual Property
Schedule 6	Commercial Tort Claims

Exhibit A to

First Lien Guarantee and Collateral Agreement

FORM OF FIRST LIEN INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of [    ] (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, this “IP Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, T-Mobile USA, Inc., a Delaware corporation (including its permitted successors, the “Borrower”) has entered into a Term Loan Credit Agreement, dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and the Administrative Agent. Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered that certain First Lien Guarantee and Collateral Agreement, dated as of [●], 2015, in favor of the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”).

WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the Grantors’ (other than Parent’s) right, title, and interest in and to certain Collateral, including certain of their Trademarks and Patents and have agreed as a condition thereof to execute this IP Security Agreement with respect to certain of their Trademarks and Patents in order to record the security interests granted therein with the United States Patent and Trademark Office, as applicable (or any successor office or other applicable government registry).

NOW, THEREFORE, in consideration of the above premises, the Grantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1 Grant of Security. Each Grantor (other than Parent) hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “IP Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations (as defined in the Guarantee and Collateral Agreement):

(a) (i) all United States and state trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, internet domain names, trademark and service mark registrations, designs and general intangibles of like nature and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 1 (but excluding in all cases all intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office provided that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Trademarks) and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above (collectively, the “Trademarks”);

(b) all Trademark Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 2;

(c) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (a) and (b) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (a) and (b) above (items described in clauses (a), (b) and (c), collectively, the “Trademark Collateral”);

(d) (i) all United States patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 2, all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon (collectively, the “Patents”);

(e) all Patent Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 2; and

(f) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (d) and (e) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (g) and (h) above (items described in (d), (e) and (f), collectively, the “Patent Collateral”).

SECTION 2 Excluded Assets. Notwithstanding anything to the contrary in this IP Security Agreement, none of the Excluded Assets shall constitute IP Collateral.

SECTION 3 Recordation. Each Grantor (other than Parent) authorizes and requests that the Commissioner of Patents and Trademarks and any other applicable United States government officer record this IP Security Agreement.

SECTION 4 Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5 GOVERNING LAW. THIS IP SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS IP SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6 Conflict Provision. This IP Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are

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without prejudice to, and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this IP Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Guarantee and Collateral Agreement or the Credit Agreement, as applicable, shall govern.

SECTION 7 Senior Intercreditor Agreement Governs. Senior Pari Passu Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent, for the benefit of the Secured Parties pursuant to this Agreement, and the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder, in each case, with respect to the Collateral and Liens securing any Additional Senior Lien Obligations (as defined in any Senior Pari Passu Intercreditor Agreement) are subject to the provisions of the Senior Pari Passu Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Senior Pari Passu Intercreditor Agreement and this Agreement with respect to the Collateral and Liens securing any Additional Senior Lien Obligations, the provisions of the Senior Pari Passu Intercreditor Agreement shall prevail.

SECTION 8 Notice. Each party to this IP Security Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2 of the Guarantee and Collateral Agreement. Nothing in this IP Security Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

[signature pages follow]

A-3

IN WITNESS WHEREOF, each of the undersigned has caused this IP Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

[T-Mobile – First Lien IP Security Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[T-Mobile – First Lien IP Security Agreement]

Schedule 1

TRADEMARKS

Schedule 2

PATENTS

Annex 1 to

First Lien Guarantee and Collateral Agreement

FIRST LIEN ASSUMPTION AGREEMENT, dated as of [                    ], made by                                         , a                                          (the “Additional Grantor”), in favor of DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”) for (i) the Lenders from time to time parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

W I T N E S S E T H:

WHEREAS, T-Mobile USA, Inc., a Delaware corporation (including its permitted successors, the “Borrower”) has entered into a Term Loan Credit Agreement, dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and the Administrative Agent.

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered that certain First Lien Guarantee and Collateral Agreement, dated as of [●], 2015, in favor of the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”).

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement;

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

WHEREAS, the Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans. Section 9.14 of the Guarantee and Collateral Agreement provides that additional Subsidiaries of Parent may become Subsidiary Guarantors and Grantors under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Assumption Agreement. The undersigned Subsidiary (the “Additional Grantor”) is executing this Assumption Agreement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor and a Grantor under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor and Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and Guarantor and, without limiting the generality of the foregoing, hereby expressly agrees to all terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Grantor and Subsidiary Guarantor thereunder and assumes all obligations and liabilities of a Grantor and Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 6 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in the Credit Agreement and the Guarantee and Collateral Agreement, to the extent relating to such Additional Grantor and its property, is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

The Additional Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Additional Grantor’s right, title and interest in and to all of the Collateral wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Additional Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Each reference to a “Grantor” or a “Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the Additional Grantor. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

2. Due Authorization. The Additional Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Assumption Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. Counterparts. This Assumption Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Assumption Agreement shall become effective when the Administrative Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of the Additional Grantor and the Administrative Agent. Delivery of an executed signature page to this Assumption Agreement by email or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Assumption Agreement.

4. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5. Severability. In case any one or more of the provisions contained in this Assumption Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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6. Communications. All communications and notices hereunder shall (except as otherwise expressly permitted by the Guarantee and Collateral Agreement) be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to the Additional Grantor shall be given to it in care of the Borrower as provided in Section 9.1 of the Credit Agreement.

7. Expenses. The Additional Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Assumption Agreement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[signature pages follow]

3

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

to the Term Loan

Credit Agreement

[FORM OF] COMPLIANCE CERTIFICATE

This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 5.2(a) of the Term Loan Credit Agreement, dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”). Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.

1. I am the duly elected, qualified and acting [                    ]1 of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements [filed with the Securities and Exchange Commission in Parent’s [Quarterly Report / Annual Report] on Form [10-Q / 10-K] on [insert date]][attached hereto as Attachment 1] (the “Financial Statements”). [Except as specified on Attachment 2,]2[S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default.

4. [[Attached hereto as Attachment 3][Filed with the Securities and Exchange Commission in Parent’s [Quarterly Report / Annual Report] on Form [10-Q / 10-K] on [insert date]] is a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries for such fiscal [year][quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter], as compared to [the comparable periods of] the previous year.]3

[1]	Insert title of senior financial officer.
[2]	Attachment 2 should be included if there is any Default or Event of Default.
[3]	Include only if the combined operations of Parent and its Consolidated Subsidiaries, excluding the operations of the Borrower and its Consolidated Subsidiaries and excluding cash and Cash Equivalents, would, if held by a single Subsidiary of the Borrower, constitute a Significant Subsidiary of the Borrower.

B-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate this      day of                     , 201     in the name of and on behalf of the Borrower.

T-MOBILE USA, INC.

By:

Name:
Title:

Attachment 1

of Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended                          , 20    .

[Attach Financial Statements.]

B

Attachment 1

Attachment 2

of Exhibit B

[Description of Default or Event of Default, if applicable.]

[Specify the nature and extent thereof and any action taken or proposed to be taken with respect thereto.]

B

Attachment 2

Attachment 3

of Exhibit B

[Include management discussion and analysis, if applicable.]

B

Attachment 3

EXHIBIT C

to the Term Loan

Credit Agreement

[FORM OF] CLOSING CERTIFICATE

T-MOBILE USA, INC.

[Insert date.]

Pursuant to subsection 4.1(d) of the Term Loan Credit Agreement dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”), the undersigned [                    ], the [title] of the Company, hereby certifies as follows:

1. The representations of the Borrower in Section 3 of the Credit Agreement are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the date hereof, except in the case of any representation expressly stated to relate to a specific earlier date, in which case such representation is true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

2. At the time of and immediately after giving effect to the making of the Senior Lien Term Loans, no Default or Event of Default shall have occurred and be continuing.

[Signature page follows]

C-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date first set forth above.

T-MOBILE USA, INC.

By:

Name:
Title:

C-2

EXHIBIT D

to the Term Loan

Credit Agreement

[Reserved.]

EXHIBIT E-1

to the Term Loan

Credit Agreement

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	T-Mobile USA, Inc.

4.	Administrative Agent:	Deutsche Bank AG New York Branch, as Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Credit Agreement, dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders and the Administrative Agent.

[1]	Select as applicable.

E-1-1

6.	Assigned Interest:

Aggregate Amount of Term Loan Commitment/Term Loans for all Lenders	Amount of Term Loan Commitment/Term Loans Assigned[2]	Percentage Assigned of Term Loan Commitment/Term Loans[3]
$	$	%
$	$	%
$	$	%

Effective Date:                     , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature page follows]

[2]	Except in the case of an assignment of the entire remaining amount of the Assignor’s Term Loan Commitment, the assignment of an amount less than $1,000,000 will require the consent of each of the Borrower and Administrative Agent; provided, that no such consent of the Borrower shall be required if a Specified Default has occurred and is continuing.
[3]	Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitment/Term Loans of all Lenders.

E-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:

Name:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:

Name:
Title:

Consented to and Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:

Name:
Title:

[Consented to:]4

[T-MOBILE USA, INC.]

By:

Name:
Title:

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

E-1-3

ANNEX 1

TERM LOAN CREDIT AGREEMENT DATED AS OF [●], 2015, AMONG T-MOBILE USA, INC., AS BORROWER, THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS OR ENTITIES FROM TIME TO TIME PARTIES THERETO AS LENDERS, AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Borrower’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Borrower’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or documents furnished pursuant hereto or thereto.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it is not a Disqualified Lender or an Affiliate of a Disqualified Lender and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) that it appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated

Annex 1 page 1

to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Each of the Assignor and the Assignee acknowledge that in the case of any assignment to a Disqualified Lender without obtaining the required consent of the Borrower, the Borrower shall be entitled to seek specific performance to unwind any such assignment, transfer or participation in addition to any other remedies available to the Borrower at law or at equity, except to the extent that (a) the assignee, transferee or participant to which such Lender assigned, transferred or participated the Term Loans or Term Loan Commitments that were the subject of such impermissible assignment, transfer or participation no longer holds such Term Loans or Term Loan Commitments and such Term Loans or Term Loan Commitments were subsequently assigned to an Eligible Assignee (it being expressly understood that no Person shall be an Eligible Assignee solely by virtue of its relationship to such assignee, transferee or participant of such Lender or the Affiliates of such assignee, transferee or participant) in accordance with the terms of the Credit Agreement or (b) the Borrower consents in writing to such assignment, transfer or participation.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1 page 2

EXHIBIT E-2

to the Term Loan

Credit Agreement

[FORM OF] AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	T-Mobile USA, Inc.

4.	Administrative Agent:	Deutsche Bank AG New York Branch, as Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Credit Agreement, dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders and the Administrative Agent.

[1]	Select as applicable.

E-2-1

6.	Assigned Interest:

Aggregate Amount of Term Loan Commitment/Term Loans for all Lenders	Amount of Term Loan Commitment/Term Loans Assigned[2]	Percentage Assigned of Term Loan Commitment/Term Loans[3]
$	$	%
$	$	%
$	$	%

Effective Date:                     , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.]4

[Signature page follows]

[2]	Except in the case of an assignment of the entire remaining amount of the Assignor’s Term Loan Commitment, the assignment of an amount less than $1,000,000 will require the consent of each of the Borrower and Administrative Agent; provided, that no such consent of the Borrower shall be required if a Specified Default has occurred and is continuing.
[3]	Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitment/Term Loans of all Lenders.
[4]	This paragraph not included if Assignee is a Purchasing Borrower Party.

E-2-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:

Name:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:

Name:
Title:

Consented to and Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:

Name:
Title:

[Consented to:][5]

[T-MOBILE USA, INC.]

By:

Name:
Title:

[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

E-2-3

ANNEX 1

TERM LOAN CREDIT AGREEMENT DATED AS OF [●], 2015, AMONG T-MOBILE USA, INC., THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS OR ENTITIES FROM TIME TO TIME PARTIES THERETO, AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor.

(a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender.

(b) The Assignor assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or documents furnished pursuant hereto or thereto.

1.2. Assignee.

(a) The Assignee represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is a [Affiliated Lender][Purchasing Borrower Party], (iii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vii) it is not a Disqualified Lender or the Affiliate of a Disqualified Lender and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee.

Annex 1 page 1

(b) The Assignee agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) that it appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Each of the Assignor and the Assignee acknowledge that in the case of any assignment to a Disqualified Lender without obtaining the required consent of the Borrower, the Borrower shall be entitled to seek specific performance to unwind any such assignment, transfer or participation in addition to any other remedies available to the Borrower at law or at equity, except to the extent that (a) the assignee, transferee or participant to which such Lender assigned, transferred or participated the Term Loans or Term Loan Commitments that were the subject of such impermissible assignment, transfer or participation no longer holds such Term Loans or Term Loan Commitments and such Term Loans or Term Loan Commitments were subsequently assigned to an Eligible Assignee (it being expressly understood that no Person shall be an Eligible Assignee solely by virtue of its relationship to such assignee, transferee or participant of such Lender or the Affiliates of such assignee, transferee or participant) in accordance with the terms of the Credit Agreement or (b) the Borrower consents in writing to such assignment, transfer or participation.

1.3. [Affiliated Lender.

(a) The Assignee further represents and warrants that after giving effect to this Assignment and Assumption, Affiliated Lenders shall not, in the aggregate, hold Term Loans with an aggregate principal amount in excess of 25.0% of the principal amount of all Term Loans then outstanding.

(b) The Assignee consents to the provisions of Section 9.4 of the Credit Agreement that apply to an Affiliated Lender in its capacity as a Term Loan Lender with respect to the Assigned Interest.

[(c) The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later come into possession of, information regarding the Loan or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interest (such information, the “Excluded Information”), (2) such Assignee has independently, without reliance on the Assignor, Parent, the Borrower, any subsidiaries of any of these entities, the Administrative Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignee’s lack of knowledge of the Excluded Information, (3) none of the Assignee, Parent, the Borrower, any subsidiaries of any of these entities, the Administrative Agent the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignee hereby waives and releases, to the extent permitted by law, any claims such Assignee may have against the Assignor, Parent, the Borrower, any subsidiaries of any of these entities, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of

Annex 1 page 2

the Excluded Information and (4) the Excluded Information may not be available to the Agents or other Lenders.]13

[(d) The Assignee acknowledges and agrees that in connection with this assignment, (1) the Assignor is an Affiliated Lender and it or its Affiliates may have, and later come into possession of, information regarding the Loan or the Loan Parties that is not known to the Assignee and that may be material to a decision by such Assignee to acquire the Assigned Interest (such information, the “Excluded Information”), (2) such Assignee has independently, without reliance on the Assignor, Parent, the Borrower, any subsidiaries of any of these entities, the Administrative Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignee’s lack of knowledge of the Excluded Information, (3) none of the Assignee, Parent, the Borrower, any subsidiaries of any of these entities, the Administrative Agent the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignee hereby waives and releases, to the extent permitted by law, any claims such Assignee may have against the Assignor, Parent, the Borrower, any subsidiaries of any of these entities, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or other Lenders.]14]

[Purchasing Borrower Party.

(a) The Assignee represents and warrants that (a) immediately after giving effect to this Assignment and Assumption, no Default or Event of Default will exist and (b) this Assignment and Assumption is being entered into in connection with an offer by the Assignee to purchase or take by assignment Term Loans pursuant to a Dutch Auction open to all Lenders of the applicable Class.

[(b) The Assignee affirms that it has satisfied the conditions set forth in Section 2.12(f) if such purchase or assignment is being made pursuant to a Dutch Auction.]15

[(c) The Assignee affirms that the Term Loans being assigned pursuant to this Assignment and Assumption will be automatically and permanently canceled as of the Effective Date and otherwise consents to the provisions of the Credit Agreement that apply to the purchase by or assignment to a Purchasing Borrower Party of Term Loans included in the Assigned Interest.]16

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

[13]	To be included if Assignee is an Affiliated Lender.
[14]	To be included if Assignor is an Affiliated Lender.
[15]	Applicable only if the Purchasing Borrower Party is making the purchase or assignment pursuant to a Dutch Auction process.
[16]	Applicable to Purchasing Borrower Parties.

Annex 1 page 3

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1 page 4

EXHIBIT F

to the Term Loan

Credit Agreement

[FORM OF]

SENIOR PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[●], 20[    ]

among

T-MOBILE US, INC.,

T-MOBILE USA, INC.,

THE OTHER GRANTORS referred to herein,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent for the Credit Agreement Secured Parties and

as Authorized Representative for the Credit Agreement Secured Parties,

[            ]

as the Initial Additional Authorized Representative

and

each additional Authorized Representative from time to time party hereto

THIS IS THE “SENIOR PARI PASSU INTERCREDITOR AGREEMENT” REFERRED TO IN (A) ANY SENIOR LIEN SECURITY DOCUMENTS (AS DEFINED HEREIN), (B) ANY CREDIT AGREEMENT (AS DEFINED HEREIN) AND (C) ANY ADDITIONAL SENIOR LIEN DOCUMENTS (AS DEFINED HEREIN).

i

-i-

ii

SENIOR PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among T-MOBILE US, INC., a Delaware corporation (“Parent”), T-MOBILE USA, INC., a Delaware corporation (the “Borrower”), certain other subsidiaries of Parent party hereto, DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”) and as Authorized Representative for the Credit Agreement Secured Parties, [INSERT NAME AND CAPACITY], as Authorized Representative for the Initial Additional Senior Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the Additional Senior Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Senior Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Senior Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.

Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the UCC and not otherwise defined herein, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Lien Documents” means, with respect to any Series of Additional Senior Lien Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, including the Initial Additional Senior Lien Documents and each other agreement entered into for the purpose of securing any Series of Additional Senior Lien Obligations.

“Additional Senior Lien Obligations” means, with respect to any Series of Additional Senior Lien Obligations, all amounts owing to the applicable Additional Senior Lien Secured Parties (including the Initial Additional Senior Lien Secured Party) pursuant to the terms of any Additional Senior Lien Document (including the Initial Additional Senior Lien Agreement) including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the respective Additional Senior Lien Documents, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Additional Senior Lien Secured Party” means the holders of any Additional Senior Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Additional Senior Lien Secured Parties.

“Additional Senior Lien Security Documents” means, with respect to any Series of Additional Senior Lien Obligations, any security agreements or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure such Additional Senior Lien Obligations.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successors thereto as provided in Section 8.9 of the Senior Lien Credit Agreement or such similar provision of any Replacement Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Senior Lien Obligations or the Initial Additional Senior Lien Secured Parties, the Initial Additional Authorized Representative and (iii) in the case of any other Series of Additional Senior Lien Obligations or Additional Senior Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101, et seq.).

“Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Collateral” means all Property subject to Liens created pursuant to any Senior Lien Security Document to secure one or more Series of Senior Lien Obligations.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of Senior Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means (i) that certain Term Loan Credit Agreement (the “Senior Lien Credit Agreement”) dated as of November 9, 2015, among the Borrower, the lenders from time to time party thereto and the Administrative Agent and (ii) any Replacement Credit Agreement.

“Credit Agreement Obligations” means, with respect to the Senior Lien Credit Agreement, the “Obligations” as defined in the Senior Lien Security Agreement and, with respect to any Replacement Credit Agreement, all amounts owing by any grantor pursuant to the terms of the Replacement Credit Agreement, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the Replacement Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts pursuant to such Replacement Credit Agreement.

“Credit Agreement Secured Parties” means, with respect to the Senior Lien Credit Agreement, the “Secured Parties” as defined in the Guarantee and Collateral Agreement and, with respect to a Replacement Credit Agreement, any holders of Credit Agreement Obligations.

“Credit Agreement Security Documents” means the Security Documents (as defined in the Credit Agreement).

“Debtor Relief Laws”: the Bankruptcy Code and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Senior Lien Obligations, the date on which such Series of Senior Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional Credit Agreement Obligations secured by such Shared Collateral under a Replacement Credit Agreement.

“Event of Default” means an “Event of Default” as defined in any Secured Credit Document.

“Grantors” means Parent, the Borrower and each of the Subsidiary Guarantors and each other Subsidiary of Parent which has granted a security interest pursuant to any Senior Lien Security Document to secure any Series of Senior Lien Obligations.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional Senior Lien Agreement” means that certain [[Indenture/Loan Agreement] dated as of [            ], 20[    ], among the Borrower, [the Guarantors identified therein,] the Initial Additional Authorized Representative, as [trustee/agent], and [the other agents party thereto from time to time.

“Initial Additional Senior Lien Documents” means the Initial Additional Senior Lien Agreement and any notes, security documents and other operative agreements evidencing or governing the Indebtedness thereunder and any Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Senior Lien Obligations.

“Initial Additional Senior Lien Obligations” means the Additional Senior Lien Obligations pursuant to the Initial Additional Senior Lien Documents.

“Initial Additional Senior Lien Secured Parties” means the holders of any Initial Additional Senior Lien Obligations and the Initial Additional Authorized Representative.

“Insolvency or Liquidation Proceeding” means:

(i) any case commenced by or against the Borrower or any other Grantor under any Debtor Relief Laws, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to any Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii) any liquidation, dissolution, marshalling of assets or liabilities, administration or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit I hereof.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional Senior Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Senior Lien Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional Senior Lien Obligations which have an equal outstanding principal amount, the Series of Additional Senior Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Senior Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Applicable Authorized Representative’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling

Authorized Representative and that an Event of Default (under and as defined in the Additional Senior Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Senior Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Senior Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time any Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Senior Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Parent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Possessory Collateral” means any Shared Collateral in the possession of an Authorized Representative (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, promissory notes, chattel paper and Instruments, in each case, delivered to or in the possession of an Authorized Representative under the terms of the Senior Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01 hereof.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Replacement Credit Agreement” means any credit agreement, indenture, notes or other issuance of indebtedness that Refinances in whole the then extant Credit Agreement on the terms set forth in Section 2.08 which has been designated in writing by the Borrower to each Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional Senior Lien Document and (iii) each Additional Senior Lien Document.

“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

“Senior Lien” means the Liens on the Collateral in favor of the Senior Lien Secured Parties under the Senior Lien Security Documents.

“Senior Lien Credit Agreement” is defined in the definition of “Credit Agreement”.

“Senior Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Senior Lien Obligations.

“Senior Lien Recovery” has the meaning assigned to such term in Section 2.06.

“Senior Lien Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Additional Senior Lien Secured Parties with respect to each Series of Additional Senior Lien Obligations.

“Senior Lien Security Documents” means, collectively, (a) the Credit Agreement Security Documents, (b) the Additional Senior Lien Security Documents and (c) the Senior/Junior Intercreditor Agreement.

“Senior/Junior Intercreditor Agreement” means the “Senior/Junior Intercreditor Agreement” as defined in the Senior Lien Credit Agreement.

“Series” means (a) with respect to the Senior Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Senior Lien Secured Parties (in their capacity as such) and (iii) the Additional Senior Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Senior Lien Secured Parties) and (b) with respect to any Senior Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Senior Lien Obligations and (iii) the Additional Senior Lien Obligations incurred pursuant to any Additional Senior Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Senior Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Senior Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time; provided that, for the avoidance of doubt, amounts deposited under the Additional Senior Lien Documents to discharge or defease the notes issued under the Additional Senior Lien Agreement shall not be deemed to be Shared Collateral so long as such discharge or defeasance and such deposit are permitted under each then extant Secured Credit Document. If more than two Series of Senior Lien Obligations are outstanding at any time and the holders of less than all Series of Senior Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Senior Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

SECTION 1.02. Terms Generally.

(a) As used herein, unless otherwise specified herein:

(i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of thereof;

(ii) Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit into this Agreement or (B) to the extent such references are not present in this Agreement, to the Secured Credit Document in which such reference appears;

(iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi) unless the context requires otherwise, the word “or” shall be construed to mean “and/or”; and

(vii) unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other contractual obligations shall be deemed to refer to such agreements or contractual obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder).

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to any Series of Senior Lien Obligations shall mean the payment in full in cash of all of such Series of Senior Lien Obligations (excluding contingent reimbursement and indemnification obligations, Secured Cash Management Obligations and obligations under Specified Hedge Agreements, in each case, that are not then due and payable).

SECTION 1.03. Impairments. It is the intention of the Senior Lien Secured Parties of each Series that the holders of Senior Lien Obligations of such Series (and not the Senior Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that

(x) any of the Senior Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Lien Obligations), (y) any of the Senior Lien Obligations of such Series does not have an enforceable security interest in any of the Collateral securing any other Series of Senior Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Lien Obligations) on a basis ranking prior to the security interest of such Series of Senior Lien Obligations but junior to the security interest of any other Series of Senior Lien Obligations or (ii) the existence of any Collateral for any other Series of Senior Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Senior Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Senior Lien Obligations, and the rights of the holders of such Series of Senior Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of Senior Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Senior Lien Obligations subject to such Impairment. Additionally, in the event the Senior Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Senior Lien Obligations or the Senior Lien Documents governing such Senior Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01. Priority of Claims. (a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding, and notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Senior Lien Obligations granted on the Shared Collateral or the existence of any intervening third party Liens and notwithstanding any provisions of the Uniform Commercial Code of any jurisdictions, any applicable real estate laws, or any other circumstance whatsoever (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and (i) the Applicable Authorized Representative or any Senior Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, (ii) any distribution is made in respect of any Shared Collateral in any Bankruptcy Case or other Insolvency or Liquidation Proceeding of any Borrower or any other Grantor or (iii) any Senior Lien Secured Party receives any payment pursuant to the Senior/Junior Intercreditor Agreement or any other intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral (including any amount paid under any title insurance policy or any insurance policy or in connection with any condemnation or eminent domain proceeding) by any Senior Lien Secured Party or received by the Applicable Authorized Representative or any Senior Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral (including any amount paid under any title insurance policy) and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which any Senior Lien Secured Parties are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral (including any amount paid under any title insurance policy) and all proceeds of any such payment or distribution being collectively referred to as “Proceeds”), shall be applied:

(i) FIRST, to the payment in full of all amounts owing to each Authorized Representative (in its capacity as such) pursuant to the terms of any Secured Credit Document,

(ii) SECOND, subject to Section 1.03, to the payment in full of the Senior Lien Obligations of each Series on a ratable basis with such Proceeds to be applied to the Senior Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and

(iii) THIRD, after payment in full of all Senior Lien Obligations, to whosoever may be lawfully entitled to receive the same pursuant to the Senior/Junior Intercreditor Agreement or otherwise, or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Senior Lien Secured Party) has a Lien or security interest that is junior in priority to the security interest of any Series of Senior Lien Obligations, after giving effect to the Senior/Junior Intercreditor Agreement or any other intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, if applicable, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Senior Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Senior Lien Obligations with respect to which such Impairment exists.

If, despite the provisions of this Section 2.01(a), any Senior Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Senior Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such Senior Lien Secured Party shall hold such payment or recovery in trust for the benefit of all Senior Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b) It is acknowledged that the Senior Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced in accordance with Section 2.08 or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Senior Lien Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Senior Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Senior Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Senior Lien Secured Party hereby agrees that the Liens securing each Series of Senior Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02. Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. (a) (i) Only the Applicable Authorized Representative shall act or refrain from acting with respect to the Shared Collateral (including with respect to the Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Authorized Representative shall not follow any instructions with respect to such Shared Collateral (including with respect to the Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Senior Lien Secured Party other than the Controlling Secured Parties) and (iii) no Non-Controlling Authorized Representative or other Senior Lien Secured Party (other than the Controlling Secured Parties) shall or shall instruct the Applicable Authorized Representative to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator, administrator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to the Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), whether under any Senior Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative acting in accordance with the applicable Senior Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral (and each Non-Controlling Authorized Representative and Non-Controlling Secured Parties shall be deemed to have waived any right, power, or remedy, whether under any agreement or any applicable law (including in equity) to the contrary). Notwithstanding the equal priority of the Liens, the Applicable Authorized Representative acting in accordance with the applicable Senior Lien Security Document may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will (and shall be deemed to have waived any right to) contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative, Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Administrative Agent, Applicable Authorized Representative or Controlling Secured Party of any rights and remedies (including any non-judicial foreclosure) relating to the Shared Collateral, or to cause the Applicable Authorized Representative to do so on any ground, including in the case of non-judicial foreclosure of any personal property collateral, that such foreclosure will not result in a commercially reasonable disposition of the Collateral. The foregoing shall not be construed to limit the rights and priorities of any Senior Lien Secured Party, Administrative Agent or other Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(b) Each of the Senior Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Senior Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Administrative Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03. No Interference; Payment Over. (a) Each Senior Lien Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other Person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any Senior Lien Obligations of any Series or any Senior Lien Security Document or the validity, attachment, perfection or priority of any Lien under any Senior Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Authorized Representative, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Authorized Representative or any other Senior Lien Secured Party to exercise and shall not exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to the Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral) or (B) consent to the exercise by the Applicable Authorized Representative or any other Senior Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Authorized Representative or any other Senior Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Authorized Representative or any other Senior Lien Secured Party shall be liable for any action taken or omitted to be taken by such Applicable Authorized Representative or other Senior Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Authorized Representative or any other Senior Lien Secured Party to enforce this Agreement.

(b) Each Senior Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Senior Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to the Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), at any time prior to the Discharge of each of the Senior Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Senior Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Authorized Representative, to be distributed in accordance with the provisions of Section 2.01(a) hereof.

SECTION 2.04. Automatic Release of Liens; Amendments to Senior Lien Security Documents. (a) If, at any time, the Applicable Authorized Representative forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Authorized Representatives (and the guaranty granted by any Guarantor that, as a result of such sale or disposition is no longer a Subsidiary of the Borrower), for the benefit of each Series of Senior Lien Secured Parties upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(a) hereof.

(b) Each Non-Controlling Authorized Representative agrees, on behalf of itself and its respective Non-Controlling Secured Parties, that it will not oppose any sale consented to by the Applicable Authorized Representative of any Shared Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws); provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(a) hereof.

(c) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations, lien releases, terminations and other instruments and to return to the Grantors any possessory collateral as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Shared Collateral or amendment to any Senior Lien Security Document provided for in this Section.

(d) Notwithstanding anything else to the contrary, no provision of this Agreement shall in any way prejudice the rights of any Grantor (x) to sell, transfer or otherwise dispose of (including for such purpose, in the case of the sale of equity interests in any subsidiary, any Shared Collateral held by such subsidiary or any direct or indirect subsidiary thereof) or otherwise release any Shared Collateral in accordance with the terms of any Secured Credit Document or (y) with respect to releases and discharges of Liens (including automatic releases and discharges) under and in accordance with the terms of any Secured Credit Document.i

SECTION 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Parent, the Borrower or any of their respective Subsidiaries.

(b) If the Borrower and/or any of the Grantors shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws, each Senior Lien Secured Party agrees that it will raise no objection and shall be deemed to have consented to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Senior Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Senior Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Senior Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Senior Lien Secured Parties (other than any Liens of the Senior Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Senior Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any Senior Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Senior Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Senior Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any Senior Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the Senior Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Senior Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that all Senior Lien Secured Parties shall have the right to seek and receive the adequate protection permitted by this Section 2.05(b); and provided, further, that all Senior Lien Secured Parties receiving adequate protection shall not object to (or support any other party in objecting to) any other Senior Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such Senior Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06. Reinstatement. If the Administrative Agent or any Senior Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the Borrower, any Grantor or any other Person any payment made in satisfaction of all or any portion of the Senior Lien Obligations (a “Senior Lien Recovery”), then the Senior Lien Obligations shall be reinstated to the extent of such Senior Lien Recovery. If this Agreement shall have been terminated prior to such Senior Lien Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Lien Recovery, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements and obligations of the Administrative Agent and the Senior Lien Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion or dismissal of, any Insolvency or Liquidation Proceeding by or against either or the Borrower or any Grantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of, either or the Borrower or any Grantor in respect of the Senior Lien Obligations. No priority or right of the Administrative Agent or any Senior Lien Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of either or the Borrower or any Grantor or by the noncompliance by any Person with the terms, provisions or covenants of any of the Senior Lien Documents, regardless of any knowledge thereof which the Administrative Agent or any Senior Lien Secured Party may have.

SECTION 2.07. Insurance. As between the Senior Lien Secured Parties, the Applicable Authorized Representative shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08. Refinancings. The Senior Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any Senior Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness (with such changes as may be reasonably approved by each Authorized Representative) and complied with Section 5.13.

SECTION 2.09. Possessory Agent as Gratuitous Bailee for Perfection. (a) The Applicable Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Senior Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Senior Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time any Authorized Representative is not the Applicable Authorized Representative, such Authorized Representative shall notify the Applicable Authorized Representative and shall, at the request of the Applicable Authorized Representative, promptly deliver all Possessory Collateral to the Applicable Authorized Representative together with any necessary endorsements (or otherwise allow the Applicable Authorized Representative to obtain control of such Possessory Collateral). Pending delivery to the Applicable Authorized Representative, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Senior Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Senior Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Applicable Authorized Representative and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Senior Lien Secured Party for purposes of perfecting the Lien held by such Senior Lien Secured Parties therein.

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

SECTION 3.01. Determinations with Respect to Amounts of Liens and Obligations. Whenever the Applicable Authorized Representative or any other Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the Senior Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Authorized Representative or other Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. The Applicable Authorized Representative and each other Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Senior Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

THE ADMINISTRATIVE AGENT

SECTION 4.01. Agent Capacities and Authority. (a) Each of the Senior Lien Secured Parties hereby irrevocably appoints and authorizes the Applicable Authorized Representative to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Authorized Representative by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the Senior Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. Except as expressly provided herein or in the Credit Agreement Security Documents, Deutsche Bank AG, New York Branch is acting in the capacities of Administrative Agent and Authorized Representative solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Initial Additional Senior Lien Documents, [            ] is acting in the capacity of Initial Additional First Lien Representative solely for the Initial Additional Senior Lien Secured Parties. Except as expressly set forth herein, none of the Administrative Agent or any Authorized Representative shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Senior Lien Security Documents. Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Authorized Representative Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Authorized Representative, except that each Applicable Authorized Representative shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative shall be entitled to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the applicable Senior Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Senior Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative or any other Senior Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Senior Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Senior Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Senior Lien Secured Parties waives any claim it may now or hereafter have against the Applicable Authorized Representative or the Authorized Representative of any other Series of Senior Lien Obligations or any other Senior Lien Secured Party of any other Series arising out of (i) any actions which the Applicable Authorized Representative, any Authorized Representative or any Senior Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Lien Obligations from any account debtor, guarantor or any other party) in accordance with the Senior Lien Security Documents or any other agreement related thereto or to the collection of the Senior Lien Obligations or the valuation, use, protection or release of any security for the Senior Lien Obligations, other than any claims for breach of this Agreement, (ii) any election by any Applicable Authorized Representative or any holders of Senior Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws by, Parent, the Borrower or any of their respective Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Authorized Representative shall not accept any Shared Collateral in full or partial satisfaction of any Senior Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code (or any similar provision or power available with respect to the foreclosure of any Lien or security interest in, to, or otherwise relating to any real property) of any jurisdiction, without the consent of each Authorized Representative representing holders of Senior Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02. Rights as a Senior Lien Secured Party. The Person serving as the Applicable Authorized Representative hereunder shall have the same rights and powers in its capacity as a Senior Lien Secured Party under any Series of Senior Lien Obligations that it holds as any other Senior Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative subject to the terms hereof, and the term “Senior Lien Secured Party” or “Senior Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Additional Senior Lien Secured Party” or “Additional Senior Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Authorized Representative hereunder and without any duty to account therefor to any other Senior Lien Secured Party.

SECTION 4.03. Exculpatory Provisions. The Applicable Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the other Senior Lien Security Documents. Without limiting the generality of the foregoing, the Applicable Authorized Representative:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Senior Lien Security Documents that the Applicable Authorized Representative is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Applicable Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to any Senior Lien Security Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Senior Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Authorized Representative or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement. The Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of Senior Lien Obligations unless and until notice describing such Event Default is given to the Applicable Authorized Representative by the Authorized Representative of such Senior Lien Obligations or the Borrower; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Senior Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Senior Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Senior Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of Senior Lien Obligations, or (vi) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Authorized Representative; and

(f) may (and any of its Affiliates may) accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Grantor or any Subsidiary or Affiliate thereof as if such Person were not such an Applicable Authorized Representative and without any duty to any other Senior Lien Secured Party, including any duty to account therefor.

SECTION 4.04. Reliance by Applicable Authorized Representative. The Applicable Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Applicable Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Applicable Authorized Representative may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05. Delegation of Duties. The Applicable Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other Senior Lien Security Document by or through any one or more sub-agents appointed by the Applicable Authorized Representative. The Applicable Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Applicable Authorized Representative and any such sub-agent.

SECTION 4.06. Non-Reliance on Applicable Authorized Representative and Other Senior Lien Secured Parties. Each Senior Lien Secured Party acknowledges that it has, independently and without reliance upon the Applicable Authorized Representative, any Authorized Representative or any other Senior Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each Senior Lien Secured Party also acknowledges that it will, independently and without reliance upon the Applicable Authorized Representative, any other Authorized Representative or any other Senior Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.07. Collateral and Guaranty Matters. Each of the Senior Lien Secured Parties irrevocably authorizes its applicable Authorized Representative, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by such Authorized Representative under any applicable Senior Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from the Borrower stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Documents; and

(b) to release any Grantor from its obligations under the applicable Senior Lien Security Documents upon a receipt of a written request form the Borrower stating that such release is permitted by the terms of the applicable Secured Credit Documents.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Administrative Agent or the Applicable Authorized Representative, to it at Deutsche Bank AG, New York Branch, as Administrative Agent, 60 Wall Street, New York, New York 10005, Attention: Sara Pelton (Facsimile No.: (732) 380-3355, E-mail: agency.transaction@db.com);

(b) if to the Initial Additional Authorized Representative, to it at [            ];

(c) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Applicable Authorized Representative and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02. Waivers; Amendment; Joinder Agreements. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the consent of the Borrower or which could reasonably be expected to be materially adverse to the interests, rights, liabilities or privileges of any Grantor or imposes additional duties or obligations on any Grantor, with the consent of the Borrower).

(c) Notwithstanding the foregoing, without the consent of any Senior Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Authorized Representative and the Additional Senior Lien Secured Parties and Additional Senior Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other Senior Lien Security Documents applicable thereto.

(d) Notwithstanding the foregoing, without the consent of any other Authorized Representative or Senior Lien Secured Party, the Applicable Authorized Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Senior Lien Obligations in compliance with the Credit Agreement.

SECTION 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Senior Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 5.07. Governing Law; Jurisdiction. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

SECTION 5.08. Submission to Jurisdiction Waivers; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any other Senior Lien Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 5.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(a) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 5.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.10. Headings. Article, Section and Exhibit headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Senior Lien Security Documents or Additional Senior Lien Documents the provisions of this Agreement shall control.

SECTION 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional Senior Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Senior Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13. Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional Senior Lien Documents, the Borrower and the other Grantors may incur Additional Senior Lien Obligations. Any such additional class or series of Additional Senior Lien Obligations (the “Senior Class Debt”) may be secured by a Lien by the Grantors on the Collateral and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Lien Documents, if and subject to the condition that the Authorized Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Authorized Representative and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for a Senior Class Debt Representative to become a party to this Agreement,

(a) such Senior Class Debt Representative, the Authorized Representatives and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit I (with such changes as may be reasonably approved by the Authorized Representatives and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Authorized Representative and the related Senior Class Debt Parties become subject hereto and bound hereby;

(b) the Borrower shall have (x) delivered to each Authorized Representative true and complete copies of each of the Additional Senior Lien Documents relating to such Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower and (y) certified the initial aggregate amount or face amount of such Senior Class Debt and that such Additional Senior Lien Obligations are permitted to be incurred and secured on a pari passu basis with the Liens securing the then-existing Senior Lien Obligations and by the terms of the then-existing Secured Credit Documents;

(c) all filings, recordations and/or amendments or supplements to the Senior Lien Security Documents necessary or desirable in the reasonable judgment of the Senior Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Senior Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Senior Class Debt Representative); and

(d) the Additional Senior Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to each Authorized Representative, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.

SECTION 5.14. Additional Grantors. The Grantors agree that, if any Person shall become a Guarantor after the date hereof (an “Additional Guarantor”), the Grantors will promptly cause such Additional Guarantor to become party hereto by executing and delivering a supplement in the form of Exhibit II. Upon such execution and delivery, such Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such supplement shall not require the consent of any other party hereunder, and will be acknowledged by the Applicable Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15. Integration. This Agreement, together with the other Secured Credit Documents and the Senior Lien Security Documents, represents the agreement of each of the Grantors, and the Senior Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Applicable Authorized Representative, any or any other Senior Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Senior Lien Security Documents.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent for the Credit Agreement Secured Parties under the Senior Lien Security Documents,

by:
Name:
Title:

T-MOBILE US, INC.

by:
Name:
Title:

T-MOBILE USA, INC.

by:
Name:
Title:

[ ][1]

by:
Name:
Title:

[ ] as Initial Additional Authorized Representative

by
Name:
Title:

[1]	Additional Grantors to be added as needed.

EXHIBIT I

to the Senior Pari Passu Intercreditor Agreement

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] to the SENIOR PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Senior Lien Intercreditor Agreement”), among T-MOBILE US, INC., a Delaware corporation (including its permitted successors, “Parent”), T-MOBILE USA, INC., a Delaware corporation (including its permitted successors, the “Borrower”), certain other subsidiaries of Parent from time to time party thereto, DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent for the Credit Agreement Secured Parties under the Senior Lien Security Documents (in such capacity, the “Administrative Agent”) and as Authorized Representative for the Credit Agreement Secured Parties, [            ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Senior Lien Intercreditor Agreement.

B. As a condition to the ability of any Borrower to incur Additional Senior Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Lien Security Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become an Authorized Representative in respect of such Senior Class Debt under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Senior Lien Intercreditor Agreement. Section 5.13 of the Senior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become an Authorized Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Senior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 5.13 of the Senior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Lien Intercreditor Agreement and the Senior Lien Security Documents.

Accordingly, each Authorized Representative, and the New Representative agree as follows:

SECTION 1. In accordance with Section 5.13 of the Senior Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Senior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Senior Lien Intercreditor Agreement applicable to it as an Authorized Representative and to the Senior Class Debt Parties that it represents as Additional Senior Lien Secured Parties. Each reference to an “Authorized Representative” in the Senior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Senior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Authorized Representative and the other Senior Lien Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional Senior Lien Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Senior Lien Intercreditor Agreement as Additional Senior Lien Secured Parties.

Exhibit I-1

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Senior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Senior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Senior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, disbursements and other charges of counsel.

Exhibit I-2

IN WITNESS WHEREOF, the New Representative and each Authorized Representative have duly executed this Representative Supplement to the Senior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

by
Name:
Title:

Address for notices:

attention of:

Telecopy:

Exhibit I-3

Acknowledged by:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent for the Credit Agreement Secured Parties under the Senior Lien Security Documents,

by
Name: Title:

[AUTHORIZED REPRESENTATIVE],
as Authorized Representative for the Credit Agreement Secured Parties under the Senior Lien Security Documents,

by
Name: Title:

Exhibit I-4

T-MOBILE US, INC.

by:
Name:
Title:

T-MOBILE USA, INC.

by:
Name:
Title:

[ ][2]

by:
Name:
Title:

[ ] As Initial Additional Authorized Representative

by
Name:
Title:

[2]	Additional Grantors to be added as needed.

Exhibit I-5

EXHIBIT II

to the Senior Pari Passu Intercreditor Agreement

[FORM OF] SUPPLEMENT NO.      dated as of                     , to the SENIOR PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Senior Lien Intercreditor Agreement”), among T-MOBILE US, INC., a Delaware corporation (including its permitted successors, “Parent”), T-MOBILE USA, INC., a Delaware corporation (including its permitted successors, the “Borrower”), certain other subsidiaries of Parent from time to time party thereto, DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent and collateral agent for the Senior Lien Secured Parties under the Senior Lien Security Documents (in such capacity, the “Administrative Agent”) and as Authorized Representative under the Credit Agreement, [            ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Senior Lien Intercreditor Agreement.

B. The Grantors have entered into the Senior Lien Intercreditor Agreement. Section 5.14 of the Senior Lien Intercreditor Agreement provides that any Additional Guarantor may become party to the Senior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Additional Guarantor (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Senior Lien Intercreditor Agreement.

Accordingly, the Administrative Agent, in its capacity as the Applicable Authorized Representative, and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.14 of the Senior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Senior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Senior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Senior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Senior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Authorized Representative and the other Senior Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Senior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply

Exhibit II-1

with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Senior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Senior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Senior Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel.

Exhibit II-2

IN WITNESS WHEREOF, the New Grantor has duly executed this Supplement to the Senior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By
Name:
Title:

Exhibit II-3

EXHIBIT G

to the Term Loan

Credit Agreement

[FORM OF] TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	New York, New York

[            ]

FOR VALUE RECEIVED, the undersigned, T-MOBILE USA, INC., a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [            ] (the “Lender”) or its registered assigns at the office of the Administrative Agent specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a) [            ] DOLLARS ($[            ]), or, if less, (b) the aggregate unpaid principal amount of all Term Loans owing by the Borrower to the Lender pursuant to the Credit Agreement. The principal amount shall be paid in the applicable amounts and on the applicable dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the applicable dates specified in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the Notes referred to in the Term Loan Credit Agreement dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated herein by reference and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the

Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

The principal balance of the Term Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or any error therein shall not in any manner affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note.

Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.4 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

IN WITNESS WHEREOF, the parties have hereby caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

T-MOBILE USA, INC.

By:

Name:
Title:

Schedule A

to Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

G

Schedule A

Schedule B

to Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Adjusted LIBO Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

G

Schedule B

EXHIBIT H-1

to the Term Loan

Credit Agreement

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto as lenders and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (together with its successors in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments under any Loan Documents are effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[    ]

EXHIBIT H-2

to the Term Loan

Credit Agreement

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto as lenders and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (together with its successors in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments under any Loan Documents are effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[    ]

EXHIBIT H-3

to the Term Loan

Credit Agreement

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto as lenders and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (together with its successors in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its applicable direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its applicable direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments under any Loan Documents are effectively connected with the undersigned’s or any of its applicable direct or indirect partners’/members’ conduct of a United States trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[    ]

H-4-2

EXHIBIT H-4

to the Term Loan

Credit Agreement

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto as lenders and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (together with its successors in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its applicable direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its applicable direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments under any Loan Documents are effectively connected with the undersigned’s or any of its applicable direct or indirect partners’/members’ conduct of a United States trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[    ]

I-2

EXHIBIT I

to the Term Loan

Credit Agreement

[FORM OF] BORROWING REQUEST

[Date]

Deutsche Bank AG New York Branch,

as Administrative Agent

60 Wall Street

New York, NY 10005

Attention: Sara Pelton

T-Mobile USA, Inc.

Ladies and Gentlemen:

Pursuant to Section 2.2 of that certain Term Loan Credit Agreement dated as of [●], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”), the Borrower hereby requests a Term Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Term Loan:

1. The requested date for the borrowing of the proposed Term Loan is [ , 20 ] (the “Borrowing Date”).21

2. The Type of the proposed Term Loan is a [ABR Loan] [Eurodollar Loan].

3. The aggregate amount of the proposed Term Loan is US $[    ].22

[4. The initial Interest Period for the proposed Term Loan is      month[s].]23

[4][5]. [Insert location and number of the account to which the funds requested pursuant to this Borrowing Request are to be disbursed.]24

[21]	The Borrowing Request shall be delivered not later than 11:00 a.m. New York City time one Business Day before the Closing Date. The Borrowing Date shall be a Business Day.
[22]	Term Loans only available in US Dollars.
[23]	Do not include if requesting an ABR Borrowing. Interest Periods may be one, two, three or six months (or, if made available by all participating Lenders, 12 months).
[24]	The account must be an account of the Borrower maintained with the Administrative Agent in New York City (or such other account reasonably approved by the Administrative Agent).

I-1

Very truly yours, T-MOBILE USA, INC.

By:

Name:
Title:

I-2

EXHIBIT J

to the Term Loan

Credit Agreement

[FORM OF] SOLVENCY CERTIFICATE

[                 ], 2015

This Solvency Certificate is being executed and delivered pursuant to Section 4.1(c) of that certain Term Loan Credit Agreement dated as of [●], 2015, among T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”), which provides for a term loan facility in the aggregate principal amount of up to $[2,000,000,000] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [                    ], a Responsible Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify on behalf of Borrower as follows:

1. The sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions.

2. The capital of the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3. The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, is greater than the total amount that will be required to pay the probable liabilities (subordinated, contingent or otherwise), on a consolidated basis, of the Borrower and its Subsidiaries as they become absolute and matured.

4. The Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its Subsidiaries.

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7. The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

T-MOBILE USA, INC.

By:

Name:
Title:	[Responsible Officer]

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